UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

(Rule 14a-101)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Quantenna Communications, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.0001
(2)

Aggregate number of securities to which transaction applies:

As of April 29, 2019, there were (a) 38,547,504 shares of common stock outstanding, (b) 2,457,909 shares of common stock issuable upon the exercise of stock options with an exercise price below $24.50 per share, and (c) 2,827,774 shares of common stock underlying restricted stock unit awards (assuming settlement based on target performance for those restricted stock unit awards subject to performance-based vesting) outstanding.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the maximum aggregate value of the transaction was determined based on the sum of: (a) 38,547,504 shares of common stock multiplied by $24.50; (b) 2,457,909 shares of common stock underlying options with an exercise price below $24.50 per share multiplied by $16.11 (the difference between $24.50 and the weighted-average exercise price of such options of $8.39 per share); and (c) 2,827,774 shares of common stock underlying restricted stock unit awards multiplied by $24.50 (assuming settlement based on target performance for those restricted stock unit awards subject to performance-based vesting). The filing fee was determined in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying 0.0001212 by the proposed maximum aggregate value of the transaction of $1,053,285,571.80.

	(4)	Proposed maximum aggregate value of transaction: $1,053,285,571.80
	(5)	Total fee paid: $127,658.21

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

DATED MAY 3, 2019

QUANTENNA COMMUNICATIONS, INC.

1704 Automation Parkway

San Jose, California 95131

Telephone: (669) 209-5500

                    , 2019

Dear Stockholder,

You are cordially invited to attend a special meeting of stockholders of Quantenna Communications, Inc., a Delaware corporation (which we refer to as “Quantenna”, “we” or “us”), to be held on                     , 2019 at             , local time, at                     .

At the special meeting, you will be asked to consider and vote upon (i) a proposal to adopt the Agreement and Plan of Merger, dated March 27, 2019 (which we refer to as the “merger agreement”), among ON Semiconductor Corporation (which we refer to as “ON Semiconductor”), Raptor Operations Sub, Inc. (which we refer to as “Merger Sub”), which is a wholly owned subsidiary of ON Semiconductor, and Quantenna, pursuant to which Merger Sub will be merged with and into Quantenna (which we refer to as the “merger”), with Quantenna continuing as the surviving corporation in the merger and a wholly owned subsidiary of ON Semiconductor, (ii) a non-binding, advisory proposal to approve specified compensation that may be paid or may become payable to Quantenna’s named executive officers based on or otherwise relating to the merger, and (iii) a proposal to adjourn the special meeting to a later date or time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

If the merger is completed, you, as a holder of shares of Quantenna common stock, will be entitled to receive $24.50 in cash, without interest and less applicable withholding taxes, for each share of Quantenna common stock you own (unless you have properly exercised your appraisal rights with respect to such shares).

After careful consideration, our board of directors has unanimously (with Mr. Lazar recusing himself) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Quantenna’s stockholders and adopted and declared advisable the merger agreement and the transactions contemplated thereby. Accordingly, the board of directors of Quantenna unanimously (with Mr. Lazar recusing himself) recommends that our stockholders vote “FOR” the adoption of the merger agreement; “FOR” the non-binding, advisory proposal to approve specified compensation that may be paid or may become payable to Quantenna’s named executive officers based on or otherwise relating to the merger; and “FOR” the adjournment of the special meeting to a later date or time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The accompanying proxy statement provides detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the board of directors in connection with its evaluation of the merger agreement and the merger. We encourage you to read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid envelope or grant your proxy

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

DATED MAY 3, 2019

electronically over the Internet or by telephone. If you hold your shares in street name, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee. Your broker, bank or other nominee cannot vote on any of the proposals at the special meeting, including the proposal to adopt the merger agreement, without your instructions.

Your vote is very important. The merger cannot be completed unless the proposal to adopt the merger agreement is approved by the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Therefore, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person, if you abstain from voting or if you hold your shares in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the proposal to adopt the merger agreement, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Therefore, please submit your proxy or voting instruction form as soon as possible to ensure your shares are represented and voted at the special meeting.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call Toll-free: (888) 414-5566

Email: qtna@dfking.com

On behalf of the entire board of directors of Quantenna, thank you for your continued support.

Sincerely,

Sam Heidari

Chairman and Chief Executive Officer

The accompanying proxy statement is dated                     , 2019, and is first being mailed to our stockholders of record on or about                     , 2019.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on                     , 2019

To Our Stockholders:

Notice is hereby given that a special meeting of stockholders of Quantenna Communications, Inc., a Delaware corporation (which we refer to as “Quantenna”, “we” or “us”), will be held on                 , 2019 at                 , local time, at                 , for the following purposes:

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated March 27, 2019 (which we refer to as the “merger agreement”), among ON Semiconductor Corporation (which we refer to as “ON Semiconductor”), Raptor Operations Sub, Inc. (which we refer to as “Merger Sub”), which is a wholly owned subsidiary of ON Semiconductor, and Quantenna, pursuant to which Merger Sub will be merged with and into Quantenna (which we refer to as the “merger”), with Quantenna continuing as the surviving corporation in the merger and a wholly owned subsidiary of ON Semiconductor (which we refer to as the “merger proposal”).

2.

To consider and vote on a non-binding, advisory proposal to approve specified compensation that may be paid or may become payable to Quantenna’s named executive officers based on or otherwise relating to the merger (which we refer to as the “proposal to approve the merger-related executive compensation”).

3.

To consider and vote on a proposal to adjourn the special meeting to a later date or time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement (which we refer to as the “adjournment proposal”).

The accompanying proxy statement provides detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety.

Only stockholders of record as of the close of business on                 , 2019 are entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. You will be entitled to one vote for each share of our common stock that you held on the record date.

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. The merger cannot be completed unless the merger proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you hold your shares in street name, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee. Your broker, bank or other nominee cannot vote on any of the proposals at the special meeting, including the merger proposal, without your instructions.

The board of directors of Quantenna has unanimously (with Mr. Lazar recusing himself) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Quantenna’s stockholders, adopted and declared advisable the merger agreement and the transactions contemplated thereby, and recommends that our stockholders vote “FOR” the merger proposal; “FOR” the proposal to approve the merger-related executive compensation; and “FOR” the adjournment proposal.

By Order of the Board of Directors,

Tom MacMitchell

General Counsel and Corporate Secretary

San Jose, California

Dated:                 , 2019

- i -

Filings; Other Actions; Notification		81
Employee Benefits Matters		82
Other Covenants and Agreements		82
Conditions to the Merger		83
Termination		85
Termination Fee		86
Directors’ and Officers’ Indemnification and Insurance		87
Expenses		88
Specific Performance		88
Amendments		88
Governing Law		88

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR QUANTENNA’S NAMED EXECUTIVE OFFICERS		89

Golden Parachute Compensation		89
Merger-Related Compensation Proposal		92

PROPOSAL 3: VOTE ON ADJOURNMENT		93

MARKET PRICE OF COMMON STOCK		94

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		95

APPRAISAL RIGHTS		98

DELISTING AND DEREGISTRATION OF COMMON STOCK		102

SUBMISSION OF STOCKHOLDER PROPOSALS		102

WHERE YOU CAN FIND MORE INFORMATION		104

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE		104

Annex A	Agreement and Plan of Merger, dated March 27, 2019, by and among Quantenna Communications, Inc., ON Semiconductor Corporation and Raptor Operations Sub, Inc.	A-1
Annex B	Opinion of Qatalyst Partners LP, dated as of March 27, 2019	B-1
Annex C	Section 262 of the General Corporation Law of the State of Delaware	C-1

- ii -

SUMMARY

This summary, together with the following section entitled “Questions and Answers About The Special Meeting and The Merger,” highlights selected information in this proxy statement and does not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes, and the documents referred to or incorporated by reference in this proxy statement for a more complete understanding of the matters being considered at the special meeting. Each item in this summary includes a page reference directing you to a more complete description of that topic. This proxy statement is dated                 , 2019, and is first being mailed to our stockholders of record on or about                 , 2019.

In this proxy statement, the terms “Quantenna,” the “Company,” “we,” “us” and “our” refer to Quantenna Communications, Inc. and, where appropriate, its subsidiaries. We refer to ON Semiconductor Corporation as “ON Semiconductor” and Raptor Operations Sub, Inc. as “Merger Sub.” All references to the “merger” refer to the merger of Merger Sub with and into Quantenna, with Quantenna continuing as the surviving corporation and becoming a wholly owned subsidiary of ON Semiconductor, and all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated March 27, 2019, as it may be amended from time to time, by and among Quantenna, ON Semiconductor and Merger Sub, a copy of which is included as Annex A to this proxy statement. Quantenna, following the consummation of the merger, is sometimes referred to as the “surviving corporation.”

Parties to the Merger (Page 24)

Quantenna Communications, Inc., a Delaware corporation, is a leader in the design, development, and marketing of advanced high-speed wireless communication solutions enabling wireless local area networking. Quantenna’s solutions are designed to deliver leading-edge Wi-Fi performance to support an increasing number of connected devices accessing a rapidly growing pool of digital content. Quantenna applies its wireless systems and software expertise with high-performance radio frequency, mixed-signal and digital semiconductor design skills to provide highly integrated Wi-Fi solutions to its customers. Quantenna’s principal executive offices are located at 1704 Automation Parkway, San Jose, California 95131.

Quantenna common stock (which we refer to as our “common stock”) is listed on the Nasdaq Global Select Market (which we refer to as “Nasdaq”), under the symbol “QTNA.” Additional information about Quantenna can be found at www.quantenna.com. The information provided on or accessible through Quantenna’s website is not a part of or incorporated by reference in this proxy statement or any other report or document we file with or furnish to the Securities and Exchange Commission (which we refer to as the “SEC”).

ON Semiconductor Corporation, a Delaware corporation, is driving energy efficient innovations, empowering customers to reduce global energy use. ON Semiconductor is a leading supplier of semiconductor-based solutions, offering a comprehensive portfolio of energy efficient power management, analog, sensors, logic, timing, connectivity, discrete, SoC and custom devices. ON Semiconductor’s products help engineers solve their unique design challenges in automotive, communications, computing, consumer, industrial, medical, aerospace and defense applications. ON Semiconductor operates a responsive, reliable, world-class supply chain and quality program, a robust compliance and ethics program and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe and the Asia Pacific regions. ON Semiconductor’s principal executive offices are located at 5005 E. McDowell Road, Phoenix, Arizona 85008.

ON Semiconductor’s common stock is listed on Nasdaq under the symbol “ON.” Additional information about ON Semiconductor can be found at www.onsemi.com. The information provided on or accessible through ON Semiconductor’s website is not a part of or incorporated by reference in this proxy statement or any other report or document we file with or furnish to the SEC.

Raptor Operations Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ON Semiconductor, was incorporated for the sole purpose of consummating the transactions contemplated by the merger agreement. Prior to the effective time of the merger, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations, other than activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and Quantenna will continue as the surviving corporation. Merger Sub’s principal executive offices are located at 5005 E. McDowell Road, Phoenix, Arizona 85008.

The Special Meeting (Page 25)

Time and Place of the Special Meeting (Page 25)

This proxy statement is being furnished to our stockholders of record as part of the solicitation of proxies by the board of directors of Quantenna (which we refer to as the “Board”) for use at the special meeting to be held on                     , 2019 at                     , local time, at                     , or at any adjournment or postponement thereof.

The Purpose of the Special Meeting (Page 25)

At the special meeting, holders of our common stock will be asked to (i) approve the proposal to adopt the merger agreement (which we refer to as the “merger proposal”), (ii) approve a non-binding, advisory proposal to approve specified compensation that may be paid or may become payable to Quantenna’s named executive officers based on or otherwise relating to the merger (which we refer to as the “proposal to approve the merger-related executive compensation”), and (iii) approve a proposal to adjourn the special meeting to a later date or time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement (which we refer to as the “adjournment proposal”).

The Board has unanimously (with Mr. Lazar recusing himself) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Quantenna’s stockholders, adopted and declared advisable the merger agreement and the transactions contemplated thereby, and recommends that our stockholders vote “FOR” approval of the merger proposal, “FOR” approval of the proposal to approve the merger-related executive compensation, and “FOR” the adjournment proposal.

Record Date, Notice and Quorum (Page 25)

You are entitled to receive notice of, and to vote at, the special meeting if you held shares of our common stock at the close of business on                 , 2019, which the Board has set as the record date for the special meeting. As of the close of business on the record date, there were                  shares of our common stock outstanding. The presence at the special meeting, in person or represented by proxy, of the holders of a majority of our common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies as permitted by our Amended and Restated Bylaws (which we refer to as our “bylaws”). Abstentions will count as present and entitled to vote for purposes of determining the existence of a quorum. If you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares at the special meeting, your shares will not be counted for purposes of determining the existence of a quorum.

Vote Required (Page 26)

Each holder of our common stock is entitled to one vote for each share of our common stock held on the record date.

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” the merger proposal. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Approval of the proposal to approve the merger-related executive compensation and the adjournment proposal each require the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Abstentions with respect to each of the proposal to approve the merger-related executive compensation and the adjournment proposal will have the same effect as a vote “AGAINST” the proposal. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the merger proposal, your shares will not be voted at the special meeting and will not be counted in determining the outcome of the proposal to approve the merger-related compensation or the adjournment proposal. Approvals of the proposal to approve the merger-related executive compensation and the adjournment proposal are not conditions to the completion of the merger.

As of the record date, the directors and executive officers of Quantenna beneficially owned and were entitled to vote, in the aggregate,            (     %) shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of or underlying any options or Quantenna restricted stock unit awards. The directors have informed Quantenna that they currently intend to vote all such shares of our common stock “FOR” approval of the merger proposal, “FOR” approval of the proposal to approve the merger-related executive compensation and “FOR” the adjournment proposal.

How to Vote Your Shares (Page 26)

If you are a stockholder of record, you may cause your shares to be voted by using one of the following methods:

•	in person at the special meeting;

•	via the Internet, at the Internet address provided on the proxy card;

•	by telephone, by using the toll-free number listed on the proxy card; or

•	by mail, by completing, signing and dating the enclosed proxy card and returning it in the accompanying prepaid envelope.

If you hold your shares in street name, you will receive instructions from the broker, bank or other nominee that holds your shares as to how to vote your shares at the special meeting. If you hold your shares in street name, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

If you are a stockholder of record, you may change or revoke a previously submitted proxy at any time before it is exercised by one of the following methods:

•	delivering a later dated proxy card or by submitting another proxy by telephone or the Internet (your latest telephone or Internet voting instructions will be followed);

•	delivering to the Corporate Secretary of Quantenna a written notice of revocation prior to the voting of the proxy at the special meeting; or

•	by voting in person at the special meeting. Attendance at the special meeting will not, by itself, revoke your proxy.

The Merger (Page 31)

The merger agreement provides that, subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into Quantenna. Quantenna will be the surviving corporation following the merger. As a result of the merger, Quantenna will cease to be a publicly traded company and will become a wholly owned subsidiary of ON Semiconductor. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 31)

In the merger, each share of our common stock outstanding immediately prior to the effective time of the merger will automatically be canceled and converted into the right to receive an amount in cash equal to $24.50 (which we refer to as the “merger consideration”), without interest and less any applicable withholding taxes, other than shares of our common stock held by (i)(x) ON Semiconductor or its subsidiaries immediately prior to the effective time, or (y) Quantenna as treasury stock (which we refer to together as “excluded shares”), and (ii) stockholders of Quantenna who properly exercised their appraisal rights under the Section 262 of the Delaware General Corporation Law (which we refer to as the “DGCL”) and who do not thereafter withdraw, fail to perfect or otherwise lose their appraisal rights (which we refer to as “dissenting shares”). Dissenting shares will not be converted into a right to receive the merger consideration but instead shall entitle the holder thereof to receive payment of the fair value of such shares as determined by the Delaware Court of Chancery in accordance with Section 262 of the DGCL and subject to the conditions thereof.

Reasons for the Merger; Recommendation of the Board (Page 47)

After careful consideration of various factors as described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board” beginning on page 47, the Board unanimously (with Mr. Lazar recusing himself) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Quantenna’s stockholders, and adopted and declared advisable the merger agreement and the transactions contemplated thereby. The Board unanimously (with Mr. Lazar recusing himself) resolved, subject to certain provisions of the merger agreement, to recommend that Quantenna’s stockholders adopt the merger agreement (which we refer to as the “Board recommendation”), all upon the terms and subject to the conditions set forth therein. The Board consulted with Quantenna’s outside financial and legal advisors and senior management and considered a number of factors that the Board believes support its decision.

In considering the recommendation of the Board with respect to the merger proposal, you should be aware that our directors and executive officers may have interests in the merger that may be different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger agreement be adopted by the stockholders of Quantenna. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 60.

The Board has unanimously (with Mr. Lazar recusing himself) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Quantenna’s stockholders, adopted and declared advisable the merger agreement and the transactions contemplated thereby, and recommends that you vote “FOR” approval of the merger proposal, “FOR” approval of the proposal to approve the merger-related executive compensation, and “FOR” the adjournment proposal.

Opinion of Qatalyst Partners LP (Page 52)

Quantenna engaged Qatalyst Partners LP (which we refer to “Qatalyst Partners”) to provide financial advice in connection with the proposed merger based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of Quantenna’s business and the industry in which Quantenna operates. At the meeting of the Board on March 27, 2019, Qatalyst Partners delivered to the Board its oral opinion, subsequently confirmed in writing, to the effect that, as of March 27, 2019 and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the merger consideration to be received by the holders of shares of common stock (other than ON Semiconductor or any affiliate of ON Semiconductor) pursuant to, and in accordance with, the terms of the merger agreement was fair, from a financial point of view, to such holders.

The full text of the opinion of Qatalyst Partners, dated as of March 27, 2019, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety.

Qatalyst Partners’ opinion was provided to the Board and addressed only, as of the date of the opinion, the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of common stock (other than ON Semiconductor or any affiliate of ON Semiconductor) pursuant to, and in accordance with, the terms of the merger agreement to such holders. It does not address any other aspect of the merger. It does not constitute a recommendation to any Quantenna stockholder as to how to vote with respect to the merger or any other matter and does not in any manner address the prices at which the shares of common stock will trade at any time.

Financing of the Merger (Page 58)

ON Semiconductor expects to fund amounts needed to acquire Quantenna under the merger agreement through a combination of debt incurred under its existing credit agreement and its cash and cash equivalents on hand at closing. ON Semiconductor’s and Merger Sub’s obligations under the merger agreement are not subject to, or conditioned on, the receipt or availability of any funds or financing.

Interests of Certain Persons in the Merger (Page 60)

In considering the recommendation of the Board that you vote to approve the merger proposal, you should be aware that Quantenna’s directors and executive officers may have interests in the merger that may be different from, in conflict with or in addition to, those of Quantenna stockholders generally. Members of the Board were aware of and considered these interests, at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, approving the merger agreement, and in recommending to Quantenna stockholders that the merger agreement be adopted.

Interests of Quantenna’s directors and executive officers include, but are not limited to, the following:

•

Quantenna options and restricted stock unit (which we refer to as an “RSU”) awards held by Quantenna’s executive officers, and the Quantenna RSUs held by Quantenna’s non-employee directors, immediately prior to the effective time of the merger will be treated in the same manner as those Quantenna options and RSUs held by other employees of Quantenna;

•

The Quantenna Communications, Inc. 2016 Omnibus Equity Incentive Plan (which we refer to as the “2016 Omnibus Plan”) provides that in the event of a change in control of Quantenna (such as the merger) non-employee directors will fully vest in all outstanding equity awards granted under the 2016 Omnibus Plan;

•

Each executive officer is party to a change in control and severance agreement (which we refer to as a “change in control agreement”) that provides for certain severance benefits, including the acceleration of outstanding equity awards, in the event the executive officer’s employment is terminated by Quantenna without cause, due to the executive officer’s death or disability, or by the executive officer for good reason (as such terms are defined in the change in control agreement) within three months prior to and twelve months following a change in control of Quantenna;

•

Each executive officer will be paid a cash incentive award pursuant to Quantenna’s Fiscal 2019 Executive Non-Equity Bonus Plan, which provides for a pro-rata cash bonus based on Quantenna’s actual performance for the shortened performance period (due to the merger); and

•	Quantenna’s directors and officers will be entitled to certain ongoing indemnification and advancement rights as well as coverage under directors’ and officers’ liability policies.

For more information, see the sections entitled “The Merger—Background of the Merger” beginning on page 31 and “The Merger—Reasons for the Merger; Recommendation of the Board” beginning on page 47. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for Quantenna’s Named Executive Officers—Golden Parachute Compensation” beginning on page 89.

Material U.S. Federal Income Tax Consequences of the Merger (Page 64)

The exchange of shares of our common stock for cash pursuant to the merger, generally, will be a taxable transaction to U.S. holders (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 64) for U.S. federal income tax purposes. Stockholders who are U.S. holders will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to their shares of our common stock pursuant to the merger and their adjusted tax basis in such shares. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 64 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals (Page 66)

Quantenna, ON Semiconductor, and Merger Sub have agreed to cooperate and coordinate with each other and, subject to the terms and conditions of the merger agreement, use their respective reasonable best efforts to, among other matters, obtain and maintain all approvals, consents, registrations, permits, authorizations, licenses, waivers and other confirmations required to be obtained from any governmental entity that are necessary to consummate the transactions contemplated by the merger agreement, including under relevant antitrust laws (as described more particularly in the section entitled “The Merger—Regulatory Approvals” beginning on page 66).

HSR Clearance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice (which we refer to as the “Antitrust Division”), and the United States Federal Trade Commission (which we refer to as the “FTC”), and all statutory waiting period requirements have been satisfied. The merger agreement requires that the parties use reasonable best efforts to make all necessary filings under the HSR Act as promptly as practicable after the date of the merger agreement. Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act.

On April 8, 2019, Quantenna filed its notification of the proposed merger with the Antitrust Division and the FTC under the HSR Act. On April 9, 2019, ON Semiconductor filed its notification of the proposed merger with the Antitrust Division and the FTC under the HSR Act. On April 22, 2019, the FTC granted early termination of the waiting period under the HSR Act.

Other Antitrust Law Clearances. Completion of the merger is further subject to the clearances, consents, approvals, and waiting periods applicable to the consummation of the merger under certain foreign antitrust laws (as described more particularly in the section entitled “The Merger—Regulatory Approvals” beginning on page 66). In this context, on April 22, 2019, ON Semiconductor submitted a filing to the State Administration for Market Regulation (which we refer to as the “SAMR”) in China under the Anti-monopoly Law of the People’s Republic of China of 2008 (as amended).

The Merger Agreement (Page 68)

Treatment of Common Stock, Stock-Based Awards and Performance Awards (Page 69)

•

Common Stock. Each share of our common stock outstanding immediately prior to the effective time of the merger (other than excluded shares and dissenting shares) will be canceled and converted into the right to receive $24.50 in cash from ON Semiconductor, without interest and less any applicable withholding taxes.

•

Vested Options. At or immediately prior to the effective time of the merger, each Quantenna stock option that is then outstanding and vested (after giving effect to any applicable accelerated vesting provisions that may apply) (which we refer to as a “vested Quantenna stock option”) and has an exercise price that is less than $24.50 will be canceled and converted into the right to receive (less applicable withholding taxes and without interest) an amount in cash determined by multiplying (i) the excess of $24.50 over the exercise price of the vested Quantenna stock option by (ii) the number of shares of our common stock subject to such vested Quantenna stock option.

•

Out-of-the Money Options. At or immediately prior to the effective time, each Quantenna stock option that has an exercise price that is equal to or greater than $24.50 (whether or not vested) shall be canceled without payment.

•

Unvested Options. As of the effective time of the merger, each Quantenna stock option that is then outstanding and unvested (after giving effect to any applicable accelerated vesting provisions that may apply) (which we refer to as an “unvested Quantenna stock option”) and has an exercise price that is less than $24.50 will be canceled and converted into the right to receive (less applicable withholding taxes and without interest) an amount in cash determined by multiplying (i) the excess of $24.50 over the exercise price of the unvested Quantenna stock option by (ii) the number of shares of our common stock subject to such unvested Quantenna stock option. Such amount will be payable, subject to the holder’s continued employment or service to ON Semiconductor or its affiliates through the applicable payment date, on the earliest of: (x) the same vesting dates that applied to the corresponding unvested Quantenna stock option, (y) the last regularly scheduled payroll date of the calendar year in which the effective time occurs, and (z) if applicable, the termination date of the holder’s employment or service with ON Semiconductor and its affiliates, if the corresponding unvested Quantenna stock option (or an applicable agreement between Quantenna and the holder of the option) provided for accelerated vesting on such termination. If the holder terminates employment or service to ON Semiconductor or its affiliates prior to the applicable payment date, the unvested portion (after giving effect to any applicable accelerated vesting provision) of such cash payment amount shall be forfeited.

•

Vested Restricted Stock Unit Awards. At or immediately prior to the effective time of the merger, each Quantenna RSU that is then outstanding and vested (after giving effect to any applicable accelerated vesting provisions that may apply) (which we refer to as a “vested Quantenna RSU”) will be canceled and converted into the right to receive (less applicable withholding taxes and without interest) an amount in cash equal to (i) the number of shares of our common stock subject to the vested Quantenna RSU award multiplied by (ii) $24.50.

•

Unvested Restricted Stock Unit Awards. As of the effective time of the merger, each Quantenna RSU award that is then outstanding and unvested (after giving effect to any applicable accelerated vesting provisions) (which we refer to as an “unvested Quantenna RSU”) will be canceled and converted into the right to receive (less applicable withholding taxes and without interest) an amount in cash equal to (i) the number of shares of our common stock subject to the unvested Quantenna RSU award multiplied by (ii) $24.50. Such amount will be payable on the same vesting dates that applied to the corresponding unvested Quantenna RSU, subject to the holder’s continued employment or service to ON Semiconductor or its affiliates through the applicable vesting date and subject to any right to vesting acceleration as was in effect with respect to such unvested Quantenna RSU immediately prior to the effective time. If the holder terminates employment or service to ON Semiconductor or its affiliates prior to the applicable vesting date, the unvested portion (after giving effect to any applicable accelerated vesting provisions) of such cash payment amount shall be forfeited.

•

Treatment of Employee Stock Purchase Plan. In connection with the execution of the merger agreement, we have caused the offering period currently in progress under the Quantenna employee stock purchase plan (which we refer to as the “ESPP”) to be the final offering period under the ESPP and to be terminated no later than the earlier of the day that is five business days prior to the effective time of the merger and May 15, 2019 (the currently-scheduled termination date for such offering) (which we refer to such date as the “final exercise date”). We have also caused each participant’s then-outstanding share purchase right under the ESPP to be exercised as of the final exercise date. On the final exercise date, the funds credited for each participant under the ESPP will be used to purchase shares of our common stock in accordance with the terms of the ESPP, and each share that is outstanding immediately prior the effective time will be canceled and converted into the right to receive $24.50 in cash, less any applicable withholding taxes and without interest. Any funds credited to a participant under the ESPP that are not used to purchase shares in accordance with the terms of the ESPP will be refunded to such participant on or promptly following the final exercise date. No further share purchase rights will be granted or exercised under the ESPP after the final exercise date. The ESPP will be terminated as of the effective time of the merger.

No Solicitation of Acquisition Proposals; Board Recommendation Changes (Page 77)

Under the terms of the merger agreement, subject to certain exceptions, Quantenna has agreed not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage the submission of any inquiry, proposal or offer which constitutes, or would reasonably be expected to result in, an acquisition proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 77), (ii) enter into, continue or participate in any discussions or negotiations with, or furnish any non-public information relating to Quantenna or any of its subsidiaries to, any third party in connection with an acquisition proposal, (iii) approve, recommend, publicly declare advisable or enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement, joint venture agreement or other similar agreement relating to an acquisition proposal (other than a confidentiality agreement entered into in accordance with the provisions of the merger agreement (we refer to such a confidentiality agreement as an “acceptable confidentiality agreement”)), or (iv) agree to or propose publicly to do any of the foregoing.

Notwithstanding these restrictions, at any time prior to the time the merger agreement is adopted by our stockholders, subject to the terms and conditions described in the merger agreement, Quantenna may engage in negotiations or discussions with a third party and its representatives and actual or potential sources of financing and furnish to such persons non-public information relating to Quantenna or any of its subsidiaries pursuant to an acceptable confidentiality agreement so long as such actions are in response to a written acquisition proposal from any third party that did not result from a breach of the non-solicitation obligations of Quantenna contained in the merger agreement and that the Board determines in good faith: (i) to be bona fide, (ii) after consultation with its financial advisor and outside legal counsel, constitutes, or would reasonably be expected to result in, a superior proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 77), or (iii) after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of Quantenna’s directors under applicable law.

Quantenna must notify ON Semiconductor orally and in writing promptly (but in no event later than 24 hours) after receipt of any acquisition proposal, any proposals or inquiries that would reasonably be expected to lead to an acquisition proposal, or any inquiry or request for nonpublic information relating to Quantenna or its subsidiaries by any person who had made or has expressly indicated that it is contemplating making any acquisition proposal.

The merger agreement provides that (subject to certain exceptions described below) the Board will not (i) fail to make, withdraw or modify in a manner adverse to ON Semiconductor (or publicly propose to withdraw, modify or qualify in any manner adverse to ON Semiconductor) the Board recommendation, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable the adoption of, an acquisition proposal, or (iii) fail to include in this proxy statement the Board recommendation (any of the foregoing, we refer to as an “adverse recommendation change”).

Notwithstanding the foregoing, the Board may make an adverse recommendation change (or terminate the merger agreement as described in the section entitled “The Merger Agreement—Termination” starting on page 85) in response to an acquisition proposal only so long as (i) such acquisition proposal was not the result of a breach of the non-solicitation obligations of Quantenna set forth in the merger agreement and such acquisition proposal is not withdrawn, and (ii) the Board determines in good faith, after consultation with its financial advisor and outside legal counsel and after taking into account any revisions to the terms of the merger agreement that may be offered in writing by ON Semiconductor in accordance with the merger agreement (including following the provision of the negotiation period set forth in the merger agreement), (A) that such acquisition proposal constitutes a superior proposal, and (B) that the failure to make an adverse recommendation change would reasonably be expected to result in a breach of its fiduciary duties under applicable law. Further, the Board may make an adverse recommendation change in response to a material fact, event, circumstance, development or change (other than in connection with any acquisition proposal) that occurs, arises or comes to the attention of the Board after the date of the merger agreement that affects the business, assets or operations of Quantenna and its subsidiaries, that was not known by, or if known, the effect of which was not reasonably foreseeable by, the Board on the date of the merger agreement and the Board determines in good faith, after taking into account any revisions to the terms of the merger agreement that may be offered in writing by ON Semiconductor in accordance with the merger agreement (including following the provision of the negotiation period set forth in the merger agreement) and after consultation with its outside legal counsel and its financial advisors, that the failure to effect an adverse recommendation change would reasonably be expected to result in a breach of its fiduciary duties under applicable law.

Conditions to the Merger (Page 83)

The respective obligations of Quantenna, ON Semiconductor and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of certain regulatory approvals, the absence of any legal prohibitions to the consummation of the merger, the accuracy of the representations and warranties of the parties and compliance in all material respects by the parties with their respective obligations under the merger agreement. See “The Merger Agreement—Conditions to the Merger” beginning on page 83.

Termination (Page 85)

Quantenna and ON Semiconductor may, by mutual written agreement, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:

•	by either Quantenna or ON Semiconductor, if:

•

the merger has not been consummated on or before January 27, 2020 (as may be automatically extended for an additional 90 days under certain circumstances) so long as the breach of the terminating party in any material respect is not the primary cause of the failure of the merger to be consummated by such date (which we refer to as the “end date”), as described in the section entitled “The Merger Agreement—Termination” beginning on page 85;

•

any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable, so long as the breach of the terminating party in any material respect is not the primary cause of such governmental restraint; or

•

stockholder approval of the merger proposal is not obtained at the special meeting (after giving effect to any adjournment or postponement of the special meeting), as described in the section entitled “The Merger Agreement—Termination” beginning on page 85;

provided that certain conditions are satisfied as described in the section entitled “The Merger Agreement—Termination” beginning on page 85;

•	by ON Semiconductor (with certain limitations as set forth in the merger agreement), if:

•

prior to obtaining stockholder approval of the merger proposal, (i) the Board makes an adverse recommendation change, or (ii) following public announcement of an acquisition proposal or a material modification thereto, Quantenna or the Board fails to publicly reaffirm the Board recommendation within 10 business days of being requested to do so by ON Semiconductor (in each case, we refer to as an “adverse recommendation change termination event”); or

•

there is any inaccuracy of any representation or warranty made by Quantenna in the merger agreement or any breach, violation or failure to perform any covenant or agreement on the part of Quantenna set forth in the merger agreement and such inaccuracy or breach would cause Quantenna to fail to satisfy the applicable condition to closing of the merger related to performance of covenants and agreements or accuracy of representations and warranties and that inaccuracy or breach is incapable of being cured by the end date as described in the section entitled “The Merger Agreement—Termination” beginning on page 85;

•	by Quantenna (with certain limitations as set forth in the merger agreement), if:

•

there is any inaccuracy of any representation or warranty made by ON Semiconductor or Merger Sub in the merger agreement or any breach, violation or failure to perform any covenant or agreement on the part of ON Semiconductor or Merger Sub set forth in the merger agreement and such inaccuracy or breach would cause ON Semiconductor or Merger Sub to fail to satisfy the applicable condition to closing of the merger related to performance of covenants and agreements or accuracy of representations and warranties and that inaccuracy or breach is incapable of being cured by the end date (collectively, such termination trigger we refer to as a “Quantenna terminating breach”), as described in the section entitled “The Merger Agreement—Termination” beginning on page 85; or

•	if the Board authorizes Quantenna, pursuant to, and in compliance with the applicable terms of the merger agreement, to enter into a definitive agreement concerning a superior proposal; so long as

Quantenna pays a termination fee of $32,165,000 to ON Semiconductor substantially concurrently with (and as a condition to) such termination (which we refer to as the “superior proposal termination event”).

Termination Fee (Page 86)

In certain circumstances, Quantenna may be required to pay ON Semiconductor a termination fee of $32,165,000 (which we refer to as the “termination fee”) if the merger agreement is terminated.

The termination fee would be payable if all of the following occur:

•

following the date of the merger agreement, a bona fide acquisition proposal has been publicly made, publicly announced or otherwise communicated to the Board or to Quantenna or will have been made directly to the stockholders of Quantenna generally (and in, any such case, such acquisition proposal is not withdrawn);

•

thereafter, (i) either ON Semiconductor or Quantenna terminates the merger agreement for the failure of the merger to be consummated by the end date or for failure to obtain stockholder approval of the merger proposal, or (ii) ON Semiconductor terminates the merger agreement because of a Quantenna terminating breach, as described in the section entitled “The Merger Agreement—Termination” beginning on page 85; and

•

within 12 months of such termination, Quantenna consummates any acquisition proposal or enters into a definitive agreement with respect of any acquisition proposal that is later consummated (in each case, the references to “20%” in the definition of “acquisition proposal” being deemed to be references to “50%”); in which case Quantenna must pay ON Semiconductor the termination fee on the date of consummation of such acquisition proposal.

The termination fee would also be payable in the following circumstances:

•

ON Semiconductor terminates the merger agreement pursuant to an adverse recommendation change termination event, in which case Quantenna must pay ON Semiconductor the termination fee within 2 business days after such termination; or

•

Quantenna terminates the merger agreement pursuant to a superior proposal termination event, in which case Quantenna must pay ON Semiconductor the termination fee substantially concurrently with (and as a condition to) such termination.

Specific Performance (Page 88)

Quantenna and ON Semiconductor have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform their obligations under the merger agreement in accordance with its specified terms or otherwise breach such provisions. Quantenna and ON Semiconductor have further agreed each party is entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement without proof of damages.

Market Price of Common Stock (Page 94)

Quantenna’s common stock is listed on Nasdaq under the symbol “QTNA.” The closing price of our common stock on Nasdaq on March 27, 2019, the last trading day prior to the public announcement of the execution of the merger agreement, was $20.50 per share. On                 , 2019, the most recent practicable date

before this proxy statement was mailed to our stockholders, the closing price for our common stock on Nasdaq was $         per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

Delisting and Deregistration of Common Stock (Page 102)

If the merger is completed, our common stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and we will no longer file periodic reports with the SEC.

Appraisal Rights (Page 98)

If the merger is completed and subject to compliance with the requirements of Section 262 of the DGCL, Quantenna’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Quantenna before the vote is taken on the merger proposal and you must not vote (either in person or by proxy) in favor of the merger proposal. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you may lose your appraisal rights. See “Appraisal Rights” beginning on page 98 and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of our common stock through a broker, bank or other nominee and you wish to exercise your appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your broker, bank or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of Quantenna. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 104 or “Incorporation of Certain Information By Reference” beginning on page 104.

Q.	Why am I receiving this proxy statement?

A.

On March 27, 2019, Quantenna entered into the merger agreement providing for the merger of Merger Sub with and into Quantenna, with Quantenna continuing as the surviving corporation in the merger and a wholly owned subsidiary of ON Semiconductor. You are receiving this proxy statement in connection with the solicitation of proxies in favor of the merger proposal and to approve the other proposals to be voted on at the special meeting and because you have been identified as a stockholder of Quantenna as of the close of business on the record date.

Q.	What is the proposed merger and what effects will it have on Quantenna?

A.

The proposed merger is the acquisition of Quantenna by ON Semiconductor pursuant to the merger agreement. If the merger proposal is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Quantenna, with Quantenna continuing as the surviving corporation and becoming a wholly owned subsidiary of ON Semiconductor. We refer to this transaction as the merger. As a result of the merger, Quantenna will no longer be a publicly held corporation, and you, as a holder of our common stock, will no longer have any interest in our future earnings or growth. In addition, following the merger, our common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

Q.	What will I receive if the merger is completed?

A.

Upon completion of the merger, you will be entitled to receive the merger consideration of $24.50 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own, unless you have properly exercised your appraisal rights under the DGCL and do not thereafter withdraw, fail to perfect or otherwise lose your appraisal rights with respect to such shares. For example, if you own 100 shares of our common stock, you will receive $2,450 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation. Please do NOT return any stock certificates you hold with your proxy.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of Quantenna will be held on , 2019 at , local time, at .

Q.	What am I being asked to vote on at the special meeting?

A.	At the special meeting, holders of our common stock will be asked to consider and vote on the following three proposals:

•	the merger proposal;

•	the proposal to approve the merger-related executive compensation; and

•	the adjournment proposal.

Q.	How does the Board recommend that I vote?

A.	The Board recommends that you vote your shares of our common stock:

•	“FOR” the merger proposal;

•	“FOR” the proposal to approve the merger-related executive compensation; and

•	“FOR” the adjournment proposal.

For a discussion of the factors that the Board considered in determining to approve the execution and delivery of the merger agreement by Quantenna and to recommend the adoption of the merger agreement, please see the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board.” In considering the recommendation of the Board that you vote to adopt the merger agreement, you should be aware that Quantenna’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of Quantenna stockholders generally. For a discussion of these interests, please see the section entitled “The Merger—Interests of Certain Persons in the Merger.”

Q.	Who is entitled to vote at the special meeting?

A.

All holders of shares of Quantenna common stock as of the close of business on                 , 2019, the record date, are entitled to vote at the special meeting. Each holder of our common stock is entitled to one vote for each share of our common stock held on the record date. As of the close of business on the record date, there were                  shares of our common stock outstanding.

Q.	What is the difference between holding shares as a stockholder of record and in street name as a beneficial owner?

A.

Our stockholders may hold their shares of our common stock through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own name. Summarized below are some of the differences between shares held of record and those owned beneficially in street name.

•

Stockholder of Record. If your shares are registered directly in your name with Quantenna’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record and this proxy statement was sent directly to you by Quantenna. As the stockholder of record, you have the right to vote your shares in person at the special meeting or to grant your proxy directly to certain officers of Quantenna to vote your shares at the special meeting.

•

Beneficial Owner. If your shares are held through a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name, and this proxy statement was forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares on your behalf at the special meeting, or you may contact your broker, bank or other nominee to obtain a “legal proxy” giving you the right to vote in person at the special meeting.

Q.	What must I do if I want to attend the special meeting in person?

A.

All holders of shares of Quantenna common stock as of the close of business on the record date, including stockholders of record and stockholders who hold our common stock through a broker, bank or other nominee, are invited to attend the special meeting. Proof of ownership of Quantenna common stock (such as a brokerage statement or the appearance of such stockholder’s name on Quantenna’s stockholder list as of the record date), along with valid photo identification (such as a driver’s license or passport), must be presented to be admitted to the special meeting. Please note that if you hold your shares in street name, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote your shares at the special meeting.

Q.	What is a quorum?

A.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of our common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies as permitted by our bylaws. Abstentions will count as present and entitled to vote for purposes of determining the existence of a quorum. If you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares at the special meeting, your shares will not be counted for purposes of determining the existence of a quorum.

Q.	How do I vote?

A.	Voting in Person at the Special Meeting

All holders of shares of Quantenna common stock as of the close of business on the record date, including stockholders of record and stockholders who hold shares of our common stock in street name, may attend the special meeting and vote their shares in person. Please note that if you hold your shares in street name, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Voting by Proxy

•

Submitting a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock as a record holder, you may cause your shares to be voted by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid envelope. You may also submit a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If you submit a proxy by Internet or telephone, you need not return a written proxy card by mail.

•

Submitting Voting Instructions for Shares Registered in Street Name. If you hold your shares of common stock in street name, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to provide your voting instructions by telephone. In addition, you may submit your voting instructions by completing, signing and dating the voting instruction form that was included with this proxy statement and returning it in the accompanying prepaid envelope. If you provide voting instructions by Internet or telephone, you need not return a written voting instruction form by mail.

Q.	What is the deadline for voting?

A.

If you are a stockholder of record, your proxy must be received by telephone or Internet by 11:59 p.m., Eastern Time, on                     , 2019, the day before the special meeting, in order for your shares to be voted at the special meeting. If you are a stockholder of record and you cause your shares to be voted by completing, signing, dating and returning the enclosed proxy card, your proxy card must be received before the special meeting for your shares to be voted at the special meeting.

If you hold your shares in street name, please comply with the deadlines for voting provided by the broker, bank or other nominee that holds your shares.

Q.	How can I change or revoke my vote?

A.	If you are a stockholder of record, you may change or revoke a previously submitted proxy at any time before it is exercised by one of the following methods:

•

delivering a later dated proxy card or by submitting another proxy by telephone or the Internet as provided above under “How do I vote?” (your latest telephone or Internet voting instructions will be followed);

•	delivering to the Corporate Secretary of Quantenna a written notice of revocation prior to the voting of the proxy at the special meeting; or

•	by voting in person at the special meeting. Attendance at the special meeting will not, by itself, revoke your proxy.

Written notices of revocation should be addressed to:

Quantenna Communications, Inc.

Attn: Corporate Secretary

1704 Automation Parkway

San Jose, California 95131

Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m., Eastern Time, on                     , 2019, the day before the special meeting.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions.

Q.	What happens if I do not give specific voting instructions?

A.

If you are a stockholder of record and you properly submit a signed proxy card or submit your proxy by telephone or the Internet, but do not specify how you want to vote your shares on a particular proposal, then the named proxy holders will vote your shares in accordance with the recommendations of the Board on all matters presented in this proxy statement. See above under “How does the Board recommend that I vote?”

In accordance with applicable stock exchange rules, if you hold your shares through a brokerage account and you fail to provide voting instructions to your broker, your broker may generally vote your uninstructed shares of common stock in its discretion on routine matters at a stockholder meeting. However, a broker cannot vote shares of common stock held in street name on non-routine matters unless the broker receives voting instructions from the stockholder. Generally, if a broker exercises this discretion on routine matters at a stockholder meeting, a stockholder’s shares will be voted on the routine matter in the manner directed by the broker, but will constitute a “broker non-vote” on all of the non-routine matters to be presented at the stockholder meeting. All of the proposals to be voted on at the special meeting are non-routine matters. Accordingly, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of the proposals presented at the special meeting. As a result, we do not expect any broker non-votes at the special meeting.

Q.	What will happen if I abstain from voting or fail to vote on the proposals or fail to instruct my broker, bank or other nominee how to vote on the proposals?

A.	For the merger proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote “AGAINST” the merger proposal. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

For the proposal to approve the merger-related executive compensation and the adjournment proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions with respect to each of the proposal to approve the merger-related executive compensation and the adjournment proposal will have the same effect as a vote “AGAINST” the proposal. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the merger proposal, your shares will not be voted at the special meeting and will not be counted in determining the outcome of the proposal to approve the merger-related compensation or the adjournment proposal.

Q.	Who will count the votes?

A.	The votes will be counted by the inspector of elections appointed for the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.

If you received more than one proxy card or voting instruction form, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each proxy card or voting instruction form that you received in order for all of your shares to be voted at the special meeting.

Q.	What vote is required for Quantenna’s stockholders to approve the merger proposal?

A.

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” the merger proposal. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Q.	What vote of our stockholders is required to approve the proposal to approve the merger-related executive compensation?

A.

Approval of the proposal to approve the merger-related executive compensation requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger-related executive compensation. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the merger proposal, your shares will not be voted at the special meeting and will not be counted in determining the outcome of the proposal to approve the merger-related compensation.

Q.	What vote of our stockholders is required to approve the adjournment proposal?

A.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the merger proposal, your shares will not be voted at the special meeting and will not be counted in determining the outcome of the adjournment proposal.

Q.	Why am I being asked to consider and vote the proposal to approve the merger-related executive compensation?

A.

Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q.	What will happen if Quantenna’s stockholders do not approve the proposal to approve the merger-related executive compensation?

A.

The vote on the proposal to approve the merger-related executive compensation is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the proposal to approve the merger-related executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding on Quantenna, ON Semiconductor or the Merger Sub. Accordingly, if the merger proposal is approved by Quantenna’s stockholders and the merger is completed, the merger-related compensation will be paid to Quantenna’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the stockholders do not approve the proposal to approve the merger-related executive compensation.

Q.	How does the merger consideration compare to the market price of our common stock?

A.

The merger consideration of $24.50 per share represents a premium of approximately 20% to $20.50 per share, the closing price of our common stock on Nasdaq on March 27, 2019, the last trading day prior to the public announcement of the execution of the merger agreement. The merger consideration represents a premium of approximately 25% and 45% to the 30-day and 90-day, respectively, volume weighted average price per share of our common stock prior to the public announcement of the execution of the merger agreement.

Q.	What will holders of Quantenna equity-based and performance awards receive in the merger?

A.

At or immediately prior to the effective time of the merger, each vested Quantenna stock option that has an exercise price that is less than $24.50 will be canceled and converted into the right to receive (less applicable withholding taxes and without interest) an amount in cash determined by multiplying (i) the excess of $24.50 over the exercise price of the vested Quantenna stock option by (ii) the number of shares of our common stock subject to such vested Quantenna stock option.

At or immediately prior to the effective time, each Quantenna stock option that has an exercise price that is equal to or greater than $24.50 (whether or not vested) shall be canceled without payment.

As of the effective time of the merger, each unvested Quantenna stock option that has an exercise price that is less than $24.50 will be canceled and converted into the right to receive (less applicable withholding taxes and without interest) an amount in cash determined by multiplying (i) the excess of $24.50 over the exercise price of the unvested Quantenna stock option by (ii) the number of shares of our common stock subject to such unvested Quantenna stock option. Such amount will be payable, subject to the holder’s continued employment or service to ON Semiconductor or its affiliates through the applicable payment date, on the earliest of (but in no event later than December 31 of the calendar year in which the effective time occurs): (x) the same vesting dates that applied to the corresponding unvested Quantenna stock option, (y) the last regularly scheduled payroll date of the calendar year in which the effective time occurs, and (z) if applicable, the termination date of the holder’s employment or service with ON Semiconductor and its affiliates, if the corresponding unvested Quantenna stock option (or an applicable agreement between Quantenna and the holder of the option) provided for accelerated vesting on such termination. If the holder terminates employment or service to ON Semiconductor or its affiliates prior to the applicable payment date, the unvested portion (after giving effect to any applicable accelerated vesting provision) of such cash payment amount shall be forfeited.

At or immediately prior to the effective time of the merger, each vested Quantenna RSU award will be canceled and converted into the right to receive (less applicable withholding taxes and without interest) an amount in cash equal to (i) the number of shares of our common stock subject to the vested Quantenna RSU award multiplied by (ii) $24.50.

As of the effective time of the merger, each unvested Quantenna RSU award (including each unvested performance-based RSU award (which we refer to as a “PSU”)) will be canceled and converted into the right to receive (less applicable withholding taxes and without interest) an amount in cash equal to (i) the number of shares of our common stock subject to the unvested Quantenna RSU award multiplied by (ii) $24.50. Such amount will be payable on the same vesting dates that applied to the corresponding unvested Quantenna RSU, subject to the holder’s continued employment or service to ON Semiconductor or its affiliates through the applicable vesting date and subject to any right to vesting acceleration as was in effect with respect to such unvested Quantenna RSU immediately prior to the effective time. If the holder terminates employment or service to ON Semiconductor or its affiliates prior to the applicable vesting date, the unvested portion (after giving effect to any applicable accelerated vesting provisions) of such cash payment amount shall be forfeited.

In connection with the execution of the merger agreement, we have caused the offering period currently in progress under the ESPP to be the final offering period under the ESPP and to be terminated as of the final exercise date. We have also caused each participant’s then-outstanding share purchase right under the ESPP to be exercised as of the final exercise date. On the final exercise date, the funds credited for each participant under the ESPP will be used to purchase shares of our common stock in accordance with the terms of the ESPP, and each share that is outstanding immediately prior the effective time will be canceled and converted into the right to receive $24.50 in cash, less any applicable withholding taxes and without interest. Any funds credited to a participant under the ESPP that are not used to purchase shares in accordance with the terms of the ESPP will be refunded to such participant on or promptly following the final exercise date. No further share purchase rights will be granted or exercised under the ESPP after the final exercise date. The ESPP will be terminated as of the effective time of the merger.

Q.	When do you expect the merger to be completed?

A.

We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the merger proposal, we anticipate that the merger will be completed in the second half of calendar year 2019.

Q.	When will stockholders receive the merger consideration?

A.

At or prior to the effective time of the merger, ON Semiconductor will deposit, or will cause to be deposited, with a paying agent selected by ON Semiconductor and reasonably acceptable to Quantenna (which we refer to as the “paying agent”), for the benefit of the holders of shares of our common stock, an amount of cash sufficient to pay the aggregate merger consideration payable to our stockholders.

Promptly after the effective time of the merger (but in no event later than 2 business days thereafter), ON Semiconductor will send, or will cause the paying agent to send, to each holder of certificates that immediately prior to the effective time of the merger represented shares of our common stock and whose shares were converted into the merger consideration a letter of transmittal (in a form that was reasonably acceptable to Quantenna prior to the effective time of the merger) and instructions (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the certificates representing shares of our common stock or transfer of uncertificated shares of our common stock to the paying agent) for use in connection with exchanging such certificates for the merger consideration. The paying agent will pay each holder of record the aggregate merger consideration to which such holder is entitled (i) in the case of certificated shares, after surrendering the certificate(s) representing shares of our common stock, together with a properly completed letter of transmittal, and (ii) in the case of uncertificated shares, without any action on the part of the person in whose name such uncertificated shares are registered except as may be required by the paying agent.

Q.	What happens if the merger is not completed?

A.

If the merger proposal is not approved by the stockholders of Quantenna or if the merger is not completed for any other reason, the stockholders of Quantenna will not receive any payment for their shares of our common stock in connection with the merger. Instead, Quantenna will remain an independent public company and our common stock will continue to be listed and traded on Nasdaq. Under specified circumstances, Quantenna may be required to pay to ON Semiconductor a $32,165,000 termination fee with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination Fee” beginning on page 86.

Q.	What conditions must be satisfied to complete the merger?

A.

Quantenna, ON Semiconductor and Merger Sub are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include, among others: (i) the approval of the merger proposal by our stockholders at the special meeting; (ii) all waiting periods (and extensions thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act having expired or been terminated and all other applicable antitrust, competition, or fair trade laws in jurisdictions specified in the disclosure letter delivered in connection with the merger agreement having expired, lapsed or been terminated (as described more particularly in the section entitled “The Merger—Regulatory Approvals” beginning on page 66), (iii) no temporary restraining order, decree, ruling, injunction or judgment, preliminary or permanent injunction or other judgment issued by any governmental authority of competent jurisdiction being in effect enjoining, restraining or otherwise prohibiting the consummation of the merger and no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or declared applicable to the merger any applicable law that is in effect, which has the effect of enjoining, restraining or otherwise prohibiting the consummation of the merger, and (iv) customary conditions in favor of each of the parties regarding the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers) and the other party’s compliance with its covenants and agreements contained in the merger agreement (subject to customary materiality qualifiers). For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement—Conditions to the Merger” beginning on page 83.

Q.	Is the merger expected to be taxable to me?

A.

Yes. The exchange of shares of our common stock for the merger consideration of $24.50 per share in cash pursuant to the merger, generally, will be a taxable transaction to U.S. holders (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 64) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of our common stock in the merger for cash, you generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares. We encourage you to read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 64 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Do any of Quantenna’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.

In considering the recommendation of the Board with respect to the merger proposal, you should be aware that our directors and executive officers may have interests in the merger that may be different from, in conflict with or in addition to, the interests of our stockholders generally. The Board was aware of and considered these interests, at the time, among other matters, in evaluating and negotiating the merger agreement, approving the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of Quantenna. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 60 and “Non-Binding, Advisory Vote on Merger-Related Compensation for Quantenna’s Named Executive Officers” beginning on page 89.

Q.	What happens if I sell my shares of our common stock before the special meeting?

A.

The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of common stock after the special meeting but before the effective time of the merger?

A.

If you transfer your shares after the special meeting but before the effective time of the merger, you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of our common stock through the completion of the merger.

Q.	Should I send in my stock certificates now?

A.

No. If you hold certificated shares of our common stock and the merger proposal is approved and the merger is consummated, you will be sent a letter of transmittal promptly, and in any event within 2 business days, after the effective time of the merger, describing how you may exchange your certificates that formerly represented shares of our common stock for the merger consideration. If you hold uncertificated shares of our common stock, your shares will be converted into the merger consideration following the completion of the merger without any further action by you. If your shares of our common stock are held in “street name” through a broker, bank or other nominee, you should contact your broker, bank or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration. See “The Merger—Payment of Merger Consideration and Surrender of Stock Certificates” beginning on page 59. Please do NOT return any stock certificates you hold with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of our common stock?

A.

Yes. As a holder of our common stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of the merger proposal. See “Appraisal Rights” beginning on page 98.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

Quantenna has engaged D.F. King & Co., Inc. (which we refer to as the “proxy solicitor”) to assist in the solicitation of proxies for the special meeting. Quantenna estimates that it will pay the proxy solicitor a fee of $12,500, plus reimbursement of related expenses. Quantenna has also agreed to reimburse the proxy solicitor for certain reasonable and documented fees and expenses and will indemnify the proxy solicitor and all of its directors, officers, employees and agents against certain claims, expenses, losses, damages and/or liabilities. Quantenna may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer any other questions I might have?

A.

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc. our proxy solicitor, by calling (212) 269-5550 if you are a bank or broker or, for all others, calling toll-free at (888) 414-5566 or using the contact information below.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call Toll-free: (888) 414-5566

Email: qtna@dfking.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and Section 21E of the Exchange Act, which statements involve substantial risks and uncertainties. All statements, other than statements of historical or current facts included in this proxy statement, are forward-looking statements. These statements are often identified by the words “believe,” “expect,” “may,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict and many of which we have no control over. You should not place undue reliance on our forward-looking statements. These factors, risks and uncertainties include, but are not limited to, the following: (i) the possibility that Quantenna may be unable to obtain the required stockholder approval or antitrust regulatory approvals or that other conditions to closing the merger may not be satisfied, such that the merger will not close or that the closing may be delayed; (ii) the reaction of customers to the merger; (iii) general economic conditions; (iv) the merger may involve unexpected costs, liabilities or delays; (v) risks that the merger disrupts current plans and operations of the parties to the merger; (vi) the amount of the costs, fees, expenses and charges related to the merger; (vii) the outcome of any legal proceedings related to the merger; (viii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; and (ix) other factors discussed from time to time in our reports filed with the SEC, including the factors discussed in Item 1A, “Risk Factors” of Quantenna’s 2018 Annual Report on Form 10-K filed with the SEC on March 1, 2019, and subsequent filings Quantenna makes with the SEC, which are available at www.sec.gov.

You should not rely upon forward-looking statements as predictions of future events. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this proxy statement. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this proxy statement relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this proxy statement to reflect events or circumstances after the date of this proxy statement or to reflect new information or the occurrence of unanticipated events, except as required by law.

PARTIES TO THE MERGER

Quantenna

Quantenna Communications, Inc.

1704 Automation Parkway

San Jose, California 95131

Quantenna, a Delaware corporation, is a leader in the design, development, and marketing of advanced high-speed wireless communication solutions enabling wireless local area networking. Quantenna’s solutions are designed to deliver leading-edge Wi-Fi performance to support an increasing number of connected devices accessing a rapidly growing pool of digital content. Quantenna applies its wireless systems and software expertise with high-performance radio frequency, mixed-signal and digital semiconductor design skills to provide highly integrated Wi-Fi solutions to its customers.

Quantenna’s common stock is listed on Nasdaq under the symbol “QTNA.”

ON Semiconductor

ON Semiconductor Corporation

5005 E. McDowell Road

Phoenix, Arizona 85008

ON Semiconductor, a Delaware corporation, is driving energy efficient innovations, empowering customers to reduce global energy use. ON Semiconductor is a leading supplier of semiconductor-based solutions, offering a comprehensive portfolio of energy efficient power management, analog, sensors, logic, timing, connectivity, discrete, SoC and custom devices. ON Semiconductor’s products help engineers solve their unique design challenges in automotive, communications, computing, consumer, industrial, medical, aerospace and defense applications. ON Semiconductor operates a responsive, reliable, world-class supply chain and quality program, a robust compliance and ethics program and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe and the Asia Pacific regions.

ON Semiconductor’s common stock is listed on Nasdaq under the symbol “ON.”

Merger Sub

Raptor Operations Sub, Inc.

5005 E. McDowell Road

Phoenix, Arizona 85008

Merger Sub, a Delaware corporation and a wholly owned subsidiary of ON Semiconductor, was incorporated for the sole purpose of consummating the transactions contemplated by the merger agreement. Prior to the effective time of the merger, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and Quantenna will continue as the surviving corporation.

THE SPECIAL MEETING

We are furnishing this proxy statement to Quantenna stockholders as part of the solicitation of proxies by the Board for use at the special meeting or any adjournment or postponement thereof. This proxy statement provides Quantenna stockholders with the information they need to know to be able to vote at the special meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

The special meeting will be held on                 , 2019 at                 , local time, at                 , or at any adjournment or postponement thereof.

Purpose of the Special Meeting

At the special meeting, holders of our common stock will be asked to consider and vote on the following:

•	the merger proposal;

•	the proposal to approve the merger-related executive compensation; and

•	the adjournment proposal.

The Board has unanimously (with Mr. Lazar recusing himself) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Quantenna’s stockholders, adopted and declared advisable the merger agreement and the transactions contemplated thereby, and recommends that our stockholders vote “FOR” approval of the merger proposal, “FOR” approval of the proposal to approve the merger-related executive compensation, and “FOR” the adjournment proposal.

If our stockholders fail to approve the merger proposal, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, and the material provisions of the merger agreement are summarized in the section of this proxy statement entitled “The Merger Agreement” beginning on page 68 of this proxy statement.

Record Date and Quorum

The Board has fixed the close of business on                 , 2019 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the special meeting, and any adjournments or postponements thereof. As of the close of business on the record date, there were                  shares of our common stock outstanding and entitled to vote at the special meeting.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of our common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to a later date to solicit additional proxies as permitted by our bylaws. See below under “Adjournments and Postponements” for additional information.

Abstentions will count as present and entitled to vote for purposes of determining the existence of a quorum.

Your vote is very important, regardless of the number of shares of our common stock you own. Because stockholders cannot take any action at the meeting unless a majority of our common stock issued and outstanding and entitled to vote thereat is represented, it is important that you attend the meeting in person or are represented by proxy at the special meeting.

Attendance at the Special Meeting

All holders of shares of Quantenna common stock as of the close of business on the record date, including stockholders of record and stockholders who hold our common stock through a broker, bank or other nominee (that is, in “street name”), are invited to attend the special meeting. Proof of ownership of Quantenna common stock (such as a brokerage statement or the appearance of such stockholder’s name on Quantenna’s stockholder list as of the record date), along with valid photo identification (such as a driver’s license or passport), must be presented to be admitted to the special meeting. Please note that if you hold your shares in street name, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote your shares at the special meeting.

Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Shares Held in Street Name

If your shares are held in “street name” through a broker, bank or other nominee, you will need to provide voting instructions to your broker, bank or other nominee to instruct how to vote your shares at the special meeting. Please follow the instructions provided by your broker, bank or other nominee.

In accordance with applicable stock exchange rules, if you hold your shares through a brokerage account and you fail to provide voting instructions to your broker, your broker may generally vote your uninstructed shares of common stock in its discretion on routine matters at a stockholder meeting. However, a broker cannot vote shares of common stock held in street name on non-routine matters such as the merger proposal unless the broker receives voting instructions from the stockholder. Generally, if a broker exercises this discretion on routine matters at a stockholder meeting, a stockholder’s shares will be voted on the routine matter in the manner directed by the broker, but will constitute a “broker non-vote” on all of the non-routine matters to be presented at the stockholder meeting. All of the proposals to be voted on at the special meeting are non-routine matters. Accordingly, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of the proposals presented at the special meeting. As a result, we do not expect any broker non-votes at the special meeting.

Vote Required

Each holder of our common stock is entitled to one vote for each share of our common stock held on the record date.

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. For the merger proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote “AGAINST” the merger proposal. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Approval of the proposal to approve the merger-related executive compensation and the adjournment proposal each require the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. For each of these proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions with respect to each of the proposal to approve the merger-related executive compensation and the adjournment proposal will have the same effect as a vote “AGAINST” the proposal. In addition, if you do not submit a valid proxy or attend the special meeting to vote your shares of common stock in person or if you hold your shares of common stock in street name and fail to instruct your broker, bank or other nominee how to vote your shares on the merger proposal, your shares will not be voted at the special meeting and will not be counted in determining the outcome of the proposal to approve the merger-related compensation or the adjournment proposal.

Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding on Quantenna, ON Semiconductor or the surviving corporation in the merger. Accordingly, if the merger agreement is adopted by Quantenna’s stockholders at the special meeting and the merger is completed, the merger-related compensation will be paid to Quantenna’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the stockholders do not approve the proposal to approve the merger-related executive compensation.

Voting

Voting in Person at the Special Meeting

All holders of shares of Quantenna common stock as of the close of business on the record date, including stockholders of record and stockholders who hold shares of our common stock in street name, may attend the special meeting and vote their shares in person. Please note that if you hold your shares in street name, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Voting by Proxy

•

Submitting a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock as a record holder, you may cause your shares to be voted by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid envelope. You may also submit a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If you submit a proxy by Internet or telephone, you need not return a written proxy card by mail.

•

Submitting Voting Instructions for Shares Registered in Street Name. If you hold your shares of common stock in street name, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to provide your voting instructions by telephone. In addition, you may submit your voting instructions by completing, signing and dating the voting instruction form that was included with this proxy statement and returning it in the accompanying prepaid envelope. If you provide voting instructions by Internet or telephone, you need not return a written voting instruction form by mail.

If you are a stockholder of record and you properly submit a proxy card or submit your proxy by telephone or over the Internet, your shares will be voted as instructed or, if no instruction is given, “FOR” approval of the merger proposal, “FOR” approval of the proposal to approve the merger-related executive compensation, and “FOR” the adjournment proposal. If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker on one or more proposals, your shares will not be voted on such proposal(s) at the special meeting. See above under “Shares Held in Street Name.”

Deadline for Voting

If you are a stockholder of record, your proxy must be received by telephone or Internet by 11:59 p.m., Eastern Time, on                     , 2019, the day before the special meeting, in order for your shares to be voted at the special meeting. If you are a stockholder of record and you choose to cause your shares to be voted by completing, signing, dating and returning the enclosed proxy card, your proxy card must be received before the special meeting for your shares to be voted at the special meeting.

If you hold your shares in street name, please comply with the deadlines for voting provided by the broker, bank or other nominee that holds your shares.

Revocation of Proxies

If you are a stockholder of record, you may change or revoke a previously submitted proxy at any time before it is exercised by one of the following methods:

•

delivering a later dated proxy card or by submitting another proxy by telephone or the Internet as provided above under “Voting” (your latest telephone or Internet voting instructions will be followed);

•	delivering to the Corporate Secretary of Quantenna a written notice of revocation prior to the voting of the proxy at the special meeting; or

•	by voting in person at the special meeting. Attendance at the special meeting will not, by itself, revoke your proxy.

Written notices of revocation should be addressed to:

Quantenna Communications, Inc.

Attn: Corporate Secretary

1704 Automation Parkway

San Jose, California 95131

Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m., Eastern Time, on                     , 2019, the day before the special meeting.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions.

Voting by Quantenna’s Directors and Executive Officers

As of the record date, the directors and executive officers of Quantenna beneficially owned and were entitled to vote, in the aggregate,                (     %) shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of or underlying any options or Quantenna restricted stock unit awards). The directors have informed Quantenna that they currently intend to vote all such shares of our common stock “FOR” approval of the merger proposal, “FOR” approval of the proposal to approve the merger-related executive compensation for the named executive officers and “FOR” the adjournment proposal.

Solicitation of Proxies; Payment of Solicitation Expenses

Quantenna has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting. Quantenna estimates that it will pay the proxy solicitor a fee of $12,500, plus reimbursement of related expenses. Quantenna has also agreed to reimburse the proxy solicitor for certain reasonable and documented fees and expenses and will indemnify the proxy solicitor and all of its directors, officers, employees and agents against certain claims, expenses, losses, damages and/or liabilities. Quantenna may also reimburse banks and brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Quantenna’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Householding

In accordance with the rules of the SEC, we are permitted to send a single set of proxy materials to stockholders who share the same address, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding now or in the future should be directed in writing to our principal executive offices at 1704 Automation Parkway, San Jose, California 95131, Attn: Investor Relations or by telephone at (669) 209-5500.

If you hold your shares in street name, please contact your broker, bank or other nominee directly if you have questions, require additional copies of the proxy materials, or wish to receive multiple copies of the proxy materials now or in the future.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed. If a quorum is not present or represented at the special meeting, our bylaws provide that the special meeting may be adjourned to a later date by either (i) the chairperson of the special meeting, or (ii) the stockholders entitled to vote at the special meeting, present in person or represented by proxy. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the merger proposal, then Quantenna stockholders may be asked to vote on the adjournment proposal. Pursuant to our bylaws, notices of an adjourned meeting need not be given if the time and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or the Board sets a new record date for such meeting, in which case a written notice of the place, date and time of the adjourned meeting will be given to each Quantenna stockholder of record entitled to vote at the meeting. At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including the approval by our stockholders of the merger proposal, we anticipate that the merger will be completed in the second half of calendar year 2019. If our stockholders vote to approve the merger proposal, the merger will become effective as promptly as practicable following the satisfaction or waiver of the remaining conditions to the merger, subject to the terms of the merger agreement. See “The Merger Agreement—Closing and Effective Time of the Merger” beginning on page 69.

Rights of Stockholders Who Seek Appraisal

If the merger is completed, Quantenna’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Quantenna before the vote is taken on the merger proposal and you must not vote (either in person or by proxy) in favor of the merger proposal. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you may lose your appraisal rights. See “Appraisal Rights” beginning on page 98 and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of our common stock through a broker, bank or other nominee and you wish to exercise your appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your broker, bank or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Other Information

You should not return any evidence of your shares of Quantenna’s common stock or send documents representing Quantenna’s common stock with the proxy card. If the merger is completed, the paying agent for the merger will send to you a letter of transmittal, if applicable, and related materials and instructions for exchanging your shares of Quantenna’s common stock.

Questions and Additional Information

If you have questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact the proxy solicitor using the contact information below.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call Toll-free: (888) 414-5566

Email: qtna@dfking.com

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

The merger agreement provides that, subject to the satisfaction or waiver of the conditions set forth in the merger agreement, Merger Sub will merge with and into Quantenna. Quantenna will be the surviving corporation following the merger. As a result of the merger, Quantenna will cease to be a publicly traded company and will become a wholly owned subsidiary of ON Semiconductor. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of our common stock will automatically be canceled and converted into the right to receive an amount in cash equal to $24.50, without interest and less any applicable withholding taxes, other than the excluded shares and dissenting shares. Dissenting shares will not be converted into a right to receive the merger consideration but instead shall be entitled to such holder’s right to appraisal pursuant to the DGCL. Dissenting shares will not be converted into a right to receive the merger consideration but instead shall entitle the holder thereof to receive payment of the fair value of such shares as determined by the Delaware Court of Chancery in accordance with Section 262 of the DGCL.

Background of the Merger

On a regular basis since Quantenna’s initial public offering was completed in October 2016, the Board, together with Quantenna’s management team (which we refer to as “management”), has reviewed and assessed Quantenna’s performance, future growth prospects, business strategies, opportunities and competitive position and challenges as part of its evaluation of Quantenna’s prospects and strategies for enhancing stockholder value. As part of that review process, the Board and management have regularly reviewed and considered Quantenna’s strategic direction and business objectives, including strategic opportunities that might be available to Quantenna, such as possible acquisitions, divestitures and business combination transactions.

The merger and the terms of the merger agreement are the result of arm’s length negotiations conducted between representatives of ON Semiconductor, Quantenna and their respective advisors. The following is a summary of the principal events, meetings, negotiations and actions among the parties leading to the execution and public announcement of the merger agreement.

In July 2017, representatives of a potential strategic party (which we refer to as “Party A”), and a financial advisory firm on behalf of Party A, initially reached out, on an unsolicited basis, to Dr. Sam Heidari, the Chairman of the Board and the Chief Executive Officer of Quantenna, and discussed a potential business combination transaction between the parties.

In November 2017, Party A again contacted Dr. Heidari and discussed a potential business combination between Quantenna and Party A.

On November 15, 2017, the Board held a regularly scheduled meeting. Also present were certain members of management. Representatives from two financial advisory firms, neither of which had been retained by Quantenna at that time, also participated in separate portions of the meeting. Representatives of each such financial advisory firm led separate discussions regarding their perspectives on the semiconductor industry, Quantenna’s positioning in this industry and potential opportunities for inorganic growth and strategic partner considerations.

On November 30, 2017, Quantenna and Party A entered into a confidentiality agreement, which agreement included a customary standstill provision that would automatically terminate upon Quantenna’s entry into a merger agreement with a third party.

On December 18, 2017, the Board held a special meeting. Also present were certain members of management. Dr. Heidari, and Mr. Sean Sobers, Chief Financial Officer of Quantenna, provided an update regarding, among things, communications from Party A inquiring as to whether Quantenna would be interested in a potential business combination transaction between the parties. During this meeting, Mr. Tom MacMitchell, General Counsel and Corporate Secretary of Quantenna, reviewed for the Board their fiduciary duties under Delaware law. The Board conveyed to management that it was open to further discussions with Party A regarding a potential business combination transaction between the parties.

On December 21, 2017, management and representatives of Party A held meetings during which each of management and the representatives of Party A presented on their respective companies.

Thereafter, between December 21, 2017 and January 9, 2018, Dr. Heidari and Mr. Sobers had multiple conversations with representatives of Party A regarding a potential business combination transaction between the parties.

On January 10, 2018, a representative of Party A delivered to Dr. Heidari a written non-binding indication of interest to acquire all of the outstanding common stock of Quantenna for $15.00 per share, with such consideration consisting of $10.50 in cash and $4.50 in shares of Party A’s common stock (which we refer to as the “January 10 Offer”). In the January 10 Offer, Party A requested an exclusive negotiating period of 45 days.

On January 15, 2018, the Board held a special meeting. Also present were certain members of management, representatives of Qatalyst Partners (for a portion of the meeting) and representatives of O’Melveny & Myers LLP (which we refer to as “O’Melveny”), legal counsel to Quantenna. Dr. Heidari reviewed for the Board the terms of the January 10 Offer as well as the conversations that Dr. Heidari had with the Chief Executive Officer of Party A subsequent to the December 18, 2017 Board meeting. Representatives of Qatalyst Partners then joined the meeting and presented to the Board regarding, among other matters, Qatalyst Partners’ credentials, Quantenna’s industry generally, and other aspects relating to potential strategic transactions with Quantenna. After representatives of Qatalyst Partners left the special meeting, the Board engaged in a discussion regarding whether to engage a financial advisor at this time, and if so, which one to engage. Among other matters, the Board discussed the background, performance, capabilities, relationship disclosures, transactions and results achieved by Qatalyst Partners. The Board then discussed next steps in connection with considering potential strategic transactions, including the preparation of financial projections, the engagement of a financial advisor, potential responses to the January 10 Offer and other potential strategic partners. The Board determined not to grant Party A’s request for an exclusive 45-day negotiating period at this time, but agreed to continue discussions with Party A on a preliminary basis. The Board also determined not to formally engage a financial advisor at this time.

On January 26, 2018, representatives of Party A and its financial advisor spoke with Dr. Heidari and Mr. Sobers regarding a potential acquisition of Quantenna.

On January 31, 2018, the Board held a special meeting. Also present were certain members of management, representatives of Qatalyst (for a portion of the meeting), representatives of a potential financial advisor (for a portion of the meeting) and representatives of O’Melveny. Mr. Sobers then reviewed with the Board a preliminary three-year management forecast of Quantenna’s future financial performance and assumptions relating thereto. Mr. MacMitchell and a representative of O’Melveny then reviewed with the Board its fiduciary duties. Representatives of Qatalyst Partners then joined the special meeting and again presented to the Board regarding, among other matters, Qatalyst Partners’ credentials, Quantenna’s industry generally, and other aspects relating to potential strategic transactions with Quantenna. Representatives of Qatalyst Partners then left the meeting. An additional potential financial advisor then joined the meeting and presented to the Board regarding, among other matters, its credentials, Quantenna’s industry generally, other aspects relating to potential strategic transactions with Quantenna and key process considerations. Such additional potential financial advisor then left the meeting and the Board then discussed the background, performance, capabilities, relationship disclosures, transactions and results achieved by Qatalyst Partners and such other potential financial advisor. The Board then agreed not to formally and exclusively engage a financial advisor at such time. The Board then discussed potential responses to the January 10 Offer. The Board discussed other potential alternatives, including remaining independent, acquiring assets or other businesses, and other potential acquisition partners. After discussion, the Board determined that a sale of Quantenna at this time would be premature and that it was in the best interests of Quantenna’s stockholders for Quantenna to continue to execute on its business plan as an independent company. The Board instructed Dr. Heidari to inform Party A that Quantenna was not at this time going to pursue a potential business combination transaction with Party A based on the January 10 Offer.

On February 2, 2018, Dr. Heidari informed representatives of Party A that Quantenna was not interested at this time in pursuing a potential business combination transaction with Party A based on the January 10 Offer. Thereafter, representatives of Party A informed representatives of Quantenna that Party A would not submit a revised proposal regarding a potential business combination transaction with Quantenna.

In March 2018, representatives of another potential strategic party (which we refer to as “Party B”) initiated discussions with Dr. Heidari and Mr. Sobers regarding a potential strategic transaction. The parties discussed a potential acquisition of Quantenna by Party B as well as a potential acquisition of a certain part of Party B’s business by Quantenna. On March 27, 2018, Quantenna and Party B entered into a confidentiality agreement, which did not include a standstill. Between March 2018 and July 9, 2018, there were limited discussions between Dr. Heidari and Mr. Sobers and representatives of Party B regarding a potential strategic transaction between the parties.

On July 9, 2018, management held a meeting with representatives of Party B regarding a potential acquisition of Quantenna by Party B.

On August 6, 2018, Mr. Sobers and a representative of Party B discussed that Party B remained interested in a potential acquisition of Quantenna, but Party B was non-committal at such time where Quantenna stood in terms of Party B’s priorities. Shortly thereafter, Party B indicated that while it still had an interest in acquiring Quantenna, it planned on pursuing other strategic opportunities prior to any strategic transaction with Quantenna at this time.

On August 24, 2018, Dr. Heidari had a telephone call with a representative of a potential strategic partner (which we refer to as “Party C”) regarding a potential acquisition of Quantenna as well as potential partnership opportunities for the two companies.

On September 6, 2018, the Board held a regularly scheduled meeting. Also present were certain members of management, representatives of another potential financial advisor (for a portion of the meeting), and representatives of Qatalyst Partners (for a portion of the meeting). The Board discussed Quantenna’s performance, future growth prospects, business opportunities, potential strategic transactions and strategies for enhancing stockholder value. Representatives of a potential financial advisor joined the meeting and presented to the Board regarding, among other matters, recent developments and trends relating to Quantenna’s industry and the semiconductor industry more generally, timing considerations and other aspects relating to potential strategic transactions involving Quantenna, including potential targets that might be acquired by Quantenna. Representatives of the potential financial advisor then left the meeting. Representatives of Qatalyst Partners then joined the meeting and presented to the Board regarding, among other matters, recent developments and trends relating to Quantenna’s industry and the semiconductor industry more generally, timing considerations and other aspects relating to potential strategic transactions of Quantenna. Representatives of Qatalyst Partners then left the meeting and the Board continued to discuss various strategic possibilities.

On November 2, 2018, representatives of a potential strategic partner (which we refer to as “Party D”) met with Dr. Heidari to discuss a potential strategic partnership between the companies in response to representatives of Party D requesting such a meeting.

On November 13, 2018, Quantenna entered into a confidentiality agreement with Party D, which agreement included a customary standstill provision that would automatically terminate upon Quantenna’s entry into a merger agreement with a third party.

On November 30, 2018, a representative of Party D and Mr. Sobers met socially and had an informal conversation regarding a potential strategic partnership between Quantenna and Party D.

On December 4, 2018, a representative of a potential strategic partner (which we refer to as “Party E”) reached out to Dr. Heidari to introduce himself and to arrange for a meeting.

Also on December 4, 2018, the Board held a regularly scheduled meeting. Also present were certain members of management, representatives of Qatalyst Partners (for a portion of the meeting) and representatives of another potential financial advisor (for a portion of the meeting). Representatives of a potential financial advisor joined the meeting to discuss potential strategic targets that Quantenna could consider acquiring and then left the meeting. Mr. Jack Lazar, a member of the Board, reminded the Board of his status as a member of the board of directors of one potential strategic partner. No other Board member indicated that he or she had an interest or potential interest in Quantenna’s evaluation of its strategic alternatives that is different from, or in addition to, the interests of Quantenna’s stockholders generally or a significant relationship with any other potential strategic party. At the conclusion of this discussion, the Board and Mr. Lazar agreed that Mr. Lazar would recuse himself from the presentation to be given by Qatalyst Partners later at this meeting and from all future Board meetings (or portions thereof) that discuss any potential strategic transactions involving Quantenna to the extent that the other company for which he was a director could reasonably be a participant in any such transaction. Mr. Lazar then left the meeting. Representatives of Qatalyst Partners then joined the meeting and discussed with the Board aspects relating to the current market environment, the status of strategic discussions to date with potential strategic partners and considerations relating to various strategic paths, including, without limitation, a potential sale of Quantenna and potential strategic partners that may be interested in acquiring Quantenna. Representatives of Qatalyst then left the meeting and the Board continued its discussion regarding strategic opportunities. The Board determined to continue to explore strategic opportunities and instructed management accordingly.

On December 6, 2018, a representative of Party D spoke with Dr. Heidari at an industry conference and indicated that Party D would be interested in participating in a sale process if Quantenna should determine to conduct one.

On December 7, 2018, Dr. Heidari and representatives of Party C had a meeting to discuss a potential partnership between the two companies. During this discussion, the potential for a business combination between Party C and Quantenna was also discussed.

On December 14, 2018, the Board held a special telephonic meeting. Also present were certain members of management, representatives of Qatalyst Partners (for a portion of the meeting) and a representative of O’Melveny. Mr. MacMitchell and a representative of O’Melveny confirmed with the Board that no directors (other than Mr. Lazar, which had been previously discussed) had any interest or potential interest in Quantenna’s evaluation of its strategic alternatives that is different from, or in addition to, the interests of Quantenna’s stockholders generally or had significant relationships with any potential strategic party with which the Company could engage. Mr. Lazar then recused himself from the meeting. The Board then discussed potential strategic opportunities as well as the potential engagement of a financial advisor. The Board discussed the experience, credentials, and track record of Qatalyst Partners in advising companies in the semiconductor and wireless spaces. In addition, the Board considered the experience, credentials, and track record of another potential financial advisor in advising companies in the semiconductor industry and other relevant industries. The Board also discussed Qatalyst Partners’ initial relationship disclosure letter circulated to the Board on December 12, 2018. Mr. Sobers reviewed for the Board the terms of the proposed engagement letter that management, together with representatives of O’Melveny, had negotiated with Qatalyst Partners, a draft of which was previously distributed to the Board. Representatives of Qatalyst Partners then joined the meeting. Representatives of Qatalyst Partners discussed with the Board aspects relating to a potential sale of Quantenna. Representatives of Qatalyst Partners, management and the Board discussed potential strategic partners and after reviewing for each such potential strategic partner the anticipated level of interest of the party, the relative ability of the party to complete an acquisition of Quantenna, and the potential competitive harm to including the party in a process, agreed on a list of 11 potential strategic partners for Qatalyst Partners to contact to determine their interest in a potential acquisition of Quantenna. The representatives of Qatalyst Partners also discussed with the Board their views that private equity sponsors were not likely to be very interested in a potential acquisition of Quantenna at this time. The Board instructed management to prepare presentation materials and a financial forecast that could be used for meetings with potential strategic partners. The representatives for Qatalyst Partners then left the meeting and the Board continued to discuss potential strategic opportunities. The Board then determined to enter into the engagement letter and engage Qatalyst Partners as its financial advisor. The Board also authorized and instructed management to work with Qatalyst Partners and to have Qatalyst Partners approach the agreed upon list of strategic partners on behalf of Quantenna to determine their interest in a potential acquisition of Quantenna and to facilitate a process for the Board to review and evaluate potential proposals to acquire Quantenna.

Following the conclusion of the meeting of the Board and in furtherance of and consistent with the discussion with the Board, management instructed representatives of Qatalyst Partners to contact two additional potential strategic partners for a total of, together with the 11 potential strategic partners previously designated by the Board on December 14, 2018, 13 potential strategic partners.

Between December 18, 2018 and January 2, 2019, representatives of Qatalyst Partners and members of management contacted the 13 potential strategic partners. Of the 13 potential strategic partners contacted, eight parties (which included ON Semiconductor and Parties A, C, D, E, F, G and H (each, to the extent not previously defined, as defined below)) executed a confidentiality agreement with Quantenna (including the confidentiality agreements with Party A, executed on November 30, 2017 and Party D executed on November 13, 2018) and participated in meetings with management and, in the case of the five potential strategic partners that submitted indications of interest during Quantenna’s process, were provided access to an electronic data room populated with information about Quantenna for due diligence purposes. All of the confidentiality agreements entered into by Quantenna in this process with the parties referenced above contained a standstill provision that automatically terminated upon Quantenna’s entry into a merger agreement with a third party. (The confidentiality agreement previously entered into with Party B on March 27, 2018 did not contain a standstill provision.) The remaining five parties contacted by Qatalyst Partners did not elect to proceed and accordingly did not enter into a confidentiality agreement and did not participate in a management presentation or receive access to Quantenna’s electronic data room.

On December 18, 2018, representatives of Qatalyst Partners reached out to representatives of ON Semiconductor regarding a potential acquisition of Quantenna.

On December 19, 2018, representatives of Qatalyst Partners spoke with representatives of ON Semiconductor regarding a potential acquisition of Quantenna. Representatives of ON Semiconductor indicated that they would discuss internally and respond. Thereafter on December 19, 2018, representatives of Qatalyst Partners sent to representatives of ON Semiconductor a draft confidentiality agreement.

Also on December 21, 2018, representatives of ON Semiconductor delivered to representatives of Qatalyst Partners a markup of the draft confidentiality agreement.

On December 23, 2018, representatives of Qatalyst Partners had a telephone call with a representative of Party A regarding a potential acquisition of Quantenna. The representative of Party A requested a meeting with management, but also stated that such a transaction may not be desirable for Party A at this time.

On December 28, 2018, representatives of Qatalyst Partners delivered to representatives of ON Semiconductor a markup of the confidentiality agreement.

On January 11, 2019, management held a meeting with Party D regarding due diligence matters. Representatives of Qatalyst Partners and of Party D’s financial advisor were present.

On January 12, 2019, management held a meeting with Party C regarding due diligence matters. Representatives of Qatalyst Partners were present.

On January 15, 2019, as indicated above, Quantenna entered into a confidentiality agreement with ON Semiconductor, which agreement was dated effective as of December 21, 2018 and included a customary standstill provision that would automatically terminate upon Quantenna’s entry into a merger agreement with a third party.

On January 21, 2019, management held a meeting with ON Semiconductor regarding due diligence matters. Representatives of Qatalyst Partners were present.

Also on January 21, 2019, management and representatives of Party D had a due diligence call regarding financial matters and customers of Quantenna. Representatives of Qatalyst Partners were present.

On January 22, 2019, management held a telephonic meeting with a potential strategic partner (which we refer to as “Party F”) regarding due diligence matters. Representatives of Qatalyst Partners were present.

Also on January 22, 2019, management held a meeting with a potential strategic partner (which we refer to as “Party G”) regarding due diligence matters. Representatives of Qatalyst Partners were present.

Also starting on January 22, 2019 and ending on January 28, 2019, representatives of Qatalyst Partners, with the authorization of management, and following each such potential strategic partner’s meeting with management, sent to representatives of each of ON Semiconductor, Party A, Party C, Party D, Party E, Party F, Party G and Party H a process letter inviting each of them to submit by February 8, 2019 a non-binding indication of interest to acquire Quantenna.

On January 23, 2019, management held a meeting with Party E regarding due diligence matters. Representatives of Qatalyst Partners and Party E’s financial advisor were present.

On January 24, 2019, management held a meeting with a potential strategic partner (which we refer to as “Party H”) regarding due diligence matters. Representatives of Qatalyst Partners and of Party H’s financial advisor were present.

Also on January 24, 2019, a representative of a potential strategic partner (which we refer to as “Party I”) contacted Mr. Lazar indicating that Party I may be interested in exploring potential discussions with Quantenna that could ultimately lead to a business collaboration between the parties or a strategic transaction. Mr. Lazar then reported this conversation to Dr. Heidari.

On January 28, 2019, management held an in-person meeting with Party A regarding due diligence matters. Representatives of Qatalyst Partners were present.

On January 29, 2019, representatives of Party B informed Dr. Heidari that Party B may be ready to engage in more serious discussions regarding a potential strategic transaction between Quantenna and Party B.

On February 1, 2019, representatives of Party C stated to representatives of Qatalyst Partners that Party C had not reached a decision regarding whether to submit a proposal to potentially acquire Quantenna and would not likely reach a decision by February 8, 2019.

On February 4, 2019, representatives of Qatalyst Partners followed up with representatives of Party A and received no response. Thereafter, there was no further contact with Party A.

On February 5, 2019, representatives of Party D’s financial advisor called representatives of Qatalyst Partners to inform Qatalyst Partners that Party D was withdrawing from Quantenna’s process.

Later on February 5, 2019, a representative of Party D called Dr. Heidari and they discussed the potential transaction. During this conversation, the representative from Party D commented that they would reconsider participating in the process subject to further internal discussion.

On February 7, 2019, representatives of Qatalyst Partners spoke with representatives of Party D’s financial advisor, who informed representatives of Qatalyst Partners that the board of directors of Party D was still considering submitting an indication of interest to potentially acquire Quantenna, but that Party D would not be in a position to submit such indication of interest on February 8, 2019.

On February 8, 2019, representatives of ON Semiconductor delivered to representatives of Qatalyst Partners a non-binding written indication of interest to acquire Quantenna for an all-cash purchase price of $21.00 per share. Such non-binding written indication of interest stated that ON Semiconductor would fund the purchase price through cash on hand or through funds available under its revolving credit facility.

Also on February 8, 2019, representatives of Party E delivered to representatives of Qatalyst Partners a non-binding written indication of interest to acquire Quantenna for an all-cash purchase price of $21.50 per share, and noted that Party E was open to considering including shares of Party E common stock as a portion of the consideration. Such non-binding written indication of interest stated that Party E would fund the purchase price through a combination of cash from Party E’s balance sheet and debt financing. Representatives of Party E also delivered to representatives of Qatalyst Partners a highly confident letter from Party E’s potential financing source.

Also on February 8, 2019, representatives of Party H delivered to representatives of Qatalyst Partners a non-binding written indication of interest to acquire Quantenna for an all-cash purchase price of $22.00 per share. Such non-binding written indication of interest stated that Party H would fund the purchase price through a combination of pro forma balance sheet cash, an existing revolving credit facility and new debt financing if required.

Also on February 8, 2019, representatives of Party G delivered to representatives of Qatalyst Partners a non-binding written indication of interest to acquire Quantenna for an all-cash purchase price range of $19.00 to $21.00 per share. Such non-binding written indication of interest stated that Party G would fund the purchase price through debt financing without further detail. In addition, in such non-binding written indication of interest, Party G requested 45 days of exclusivity.

Also on February 8, 2019, representatives of Party F informed representatives of Qatalyst Partners that Party F was withdrawing from participation in Quantenna’s process.

On February 10, 2019, representatives of Party D delivered to representatives of Qatalyst Partners a non-binding written indication of interest to acquire Quantenna for an all-cash purchase price of $18.00 per share. In such non-binding written indication of interest, Party D requested 30 days of exclusivity, with the potential for an additional 10-day extension of such exclusivity.

On February 11, 2019, representatives of Qatalyst Partners spoke with representatives of ON Semiconductor to clarify certain points in ON Semiconductor’s written indication of interest. On such call, representatives of ON Semiconductor reiterated their ability and readiness to proceed with a potential acquisition of Quantenna quickly.

On February 12, 2019, the Board held a special telephonic meeting. Also present were certain members of management, representatives of Qatalyst Partners (for a portion of the meeting) and representatives of O’Melveny. After joining the meeting to confirm the presence of a quorum, Mr. Lazar was recused. Mr. Sobers reviewed, among other matters, the 2019 annual operating plan of Quantenna as well as the risks associated with achieving such plan. Following discussion, the Board approved the 2019 annual operating plan in the form presented by Mr. Sobers. Mr. Sobers also reviewed a management-prepared preliminary ten-year forecast of Quantenna’s projected results of operations (which incorporated the 2019 annual operating plan) as well as the risks associated with achieving such forecasts. Following discussion, the Board expressed its support for using the preliminary ten-year forecast in its review and consideration of strategic transactions and with the distribution of the first three years of such forecast to potential strategic partners, which such ten-year forecasts are collectively the “management projections” and such three-year forecasts are collectively the “management subset projections.” See the section entitled “The Merger—Certain Company Forecasts” beginning on page 49. Dr. Heidari reported that, as agreed upon, Qatalyst Partners had reached out to the 13 potential strategic partners to explore if there would be an interest in a potential acquisition of the Company. The Board then discussed whether to include in the process four competitively sensitive potential strategic partners (which were not included in the 13 potential strategic partners approached by Qatalyst Partners as a result of such competitive sensitivities), including Party B and Party I. The Board discussed the competitive risks presented by each such potential strategic partner, and antitrust and other regulatory considerations relating to a potential acquisition of Quantenna by such competitively sensitive potential strategic partners. Representatives of Qatalyst Partners then joined the meeting and discussed, among other matters, a status and summary update of the process, including that of the 13 potential strategic partners that were contacted, eight attended a meeting with management, four declined to participate in a meeting and one was still reviewing whether to proceed with a meeting. Representatives of Qatalyst Partners then noted that of the eight potential strategic partners that participated in a meeting with management, 5 submitted non-binding indications of interest, which were ON Semiconductor, Party D, Party E, Party G and Party H. Representatives of Qatalyst Partners also noted that the proposed acquisition price in the indications of interest ranged from a low of $18 per share to a high of $22 per share and that all were cash bids. Representatives of Qatalyst Partners then provided a summary of the non-binding indications of interest received from ON Semiconductor, Party D, Party E, Party G and Party H. Representatives of Qatalyst Partners then discussed advancing ON Semiconductor, Party E, Party G and Party H in Quantenna’s process and informing Party D that as a result of its materially lower initial bid as compared to the other four initial bids, Party D would not be advanced in Quantenna’s process. Representatives of Qatalyst Partners then discussed the four competitively sensitive potential strategic partners (including Party B and Party I), including the potential risks and benefits of including any or all of them in Quantenna’s process. A representative of O’Melveny reviewed antitrust considerations relating to such competitively sensitive potential strategic partners. Following discussions, the Board instructed (i) Qatalyst Partners to approach ON Semiconductor, Party E, Party G and Party H regarding moving them forward in Quantenna’s process and in connection therewith, permitting each such party to conduct further due diligence, (ii) Qatalyst Partners to advise Party D that it would not be invited to continue in Quantenna’s process due to its materially lower initial bid, (iii) Dr. Heidari to respond to the inbound inquiries from each of Party B and Party I for meetings regarding potential business development discussions or a potential strategic transaction, but to not at this time reference the existing Quantenna process and (iv) Qatalyst Partners and management not to include the other two competitively sensitive potential strategic partners in the process at this time. Representatives of Qatalyst Partners then left the meeting and the Board continued to discuss the strategic transaction process. Mr. MacMitchell and representatives of O’Melveny then discussed with the Board information regarding the summary of a draft merger agreement prepared by representatives of O’Melveny, which provided, among other matters, that the draft merger agreement to be provided to potential strategic partners who would be continuing to participate in Quantenna’s process included (i) a “hell or high water” regulatory efforts covenant and (ii) a 2% of equity value termination fee payable by Quantenna, among other circumstances, in connection with Quantenna accepting a superior proposal or making a recommendation change.

Also on February 12, 2019, representatives of Qatalyst Partners spoke with representatives of ON Semiconductor, Party E, Party G and Party H and informed each of them that each such party would be invited to conduct further due diligence and move on in Quantenna’s process, but that the process is competitive and each party would need to increase their purchase price.

Also on February 12, 2019, representatives of Qatalyst Partners informed representatives of Party D that the Board had not invited Party D to move forward in Quantenna’s process due to the materially lower price included in Party D’s non-binding indication of interest letter. Representatives of Qatalyst Partners also provided the same information to representatives of Party D’s financial advisor.

On February 13, 2019, representatives of Party D called Dr. Heidari and verbally delivered a revised proposal to potentially acquire Quantenna for an all-cash purchase price of $22.00 per share and stated that Party D’s board of directors had approved such proposal.

On February 14, 2019, representatives of Party D’s financial advisor delivered to representatives of Qatalyst Partners a revised written proposal for Party D to potentially acquire Quantenna for an all-cash purchase price of $22.00 per share, including a highly confident letter from Party D’s potential financing source.

Also on February 14, 2019, Dr. Heidari spoke with a representative of Party I in response to the January 24, 2019 outreach from Party I to Mr. Lazar. The parties agreed to schedule an in-person meeting (not including Mr. Lazar) to engage in discussions regarding a potential collaboration or strategic transaction between the parties.

On February 15, 2019, representatives of Qatalyst Partners informed representatives of the financial advisor of Party D that based on the revised proposal that Party D would be invited to conduct further due diligence and move on in Quantenna’s process.

Also on February 15, 2019, representatives of Party B discussed its business and a potential business combination between Party B and Quantenna with Dr. Heidari. The representatives of Party B informed Dr. Heidari that Party B expected to make a decision by March 14, 2019. Thereafter, representatives of Party B did not reach out to Dr. Heidari or representatives of Qatalyst Partners to further discuss a potential acquisition of Quantenna. Quantenna and representatives of Qatalyst Partners also did not reach out further to Party B due to potential competitive dynamics and other considerations consistent with the Board discussion at the meeting of the Board on February 12, 2019.

Starting on February 16, 2019, and following confirmation from management that it should proceed, Qatalyst Partners provided representatives of ON Semiconductor, Party D, Party E, Party G and Party H with access to an electronic data room populated with information about Quantenna for due diligence purposes. In the following weeks until March 20, 2019, in addition to the meetings held by management with ON Semiconductor, Party D, Party E, Party G and Party H detailed below, management responded to follow-up diligence questions from, held multiple follow-up diligence telephone calls with, and shared additional diligence materials with, representatives of ON Semiconductor, Party D, Party E, Party G and Party H.

On February 19, 2019, management had in-person diligence meetings with representatives of Party D, which primarily focused on revenue forecasts, customers, product roadmap, Quantenna’s financial model and cost structures. Representatives of Qatalyst Partners and Party D’s financial advisor also attended such meetings.

On February 20 and 21, 2019, management had in-person diligence meetings with representatives of Party E, which primarily focused on technology, engineering, operations, quality, sales, finance, legal and human resources topics. Representatives of Qatalyst Partners and Party E’s financial advisor attended such meetings.

On February 21, 2019, representatives of Party I requested a meeting with Dr. Heidari.

On February 22, 2019, management had in-person diligence meetings with representatives of Party G, which primarily focused on product, sales and finance diligence. Representatives of Qatalyst Partners and Party G’s financial advisor were also present.

On February 26, 2019, management had in-person diligence meetings with representatives of Party G, which primarily focused on financial diligence. Representatives of Qatalyst Partners and Party G’s financial advisor were also present.

On February 27, 2019, representatives of Qatalyst Partners, with the authorization of management, delivered to representatives of each of ON Semiconductor, Party D, Party E, Party G and Party H a process letter and draft merger agreement and requested that revised proposals to acquire Quantenna be submitted by March 20, 2019, along with a markup of the draft merger agreement, committed financing, confirmation that due diligence is complete and that applicable necessary approvals have been obtained by such date.

Also on February 27, 2019, representatives of Party G’s financial advisor called representatives of Qatalyst Partners and, among other matters discussed, asked whether Quantenna would be willing to consider common stock consideration. The representatives of Qatalyst Partners responded that they believed Quantenna would be willing to consider common stock consideration if necessary. Representatives of Party G’s financial advisor communicated that Party G’s diligence should be completed by March 20, 2019, but that Party G may have a few confirmatory diligence items to finalize thereafter.

Also on February 27, 2019, representatives of Party C stated to representatives of Qatalyst Partners that Party C had not yet reached a decision regarding whether to submit a proposal to potentially acquire Quantenna and stated that Party C understood that their continued inaction could effectively remove Party C from Quantenna’s process.

On March 6, 2019, management had in-person diligence meetings with representatives of Party D, which primarily focused on finance, technology, engineering, legal, operations and human resources. Representatives of Qatalyst Partners and Party D’s financial advisor were also present.

On March 7, 2019, representatives of ON Semiconductor and management held in-person due diligence meetings, focusing primarily on human resources, legal and finance matters. Representatives of Qatalyst Partners were also present. Representatives of O’Melveny and representatives of Morrison & Foerster LLP, legal counsel to ON Semiconductor (which we refer to as “Morrison & Foerster”), also attended a portion of such meetings.

Also on March 7, 2019, representatives of O’Melveny delivered to representatives of each of ON Semiconductor, Party D, Party E, Party G and Party H the draft disclosure letter to the merger agreement.

On March 11 and 12, 2019, representatives of Party H and management held in-person due diligence meetings, focusing primarily on operations and technology, engineering, finance, legal and human resources. Representatives of Qatalyst Partners and Party H’s financial advisor also attended such meetings. Representatives of O’Melveny and representatives of Party H’s legal counsel also attended a portion of such meetings.

Also on March 11, 2019, a representative of Party E communicated to Dr. Heidari that Party E was withdrawing from Quantenna’s process. Quantenna then terminated Party E’s access to the electronic data room.

Also on March 11, 2019, Dr. Heidari attended a meeting with representatives of Party I, but there was no discussion regarding a potential acquisition of Quantenna by Party I. Thereafter, there were no further communications with Party I regarding a potential strategic transaction between Quantenna and Party I.

On March 12, 2019, representatives of ON Semiconductor and management held in-person due diligence meetings, focusing primarily on technology, engineering, operations and sales of Quantenna.

Also on March 12, 2019, representatives of Party E’s financial advisor spoke with a representative of Qatalyst Partners and confirmed that Party E was withdrawing from Quantenna’s process.

Also on March 12, 2019, representatives of Qatalyst Partners spoke with representatives of ON Semiconductor. Representatives of ON Semiconductor communicated that they intended to submit a revised proposal on March 20, 2019 to acquire Quantenna and in that proposal would provide information regarding ON Semiconductor’s cash balance and available capacity under its revolving credit facility, noting that ON Semiconductor would not require additional financing in connection with a potential acquisition of Quantenna. Representatives of ON Semiconductor further noted to representatives of Qatalyst Partners that an updated proposal to potentially acquire Quantenna would be approved by the Executive Committee of the board of directors of ON Semiconductor, not ON Semiconductor’s full board of directors, but that ON Semiconductor would be able to quickly assemble its board of directors for approval to execute a merger agreement, when a definitive agreement with Quantenna was ready for approval.

Also on March 12, 2019, representatives of Party G’s financial advisor spoke with representatives of Qatalyst Partners and communicated that (i) if Party G were to make a final proposal, it would be within the range previously provided in its written indication of interest dated February 8, 2019 (which was $19.00 to $21.00 per share), (ii) financing commitments would not be available by March 20, 2019, and (iii) Party G was unlikely to provide a markup of the draft merger agreement. As a result, representatives of Party G inquired regarding whether or not Party G should submit a final proposal. Representatives of Qatalyst Partners reiterated the position that (a) the Board was focused only on the high end of the purchase price range Party G provided, (b) such a price would likely still not be sufficient to prevail in Quantenna’s process, and (c) ultimately it would be Party G’s decision whether to submit a final proposal.

On March 14, 2019, representatives of ON Semiconductor spoke with representatives of Qatalyst Partners regarding the status of due diligence and indicated that ON Semiconductor had made strong progress and would be ready to move quickly (reaching a decision and executing a merger agreement in as little as a week or less) if needed in connection with a potential acquisition of Quantenna.

On March 15, 2019, representatives of Party G informed representatives of Qatalyst Partners that Party G was withdrawing from Quantenna’s process. Quantenna then terminated Party G’s access to the electronic data room.

On March 17, 2019, a representative of Party D reached out to Dr. Heidari and communicated that Party D was withdrawing from Quantenna’s process. Quantenna then terminated Party D’s access to the electronic data room.

On March 18, 2019, representatives of Party H informed representatives of Qatalyst Partners that Party H required more time to submit an updated proposal to acquire Quantenna and that Party H was targeting March 22, 2019 to submit such updated proposal.

On March 19, 2019, representatives and advisors of ON Semiconductor conducted a review of the workpapers of PricewaterhouseCoopers LLP, Quantenna’s independent registered public accounting firm (which we refer to as “PwC”).

Also on March 19, 2019, representatives of Qatalyst Partners spoke with representatives of Party H and requested that Party H provide its markup of the merger agreement by March 20, 2019 even if Party H could not submit its updated proposal at such time. Representatives of Qatalyst Partners further requested that if Party H could not submit its revised proposal prior to March 22, 2019, that Party H provide it during the morning of March 22, 2019 to allow for the Board to consider Party H’s proposal at the Board’s special meeting on March 22, 2019.

On March 20, 2019, representatives of ON Semiconductor delivered to representatives of Qatalyst Partners a non-binding written letter of intent, which provided for the acquisition of Quantenna for an all-cash purchase price of $23.00 per share, as well as a markup of the draft merger agreement and the Quantenna disclosure letter. ON Semiconductor confirmed in its non-binding written letter of intent, among other matters, that diligence was substantially complete, that the submission of such non-binding written letter of intent was approved by the Executive Committee of ON Semiconductor and that ON Semiconductor intended to fund the potential acquisition of Quantenna using cash on its balance sheet and/or its existing revolving credit facility. ON Semiconductor again reiterated its ability to move rapidly to execute a merger agreement. The revised draft of the merger agreement, among other matters, (i) removed the “hell or high water” regulatory efforts covenant, (ii) included revisions to the non-solicitation and deal protection provisions and related termination rights and fees, including revising the draft to provide that the Quantenna termination fee would equal 3% of the equity value of Quantenna and (iii) replaced the financing provisions with a representation that ON Semiconductor will have, at the closing of the merger, sufficient cash on hand and available under its existing revolving credit facility to pay the merger consideration.

Also on March 20, 2019, representatives and advisors of Party H conducted a review of PwC’s work papers and participated in multiple diligence calls with management regarding tax matters.

During the morning of March 22, 2019, representatives of Party H delivered to representatives of Qatalyst Partners a non-binding written letter of intent, which provided for the acquisition of Quantenna for an all-cash purchase price of $22.75 per share, as well as a markup of the draft merger agreement and a financing commitment letter from Party H’s potential lender. The non-binding written letter of intent also indicated that, prior to or concurrently with entering into a merger agreement, Party H expected to enter into agreements with Dr. Heidari and certain other key members of management for retention purposes and also expected to conduct customer due diligence telephone calls. Such non-binding written letter of intent also referenced a target date of April 8, 2019 for signing the draft merger agreement and announcement of the potential acquisition of Quantenna.

On March 22, 2019, the Board held a special meeting. Also present were certain members of management, representatives of Qatalyst Partners (for a portion of the special meeting) and representatives of O’Melveny. After joining the meeting to confirm the presence of a quorum, Mr. Lazar was recused. Dr. Heidari led a review of Quantenna’s business, reviewing customer relations, competitive challenges, Quantenna’s product portfolio, engineering and technology matters, human resources matters, and potential investment opportunities. Mr. MacMitchell also provided a legal update. Mr. Sobers provided a financial update for the Board and confirmed that the management projections had not changed since the Board last reviewed the management projections at the February 12, 2019 special meeting. Dr. Heidari and Messrs. Sobers and MacMitchell led the Board in a discussion of the potential risks associated with achieving such forecasts. Mr. MacMitchell and representatives of O’Melveny reviewed for the Board its fiduciary duties under Delaware law. Representatives of Qatalyst Partners then joined the meeting and (i) reviewed with the Board the process conducted to date, including the interactions with Party B and Party I, (ii) reviewed for the Board the letter of intent submitted by ON Semiconductor on March 20, 2019 and the letter of intent submitted by Party H earlier on March 22, 2019, including the manner in which each party proposed to finance the transaction, the proposed revisions to the draft merger agreement and the contingencies to signing the merger agreement, including the contingencies included in Party H’s non-binding written letter of intent that were not included in ON Semiconductor’s non-binding written letter of intent, and (iii) discussed with the Board the recent trading activity of Quantenna’s common stock. The Board then discussed the management projections, including the risks associated with achieving such forecasts. Representatives of Qatalyst Partners then discussed with the Board next steps. Following discussion, the Board instructed Qatalyst Partners to communicate to each of ON Semiconductor and Party H that (a) the Board is seeking an all-cash price of $24.75 per share and (b) the importance of eliminating any contingencies to entering into a merger agreement, and doing so in an expedited fashion. The Board also instructed Qatalyst Partners to respond to Party H that it was behind on price, speed, contingencies to signing and the extent of the substantive comments in its markup of the draft merger agreement. Representatives of Qatalyst Partners then left the meeting to contact ON Semiconductor and Party H, and Mr. MacMitchell and representatives of O’Melveny reviewed the material terms of the markups of the draft merger agreements by ON Semiconductor and Party H. Mr. MacMitchell and representatives of O’Melveny then discussed regulatory matters with the Board, including the differences in regulatory approval requirements between a transaction with ON Semiconductor and a transaction with Party H. The representatives of Qatalyst Partners then rejoined the meeting to report on a conversation they had with representatives of ON Semiconductor. The representatives of Qatalyst Partners reported that they had delivered the message as instructed to the representatives of ON Semiconductor. The representatives of Qatalyst Partners reported that the representatives of ON Semiconductor inquired as to whether Quantenna would agree to exclusivity in exchange for a higher price and that the Qatalyst Partners representatives had responded that Quantenna was not willing to grant exclusivity at this time and that ON Semiconductor’s best avenue for securing the transaction was to increase its bid and be prepared to quickly enter into the merger agreement (and noted in their conversation with the representatives of ON Semiconductor that O’Melveny would be providing a revised draft of the merger agreement shortly to Morrison & Foerster). The representatives of Qatalyst Partners then left the meeting to contact Party H and returned after they had spoken with representatives of Party H, reporting to the Board that they had delivered the message to the representatives of Party H as instructed. The Board concluded the meeting by determining to hold telephonic Board meetings on a daily basis at 5:00 p.m. PT until further notice.

Later on March 22, 2019, representatives of O’Melveny, on behalf of Quantenna, delivered to representatives of Morrison & Foerster a markup of the draft merger agreement. The revised draft, among other matters, (i) provided for a heightened regulatory efforts covenant and a reverse termination fee in the event that regulatory approvals were not obtained, (ii) included revisions to the non-solicitation and deal protection provisions and related termination rights and fees, (iii) added a representation to confirm that not only would ON Semiconductor have sufficient funds to pay the aggregate merger consideration at the closing of the merger, but that they would also have sufficient funds upon signing of the merger agreement to pay the merger consideration, (iv) provided Quantenna with greater flexibility to operate its business during the interim period between signing the merger agreement and closing the merger (we refer to these provisions as the “interim operating covenants”), and (v) revised the treatment of unvested, in-the-money stock options.

Later on March 22, 2019, a representative of O’Melveny spoke with a representative of Party H’s legal counsel and advised him that Party H was in a competitive process, but that the revised draft of the merger agreement they submitted was not competitive and that O’Melveny was working on a revised draft in response.

On March 23, 2019, representatives of ON Semiconductor spoke with representatives of Qatalyst Partners and informed them that ON Semiconductor was not prepared to increase its proposed acquisition price of $23.00 per share. Representatives of Qatalyst Partners and representatives of ON Semiconductor further discussed such purchase price and Quantenna’s process and representatives of Qatalyst Partners encouraged representatives of ON Semiconductor to submit a revised letter of intent increasing its purchase price prior to the meeting of the Board scheduled for later on March 23, 2019.

Also on March 23, 2019, representatives of Qatalyst Partners spoke with representatives of Party H and its financial advisor regarding the process and reiterated that Party H would need to increase its purchase price.

Later on March 23, 2019, representatives of ON Semiconductor communicated verbally to representatives of Qatalyst Partners a revised proposal to potentially acquire Quantenna for $23.75 per share of Quantenna common stock, with such proposal conditioned upon Quantenna granting a period of two weeks of exclusivity to ON Semiconductor, while also noting that despite the request for two weeks of exclusivity, ON Semiconductor expected to be able to execute a merger agreement with Quantenna within one week.

Later on March 23, 2019, representatives of O’Melveny spoke with representatives of Morrison & Foerster regarding the draft merger agreement and the representatives of Morrison & Foerster expressed the following as the key open points for ON Semiconductor in the draft merger agreement: (i) the regulatory efforts standard and related termination fee that would be payable by ON Semiconductor if the regulatory conditions were not satisfied (at a time when the other conditions to closing were satisfied), (ii) the scope of the interim operating covenants, (iii) the scope of the non-solicitation and deal protection provisions and related termination rights, and (iv) the treatment of unvested, in-the-money stock options.

Later on March 23, 2019, representatives of Qatalyst Partners informed representatives of Party H and its financial advisor that there had been further developments regarding the Quantenna process and requested that Party H, prior to the meeting of the Board scheduled for later on March 23, 2019, provide a revised proposal to potentially acquire Quantenna before the special meeting of the Board scheduled for later on March 23, 2019, including further clarity from Party H regarding timing to execute a merger agreement.

Immediately preceding the special meeting of the Board on March 23, 2019, representatives of Party H submitted to representatives of Qatalyst Partners a revised non-binding written letter of intent, which stated it was their best and final proposal, to acquire Quantenna at an all-cash purchase price of $24.50 per share, subject to a seven-day exclusivity period. Party H’s revised offer included certain signing contingencies relating to further customer diligence and retention of certain key employees of Quantenna.

Later on March 23, 2019, the Board held a special telephonic meeting. Also present were certain members of management, representatives of Qatalyst Partners and representatives of O’Melveny. After joining the meeting to confirm the presence of a quorum, Mr. Lazar was recused. Representatives of Qatalyst Partners provided an update to the Board regarding communications with ON Semiconductor and Party H since the Board meeting on March 22, 2019, including with respect to the verbal proposal that had been provided by ON Semiconductor and the revised non-binding written letter of intent that had been submitted by Party H. The Board, together with representatives of Qatalyst Partners and O’Melveny, discussed (i) the price proposed by Party H in comparison to the price proposed by ON Semiconductor, (ii) the additional conditions to executing a merger agreement included in Party H’s non-binding written letter of intent, which were not present in ON Semiconductor’s non-binding written letter of intent, and (iii) the additional regulatory approvals required in connection with an acquisition by Party H as opposed to an acquisition by ON Semiconductor. The Board, together with representatives of O’Melveny, also noted that Party H’s markup of the draft merger agreement was much more extensive and less favorable to Quantenna than the markup from ON Semiconductor. The Board then discussed the requests by ON Semiconductor and Party H for exclusivity. Following discussion, the Board instructed representatives of Qatalyst Partners to communicate to ON Semiconductor that the Board was willing to enter into a very limited exclusivity period with ON Semiconductor if ON Semiconductor was prepared to increase its bid to at least $24.50 per share. The Board also instructed Dr. Heidari to discuss with Party H the various conditions that Party H required before Party H would enter into a merger agreement with Quantenna and attempt to resolve the issues of greatest concern to Party H. The Board then unanimously (with Mr. Lazar recused) authorized Dr. Heidari to enter into an exclusivity agreement with ON Semiconductor if ON Semiconductor increased its all-cash bid to at least $24.50 per share.

Later on March 23, 2019, representatives of Qatalyst Partners spoke with representatives of ON Semiconductor and reiterated that the Board was seeking a price of $24.75 per share of Quantenna common stock, informed them that ON Semiconductor was not the highest bidder for Quantenna and that ON Semiconductor would need to raise their purchase price to no less than $24.50 per share in order for the Board to consider entering into a short period of exclusivity.

Later on March 23, 2019, representatives of ON Semiconductor then verbally communicated to representatives of Qatalyst Partners that ON Semiconductor would submit a revised proposal to potentially acquire Quantenna for $24.50 per share of Quantenna common stock and would provide a limited exclusivity agreement.

On March 24, 2019, Dr. Heidari spoke with the Chief Executive Officer of Party H. The Chief Executive Officer of Party H reiterated Party H’s intention to perform additional customer diligence and stated that such a meeting would preferably occur in-person prior to any execution of a definitive merger agreement. The Chief Executive Officer of Party H also stated that further actions would need to be taken prior to any execution of a definitive merger agreement to ensure key employee retention, including that Dr. Heidari would need to waive acceleration of his unvested equity in connection with the transaction, noting that it was expected that Dr. Heidari would be granted additional incentive compensation by Party H.

Also on March 24, 2019, Dr. Heidari spoke with Mr. Keith Jackson, President and Chief Executive Officer of ON Semiconductor, regarding the potential acquisition of Quantenna by ON Semiconductor. Mr. Jackson reiterated ON Semiconductor’s interest to acquire Quantenna as proposed and willingness to proceed on the accelerated basis previously discussed.

Also on March 24, 2019, representatives of Morrison & Foerster delivered to representatives of O’Melveny a draft exclusivity agreement, which provided that exclusivity would continue through the end of the day on March 27, 2019, subject to two potential two-day automatic extensions of exclusivity if at the expirations thereof both parties remained in good faith working towards a signing of the merger agreement.

Later on March 24, 2019, representatives of O’Melveny, on behalf of Quantenna, delivered to representatives of Morrison & Foerster a revised draft of the exclusivity agreement removing the two potential two-day automatic extensions of exclusivity and adding that the exclusivity period would terminate if ON Semiconductor lowered its price per share of Quantenna common stock below $24.50. Thereafter on the same day, Quantenna and ON Semiconductor signed such revised exclusivity agreement.

Prior to Quantenna and ON Semiconductor entering into the exclusivity agreement on March 24, 2019, representatives of Quantenna informed representatives of Party H that Quantenna was going to enter into exclusivity with another party and would need to cease communications. At this time, Party H’s access to the electronic data room of Quantenna was terminated.

Later on March 24, 2019, the Board held a special telephonic meeting Also present were certain members of management, representatives of Qatalyst Partners and representatives of O’Melveny. Mr. Lazar was not present as he was recused. Representatives of Qatalyst Partners provided an update to the Board regarding communications with ON Semiconductor and Party H since the prior Board meeting on March 23, 2019. Representatives of Qatalyst Partners and O’Melveny reviewed the ON Semiconductor exclusivity agreement with the Board and informed the Board that Quantenna had executed such exclusivity agreement. Representatives of O’Melveny then reviewed with the Board the open material issues in the draft merger agreement, noting that the issues were unchanged from those reported by O’Melveny to the Board at the March 23, 2019 Board meeting, except that the treatment of the unvested, in-the-money stock options had been resolved. The representatives of O’Melveny noted that they expected to receive a revised draft of the merger agreement from Morrison & Foerster later on March 24, 2019 and expected to engage in further detailed negotiations with representatives of Morrison & Foerster on the draft merger agreement beginning on March 25, 2019.

Later on March 24, 2019, representatives of Morrison & Foerster, on behalf of ON Semiconductor, delivered to representatives of O’Melveny a markup of the draft merger agreement. The revised draft, among other matters, (i) removed the heightened regulatory efforts covenant and removed the reverse termination fee in the event that regulatory approvals were not obtained, and (ii) included revisions to the non-solicitation and deal protection provisions and related termination rights.

Between March 25, 2019 and March 27, 2019, representatives of O’Melveny and representatives of Morrison & Foerster engaged in further detailed negotiations regarding the draft merger agreement and draft disclosure letter.

On March 25, 2019, the Board held a special telephonic meeting. Also present were certain members of management, representatives of Qatalyst Partners and representatives of O’Melveny. After joining the meeting to confirm the presence of a quorum, Mr. Lazar was recused. Representatives of O’Melveny reviewed with the Board the open issues in the draft merger agreement, including the regulatory efforts covenant and reverse termination fee and next steps for finalizing the draft merger agreement. Together with representatives of O’Melveny, the Board then discussed regulatory aspects of the contemplated merger with ON Semiconductor. Following discussion, the Board expressed that Quantenna should show flexibility on the regulatory covenant and reverse termination fee open issues.

Later on March 25, 2019, representatives of O’Melveny, on behalf of Quantenna, delivered to representatives of Morrison & Foerster a markup of the draft merger agreement in which, among other matters, Quantenna accepted the removal of the reverse termination fee tied to any failure to obtain regulatory approvals and accepted ON Semiconductor’s formulation of the regulatory efforts covenant.

On March 26, 2019, representatives of Morrison & Foerster, on behalf of ON Semiconductor, delivered to representatives of O’Melveny a markup of the draft merger agreement.

Later on March 26, 2019, the Board held a special telephonic meeting. Also present were certain members of management, representatives of Qatalyst Partners and representatives of O’Melveny. After joining the meeting to confirm the presence of a quorum, Mr. Lazar was recused. Representatives of O’Melveny reviewed with the Board the remaining open issues in the draft merger agreement, including the definition of superior proposal and the consequences if Quantenna breached the non-solicitation provisions. Following discussion, the Board instructed O’Melveny to finalize negotiations of the draft merger agreement and that the Board would be willing to accept ON Semiconductor’s position with respect to the definition of superior proposal but instructed O’Melveny to continue to push for Quantenna’s position with respect to the consequences if Quantenna breached the non-solicitation provisions.

Later on March 26, 2019, representatives of O’Melveny, on behalf of Quantenna, delivered to representatives of Morrison & Foerster a markup of the draft merger agreement in which Quantenna, among other matters, accepted ON Semiconductor’s formulation of the definition of superior proposal and retained Quantenna’s position with respect to the consequences if Quantenna breached the non-solicitation provisions. After conferring with representatives of ON Semiconductor, the representatives of Morrison & Foerster informed the representatives of O’Melveny that the proposed compromise was acceptable and then the representatives of O’Melveny and Morrison & Foerster worked to finalize the draft merger agreement and disclosure letter, both of which were finalized on March 27, 2019, prior to the respective board of directors meetings of the parties.

On March 27, 2019, the Board held a special telephonic meeting to consider the terms of the final proposed acquisition of Quantenna by ON Semiconductor, including the terms of the merger agreement. Also present were representatives of Qatalyst Partners and O’Melveny. Mr. Lazar was not present as he was recused. Representatives of O’Melveny reviewed with the Board the proposed acquisition of Quantenna by ON Semiconductor and the final material terms of the merger agreement. Representatives of O’Melveny also notified the Board during the course of the meeting that Morrison & Foerster had confirmed that the board of directors of ON Semiconductor had approved the merger agreement as proposed at its board of directors meeting. Representatives of Qatalyst Partners highlighted for the Board the above-described process that had been conducted by the Board, management and representatives of Qatalyst Partners. Representatives of Qatalyst Partners then presented to the Board their financial analyses of the $24.50 per share of Quantenna common stock cash consideration to be received by the holders of shares of Quantenna common stock pursuant to the merger agreement. At the request of the Board, a representative of Qatalyst Partners then delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, based on and subject to the assumptions in the written opinion letter, Qatalyst Partners was of the opinion on March 27, 2019 that the merger consideration to be received by the holders of shares of Quantenna common stock (other than ON Semiconductor or any affiliate of ON Semiconductor) pursuant to, and in accordance with, the terms of the merger agreement, is fair, from a financial point of view, to such holders of shares of Quantenna common stock. The full text of the written opinion of Qatalyst Partners, dated March 27, 2019, which sets forth, among other matters, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering their opinion, is attached as Annex B to this proxy statement. See also “The Merger—Opinion of Qatalyst Partners LP”. After discussion among the directors, the Board unanimously (without Mr. Lazar due to his recusal) (i) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Quantenna’s stockholders, (ii) adopted and declared advisable the merger agreement and the transactions contemplated thereby, and (iii) resolved to recommend that Quantenna’s stockholders adopt the merger agreement, all upon the terms and subject to the conditions set forth in the merger agreement.

Following the closing of the financial markets in the United States on March 27, 2019, Quantenna and ON Semiconductor entered into the merger agreement and issued a joint press release announcing the proposed merger.

Reasons for the Merger; Recommendation of the Board

The Board recommends that you vote “FOR” the merger proposal.

The Board held numerous meetings at which the business strategies, opportunities and challenges of Quantenna were evaluated and potential strategic alternatives, including a sale of Quantenna, were considered.

At a meeting held on March 27, 2019, after careful consideration, the Board unanimously (with Mr. Lazar recusing himself) (i) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Quantenna’s stockholders, (ii) adopted and declared advisable the merger agreement and the transactions contemplated thereby, and (iii) resolved, subject to certain provisions of the merger agreement, to recommend that Quantenna’s stockholders adopt the merger agreement, all upon the terms and subject to the conditions set forth therein.

In evaluating and reaching its decision, the Board consulted with senior management and the representatives of O’Melveny & Myers LLP and Qatalyst Partners at various times and considered a number of factors, including the following material factors (not in any relative order of importance) that the Board believes support its decision to approve the merger and adopt the merger agreement:

•

historical information regarding (i) Quantenna’s business, financial performance and results of operations, (ii) market prices, volatility and trading activity with respect to Quantenna’s common stock, and (iii) market prices with respect to other industry participants and general market indices;

•

current information regarding (i) Quantenna’s business, prospects, financial condition, operations, technology, products, services, management, competitive position and strategic business goals and objectives, (ii) general economic, industry and financial market conditions, and (iii) opportunities and competitive factors within Quantenna’s industry;

•

the prospects and likelihood of realizing superior benefits through remaining an independent company, risks associated with remaining an independent company, and possible alternative business strategies;

•	the relative confidence of the Board in the ability and likelihood of Quantenna to achieve its projected financial performance;

•

the potential for other third parties to enter into strategic relationships with or to seek to acquire Quantenna, including a review of management’s dealings with other possible buyers in the past and assessment of the likelihood that a third party would offer a transaction that would be more favorable to Quantenna’s stockholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement;

•	the acknowledgement by the Board that, as of the date of the merger agreement, the merger consideration represented a premium close to the all-time high price of the common stock;

•

the timing of the merger and the risk that if Quantenna did not accept ON Semiconductor’s offer at that time, it may not have had another opportunity to do so or to pursue an opportunity offering the same value and certainty of closing to Quantenna’s stockholders;

•	the fact that, during the course of its negotiations with ON Semiconductor, ON Semiconductor raised the value of the consideration per share of Quantenna’s common stock from $21.00 to $24.50;

•

(i) the belief of the Board that continuing with the strategic process was unlikely to result in a transaction that would be more favorable to Quantenna’s stockholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement, and (ii) the fact that Quantenna would be permitted, under circumstances described in the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal after giving ON Semiconductor the opportunity to match the superior proposal and upon payment of a termination fee equal to $32,165,000;

•

the belief of the Board that, although antitrust filings or notifications will be required to be made in the U.S. and China, the merger has a strong likelihood of closing without any material issues under applicable antitrust laws or from any governmental authorities that would prevent the consummation of the merger, and that no other regulatory approvals are anticipated to be required in connection with the merger;

•

the (i) oral opinion of Qatalyst Partners, subsequently confirmed in writing, to the effect that, as of March 27, 2019 and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the merger consideration to be received by the holders of shares of Quantenna common stock (other than ON Semiconductor or any affiliate of ON Semiconductor) pursuant to, and in accordance with, the Merger Agreement was fair, from a financial point of view, to such holders, and (ii) financial analyses presented by Qatalyst Partner to the Board on such date, each as more fully described below under the section of this proxy statement captioned “The Merger—Opinion of Qatalyst Partners LP.” The full text of the written opinion is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety;

•

the fact that (i) ON Semiconductor is representing to Quantenna in the merger agreement that as of the date of the merger agreement it has sufficient funds to pay the merger consideration, and will also have at the closing sufficient funds to pay the merger consideration, and (ii) that ON Semiconductor’s obligation to complete the merger and pay the merger consideration is not conditioned on ON Semiconductor obtaining financing;

•

the Board’s belief, after consultation with representatives of Qatalyst Partners, that private equity firms would be constrained by their leverage models from being able to make a competitive offer for an acquisition of Quantenna; and

•

the fact that ON Semiconductor has a strong balance sheet, with cash on hand as of December 31, 2018, in excess of the aggregate merger consideration, and has a track record of completing acquisition transactions without undue delay.

The Board also considered the following potentially negative factors in its deliberations concerning the merger agreement and the merger:

•

the fact that Quantenna will no longer exist as an independent public company and Quantenna’s stockholders will forego any future increase in its value as an independent public company that might result from its possible growth;

•

the possible negative effects of the merger and public announcement of the merger on Quantenna’s financial performance, operating results and stock price and Quantenna’s relationships with customers, suppliers, distributors, other business partners, management and employees;

•	the fact that the merger agreement (i) precludes Quantenna from actively soliciting competing acquisition proposals and (ii) obligates Quantenna (or its successor) to pay ON Semiconductor a termination fee equal to $32,165,000 under specified circumstances, which could discourage the making of a competing acquisition proposal or adversely impact the price offered in such a proposal;

•

the fact that the merger agreement imposes restrictions on the conduct of Quantenna’s business prior to the effective time of the merger, which may adversely affect Quantenna’s business in the event the merger is not completed (including by delaying or preventing Quantenna from pursuing business opportunities that may arise or precluding actions that would be advisable if Quantenna were to remain an independent company);

•

the risks involved with the merger and the likelihood that Quantenna and ON Semiconductor will be able to complete the merger, the possibility that the merger might not be consummated (including because of failure to obtain the required antitrust clearances) and Quantenna’s prospects going forward without the combination with ON Semiconductor;

•

the substantial transaction expenses to be incurred in connection with the merger and the negative impact of such expenses on Quantenna’s cash reserves and operating results should the merger not be completed;

•

all known interests of directors and executive officers of Quantenna in the merger that may be different from, or in addition to, their interests as stockholders of Quantenna or the interests of Quantenna’s other stockholders generally; and

•	the availability of appraisal rights to stockholders of Quantenna in connection with the merger.

Certain Company Forecasts

Although Quantenna has publicly issued limited short-term guidance concerning certain aspects of its expected financial performance, it does not, as a matter of course, make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods due to, among other things, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with Quantenna’s evaluation of strategic alternatives and a potential strategic transaction involving Quantenna, at the direction of the Board, Quantenna management prepared certain projections and estimates of future financial and operating performance with respect to Quantenna’s fiscal year 2019, 2020, 2021, 2022, 2023, 2024, 2025, 2026, 2027 and 2028 (which we refer to as the management projections). Of the management projections, Quantenna made available the projections and estimates of future financial and operating performance only with respect to calendar years 2019, 2020 and 2021 (which we refer to as the management subset projections) to the parties that had expressed interest in a potential acquisition of Quantenna and participated in a meeting, telephone call or online conference (ON Semiconductor, Party A, Party B, Party C, Party D, Party E, Party H and Party I). Quantenna made available, however, the full set of the management projections to the Board and Qatalyst Partners.

In addition, at the direction of Quantenna’s management and Board, certain sensitivities with respect to the management projections (which we refer to as the sensitivities) were prepared in February 2019 to enable the Board to review certain alternative scenarios relating to the management projections in the event that one or more of the risks to the business of Quantenna discussed by the Board were to materialize. At a meeting on March 22, 2019, the Board approved the use by Qatalyst Partners of the sensitivities in connection with its financial analysis and the rendering of its opinion.

A summary of the management projections is being included in this proxy statement because they were made available to the Board and Qatalyst Partners and the management subset projections were made available to ON Semiconductor, Party A, Party B, Party C, Party D, Party E, Party H and Party I. A summary of the sensitivities are being included in this proxy statement because they were made available to the Board and Qatalyst Partners. This information is not intended to influence your decision whether to vote for or against the merger proposal. The inclusion of this information should not be regarded as an indication that the Board, its advisors or any other person considered, or now considers, the management projections or the sensitivities to be material or to be a reliable prediction of actual future results, and the management projections and sensitivities should not be relied upon as such. The management projections and the sensitivities are subjective in many respects. There can be no assurance that the management projections or the sensitivities will be realized or that actual results will not be significantly higher or lower than reflected in the management projections or the sensitivities. The management projections and the sensitivities cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the management projections and the sensitivities in this proxy statement should not be relied on as necessarily predictive of actual future events.

The management projections and the sensitivities were prepared on a stand-alone basis and do not take into account any of the transactions contemplated by the merger agreement, including the merger and associated expenses, or Quantenna’s compliance with its covenants under the merger agreement. For these reasons and for the reasons described above, actual results likely will differ, and may differ materially, from those contained in the management projections and in the sensitivities.

The management projections were prepared by, and are the responsibility of, Quantenna’s management for internal use and use by Qatalyst Partners (with the exception of the management subset projections, which were also made available to the certain potential bidders as described above) by Quantenna and approved by the Board. The sensitivities were prepared at the direction of Quantenna’s management and Board for internal use by Quantenna and Qatalyst Partners. The management projections and the sensitivities were (i) used by Qatalyst Partners in its financial analyses undertaken in connection with rendering its opinion to the Board, (ii) not prepared for purposes of public disclosure, and (iii) not prepared on a basis designed to comply with published guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC (including those regarding forward-looking statements and the use of non-GAAP measures) or GAAP. PricewaterhouseCoopers LLP, Quantenna’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the management projections and the sensitivities contained in this proxy statement and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to Quantenna’s previously issued financial statements. It does not extend to the management projections or the sensitivities and should not be read to do so. Further, the management projections and the sensitivities include non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Although the management projections and the sensitivities presented below are presented with numerical specificity, they are estimates of future performance and not historical facts. The management projections and the sensitivities were based on numerous variables and assumptions that were deemed to be reasonable as of the respective dates when such projections were finalized. Realization of such assumptions is inherently uncertain and may be beyond the control of Quantenna. Important factors that may affect actual results and cause the management projections or the sensitivities not to be achieved include, but are not limited to, risks and uncertainties relating to Quantenna’s business (including, without limitation, risks relating to competition; customer risks; scale; market and product diversification; breadth of solution offerings; technology risks; innovation demands of customers; organic growth opportunities; inorganic opportunities; and industry consolidation and other factors described or referenced under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23. In the view of Quantenna’s management, the management projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Quantenna’s management of the future financial performance of Quantenna and other matters covered thereby. In the view of Quantenna’s management, the sensitivities are also reasonable estimates and judgments as to the future financial performance of Quantenna and the other matters covered thereby. In addition, the assumptions underlying the management projections and the sensitivities are subject to change and have not been revised since their preparation to reflect any changes in Quantenna’s business, industry performance, the legal or regulatory environment, general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated as the management projections and the sensitivities were prepared. Neither Quantenna nor ON Semiconductor undertakes any obligation, except as required by law, to update or otherwise revise the management projections or the sensitivities to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error or to not be appropriate, or to reflect changes in Quantenna’s business, industry performance, the legal or regulatory environment, or general business or economic conditions. There can be no assurance that the management projections or the sensitivities will be realized or that Quantenna’s future financial results will not materially vary from the management projections or the sensitivities.

Management Projections

The following is a summary of the management projections prepared by Quantenna’s management and provided to the Board and Qatalyst Partners and a subset of which (as described above), the management subsect projections, were provided to ON Semiconductor, Party A, Party E, Party D, Party F and Party H.

	Fiscal Year
(in millions, except per share amount and percentages)(1)	CY2019	CY2020	CY2021	CY2022	CY2023	CY2024	CY2025	CY2026	CY2027	CY2028
Revenue	$265	$344	$426	$490	$564	$632	$707	$778	$840	$882
Non-GAAP COGS	$(131)	$(162)	$(197)	$(230)	$(271)	$(309)	$(354)	$(389)	$(412)	$(424)
Non-GAAP Gross Profit	$134	$182	$229	$260	$293	$322	$354	$389	$429	$459
Non-GAAP Operating Expense	$(98)	$(113)	$(127)	$(162)	$(195)	$(221)	$(233)	$(249)	$(269)	$(282)
Non-GAAP Operating Income	$36	$69	$103	$98	$99	$101	$120	$140	$160	$176
Less: Taxes	$(1)	$(1)	$(1)	$(7)	$(17)	$(17)	$(20)	$(24)	$(27)	$(30)
NOPAT (2)	$35	$68	$101	$91	$82	$84	$100	$116	$133	$146
Less: Capital Expenditures	$(5)	$(6)	$(7)	$(8)	$(17)	$(11)	$(12)	$(13)	$(14)	$(15)
Plus: Depreciation	$6	$6	$6	$6	$6	$6	$6	$6	$6	$6
Less: Investment in Working Capital	$(10)	$(11)	$(12)	$(9)	$(11)	$(12)	$(16)	$(14)	$(10)	$(9)
Unlevered Free Cash Flow(3)	$27	$57	$88	$79	$60	$67	$78	$95	$114	$128
Cumulative Dilution to Current Shareholders(4)	3%	6%	10%	13%	16%	20%	23%	26%	28%
EBITDA(5)	$42	$75	$108	$104	$105	$107	$126	$146	$166	$182
Non-GAAP Earnings per Share	$0.90	$1.64	$2.36

(1)	Non-GAAP metrics exclude stock-based compensation expense, non-recurring items, including acquisition related costs, and changes to deferred tax balances.
(2)	“NOPAT” is a non-GAAP financial measure known as Net Operating Profit After Tax, calculated as Non-GAAP Operating Income after taxes.
(3)

“Unlevered Free Cash Flow” is a non-GAAP financial measure calculated by starting with NOPAT (as shown in the table above) and subtracting capital expenditures and investment in working capital and then adding back depreciation expense.

(4)

“Cumulative Dilution to Current Shareholders” is the projected dilution to current stockholders through the issuance of equity awards over the projection period calculated on a cumulative basis for each successive year shown. Projected dilution amounts are calculated as new equity award issuances less cancellations (which may be due to non-achievement of time-based, performance-based or other milestones).

(5)

“EBITDA” is a non-GAAP financial measure known as Earnings Before Income Taxes, Depreciation and Amortization, calculated by starting with Non-GAAP Operating Income and adding back depreciation and amortization (without adding back any duplicative amounts, such as amortization of acquired intangibles).

Sensitivities

The sensitivities adjusted the management projections by applying the operating margin sensitivities (as described below) to each of three revenue cases: (i) the projected revenue set forth in the management projections; (ii) a revenue sensitivity case culminating in 2028 terminal year revenue of $788 million, which used a calendar year 2018 to 2021 compound annual growth rate of 20% and annual revenue growth based on the management projections for calendar years 2022 through 2028; and (iii) a second revenue sensitivity case culminating in 2028 terminal year revenue of $658 million, which used revenues based on the consensus of third-party research analysts’ projections (which we refer to as the analyst projections) for calendar years 2019 through 2021 and annual revenue growth based on the management plan for calendar years 2022 through 2028. The “operating margin sensitivities” were three operating margin cases: (i) the projected operating margins set forth in the management projections (approximately 24% calendar year 2021 operating margin); (ii) an operating margin sensitivity case reflecting intermediate operating margins for calendar years 2019 through 2021 (20% calendar year 2021 operating margin), and management projections operating margins for calendar years 2022 through 2028; and (iii) a second operating margin sensitivity case which used operating margins based on the analyst projections for calendar years 2019 through 2021 (approximately 16% calendar year 2021 operating margin), and management projections operating margins for calendar years 2022 through 2028.

Opinion of Qatalyst Partners

Quantenna retained Qatalyst Partners to act as financial advisor to our Board in connection with a potential transaction such as the merger and to evaluate whether the merger consideration to be received by the holders of shares of Quantenna common stock (other than ON Semiconductor or any affiliate of ON Semiconductor) pursuant to, and in accordance with, the terms of the merger agreement was fair, from a financial point of view, to such holders. Quantenna selected Qatalyst Partners to act as Quantenna’s financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and its knowledge of Quantenna’s business and the industry in which Quantenna operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion, which is attached as Annex B, in this proxy statement. At the meeting of our Board held on March 27, 2019 to evaluate the merger, Qatalyst Partners rendered to our Board its oral opinion, subsequently confirmed in writing by delivery of its written opinion, to the effect that, as of March 27, 2019, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the merger consideration to be received by the holders of shares of Quantenna common stock (other than ON Semiconductor or any affiliate of ON Semiconductor) pursuant to, and in accordance with, the terms of the merger agreement was fair, from a financial point of view, to such holders. Following the meeting, Qatalyst Partners delivered its written opinion, dated March 27, 2019, to our Board.

The full text of the opinion of Qatalyst Partners, dated as of March 27, 2019, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to our Board and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Quantenna common stock (other than ON Semiconductor or any affiliate of ON Semiconductor) pursuant to, and in accordance with, the terms of the merger agreement to such holders, and it does not address any other aspect of the merger. It does not constitute a recommendation to any Quantenna stockholder as to how to vote with respect to the merger or any other matter and does not in any manner address the prices at which the shares of Quantenna common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex B.

For purposes of the opinion set forth therein, Qatalyst Partners reviewed the merger agreement, certain related documents and certain publicly available financial statements and other business and financial information of Quantenna. Qatalyst Partners also reviewed certain forward-looking information relating to Quantenna prepared by management of Quantenna, including financial projections and operating data of Quantenna summarized in the section of this proxy statement captioned “—Certain Company Forecasts” (which we refer to as the “management projections”). Qatalyst Partners also reviewed certain forward-looking information relating to Quantenna approved for its use by the management of Quantenna comprised of sensitivities with respect to the management projections (which we refer to as the “sensitivities”), as described in more detail in “—Certain Company Forecasts.” Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Quantenna with management of Quantenna (including the management projections, the sensitivities and their respective underlying assumptions). Qatalyst Partners also reviewed the historical market prices and trading activity for Quantenna common stock and compared the financial performance of Quantenna and the prices and trading activity of Quantenna common stock with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as it deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Quantenna. With respect to the management projections, Qatalyst Partners was advised by Quantenna’s management, and Qatalyst Partners assumed, that the management projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Quantenna of the future financial performance of Quantenna and other matters covered thereby. With respect to the sensitivities, Qatalyst Partners was advised by the management of Quantenna, and Qatalyst Partners assumed, that they were also reasonable estimates and judgments as to the future financial performance of Quantenna and the other matters covered thereby, and Quantenna’s management consented to Qatalyst Partners’ use of the sensitivities for purposes of its opinion. Qatalyst Partners also assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any modification, waiver or delay that would be material to Qatalyst Partners’ analysis. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the proposed merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Quantenna stockholders receiving the merger consideration and that would be material to Qatalyst Partners’ analysis. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Quantenna or its affiliates, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of Quantenna as to the existing and future technology and products of Quantenna and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by Qatalyst Partners’ opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners did not assume any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion did not address the underlying business decision of Quantenna to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Quantenna. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Quantenna common stock (other than ON Semiconductor or any affiliate of ON Semiconductor) pursuant to, and in accordance with, the terms of the merger agreement, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Quantenna or any of its affiliates, or any class of such persons, relative to such merger consideration.

The following is a summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated March 27, 2019. The analyses and factors described below must be considered as a whole;

considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized the consensus of third-party research analysts’ projections (which we refer to as the “analyst projections”), the management projections and the sensitivities. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of estimated potential, present values per share for Quantenna common stock as of December 31, 2018, based on the management projections, by:

•	adding:

a)

the implied net present value of the estimated future unlevered free cash flows of Quantenna, based on the management projections, for calendar year 2019 through calendar year 2027 (which implied present value was calculated by using a range of discount rates of 10.5% to 14.0%, based on an estimated weighted average cost of capital for Quantenna);

b)

the implied net present value of a corresponding terminal value of Quantenna, calculated by multiplying the estimated net operating profit after taxes in calendar year 2028 based on the management projections, by a range of multiples of enterprise value to next-twelve-months estimated net operating profit after taxes of 12.0x to 22.0x, and discounted to present value using the same range of discount rates used in item (a) above; and

c)	Quantenna’s cash net of debt, as of December 30, 2018, as provided by Quantenna management; and

•

dividing the resulting amount by the number of fully-diluted shares of Quantenna common stock (calculated utilizing the treasury stock method), adjusted for restricted stock units, performance stock units, and stock options, outstanding as of March 25, 2019, all of which amounts were provided by Quantenna’s management (which we refer to as the “Fully Diluted Shares”), with each of the above-referenced estimated future unlevered free cash flows and terminal value having also been adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (which totaled approximately 28% in the case of the terminal value) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, based on estimates of future dilution as estimated by Quantenna management.

Based on the calculations set forth above, this analysis implied a range of per share values for Quantenna common stock of approximately $19.93 to $34.26.

Qatalyst Partners performed alternative versions of the illustrative discounted cash flow analysis based on the sensitivities and utilizing the same methodology described above. Based on such calculations, this analysis implied a range of per share values for Quantenna common stock of approximately (i) $19.07 to $34.26 based on the application of the operating margin sensitivities to the Management Plan revenue projections (approximately $882 million calendar year 2028 revenue), (ii) $17.55 to $31.16 based on the application of the operating margin sensitivities to the $788 million calendar year 2028 revenue sensitivity and (iii) $15.46 to $26.91 based on the application of the operating margin sensitivities to the $658 million calendar year 2028 revenue sensitivity.

Selected Companies Analysis

Qatalyst Partners reviewed and compared selected publicly-available financial and stock market information and public market multiples of Quantenna with publicly available information and public market multiples for selected companies. The companies, which Qatalyst considered generally relevant to a financial comparison with Quantenna, used in this comparison are listed below.

Selected Semiconductor Companies	CY20E P/E Multiples*
Acacia Communications, Inc.	28.4x
Silicon Laboratories Inc.	21.8x
Inphi Corporation	20.3x
Nordic Semiconductor	19.9x
Realtek Semiconductor Corp.	17.9x
MaxLinear, Inc.	17.7x
MediaTek Inc.	17.4x
Marvell Technology Group Ltd.	14.0x
Cypress Semiconductor Corporation	12.3x
QUALCOMM Incorporated	12.3x
Qorvo, Inc.	11.3x
Broadcom Inc.	11.1x
Skyworks Solutions, Inc.	10.7x
Intel Corporation	10.7x
Aquantia Corp.	NM**

(*)

Estimates generally based on non-GAAP statistics as defined by each company and explicitly excluding stock-based compensation, amortization of intangibles and other non-recurring items regardless of non-GAAP treatment.

(**)	Multiples greater than 75.0x considered not meaningful (“NM”).

Based upon research analyst projections as of March 26, 2019 for calendar year 2020, and using the per share closing prices as of March 26, 2019 for shares of the selected companies, Qatalyst Partners calculated, among other things, the price/earnings per share multiple for calendar year 2020 (which we refer to as the “CY2020E P/E Multiple”) for each of the selected companies.

The CY2020E P/E Multiple for Quantenna was 18.4x based on research analyst projections and the closing price of Quantenna as of March 26, 2019.

Based on an analysis of the CY2020E P/E Multiple for each of the selected companies, Qatalyst Partners selected a representative range of 14.0—20.0x and applied this range to Quantenna’s estimated calendar year 2020 earnings based on each of the analyst projections and the management projections. This analysis implied a range of per share values for Quantenna common stock of approximately $15.65 to $22.36 based on the analyst projections and approximately $23.02 to $32.89 based on the management projections.

No company included in the selected companies analysis is identical or directly comparable to Quantenna. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Quantenna, such as the impact of competition on Quantenna’s business and the industry in general, industry growth and the absence of any material adverse change in Quantenna’s financial condition and prospects or the industry or in the financial markets in general. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared 39 selected public semiconductor transactions with equity value greater than $490 million announced between January 2011 and March 2019. These transactions are listed below:

Announcement Date	Target	Acquiror	NTM Revenue Multiple	NTM P/E Multiple*
03/11/19	Mellanox Technologies, Ltd.	NVIDIA Corporation	5.5	20.2
09/10/18	Integrated Device Technology, Inc.	Renesas Electronics Corporation	7.4	25.9
03/01/18	Microsemi Corporation	Microchip Technology Incorporated	5.0	15.5
11/20/17	Cavium, Inc.	Marvell Technology Group Ltd.	5.9	23.7
03/29/17	Exar Corporation	MaxLinear, Inc.	3.8	31.3
12/20/16	InvenSense, Inc.	TDK Corporation	4.0	NM**
11/21/16	Applied Micro Circuits Corporation	MACOM Technology Solutions Holdings, Inc.	3.7	NM**
09/12/16	Intersil Corporation	Renesas Electronics	5.4	31.1
07/26/16	Linear Technology Corporation	Analog Devices, Inc.	9.0	25.3
06/15/16	QLogic Corporation	Cavium, Inc.	2.1	14.9
01/19/16	Atmel Corporation	Microchip Technology Incorporated	2.9	21.7
11/24/15	PMC-Sierra, Inc.	Microsemi Corporation	4.2	18.6
11/18/15	Fairchild Semiconductor International, Inc.	ON Semiconductor Corporation	1.7	20.9
10/21/15	SanDisk Corporation	Western Digital Corporation	3.1	25.3
09/30/15	EZchip Semiconductor Ltd.	Mellanox Technologies, Ltd.	4.8	16.2
06/01/15	Altera Corporation	Intel Corporation	7.7	35.6
05/28/15	Broadcom Corporation	Avago Technologies Limited	3.6	15.0
05/07/15	Micrel, Incorporated	Microchip Technology Incorporated	3.0	42.4
04/30/15	OmniVision Technologies, Inc.	Investor Group	1.0	22.0
03/02/15	Freescale Semiconductor, Ltd.	NXP Semiconductors N.V.	3.4	16.7
02/25/15	Emulex Corporation	Avago Technologies Limited	1.5	14.3
01/27/15	Silicon Image, Inc.	Lattice Semiconductor Corporation	1.9	36.9
12/01/14	Spansion Inc.	Cypress Semiconductor Corporation	1.5	16.8
10/14/14	CSR plc	QUALCOMM Incorporated	2.8	27.1
08/20/14	International Rectifier Corporation	Infineon Technologies AG	2.0	22.3
06/11/14	Montage Technology Group Limited	Shanghai Pudong Science and Technology Investment Co., Ltd.	3.4	13.6
06/09/14	Hittite Microwave Corporation	Analog Devices, Inc.	6.5	28.6
02/24/14	TriQuint Semiconductor, Inc.	RF Micro Devices, Inc.	1.8	32.4
12/16/13	LSI Corporation	Avago Technologies Limited	2.7	17.1
11/11/13	RDA Microelectronics, Inc.	Tsinghua Unigroup Ltd.	1.8	14.1
08/15/13	Volterra Semiconductor Corporation	Maxim Integrated Products, Inc.	3.1	30.5
07/12/13	Spreadtrum Communications, Inc.	Tsinghua Unigroup, Ltd.	1.5	10.6
06/22/12	MStar Semiconductor, Inc.	MediaTek Inc.	2.1	15.9
05/02/12	Standard Microsystems Corporation	Microchip Technology Incorporated	1.8	22.1
01/23/12	Gennum Corporation	Semtech Corporation	3.1	20.1
09/22/11	Zarlink Semiconductor Inc.	Microsemi Corporation	2.0	16.9
09/12/11	NetLogic Microsystems, Inc.	Broadcom Corporation	8.3	29.2
04/04/11	National Semiconductor Corporation	Texas Instruments Incorporated	4.4	18.8
01/05/11	Atheros Communications, Inc.	QUALCOMM Incorporated	3.4	23.5

(*)

Estimates generally based on non-GAAP statistics as defined by each company and explicitly excluding stock-based compensation, amortization of intangibles and other non-recurring items regardless of non-GAAP treatment.

(**)	Multiples greater than 75.0x considered not meaningful (“NM”).

For each of the transactions listed above, Qatalyst Partners reviewed, among other things, the implied fully-diluted enterprise value of the target company as a multiple of (a) the revenue of the target company for next-twelve month period (which we refer to as the “NTM Revenue Multiple”) and (b) the price to earnings per share multiple for such next-twelve month period (which we refer to as the “NTM P/E Multiple”), as reflected in certain publicly available financial statements, research analyst reports and press releases as of the announcement of the applicable transaction. The median and mean of the NTM Revenue Multiples for the transactions listed above were 3.1x and 3.7x, respectively, and were 2.4x and 2.5x, respectively, for the transactions listed above involving target companies with less than 55% gross margins. The median and mean of the NTM P/E Multiples for the transactions listed above were 21.7x and 22.5x, respectively, and were 21.7x and 21.8x, respectively, for the transactions listed above involving target companies with less than 55% gross margins.

Based on an analysis of the NTM Revenue Multiple for each of the selected transactions, Qatalyst Partners selected a representative range of 2.5x to 4.0x and applied that range to Quantenna’s revenue for the twelve-month period ended on December 31, 2019 reflected in the analyst projections. This analysis implied a range of per share values for Quantenna common stock of approximately $17.81 to $26.32.

Based on an analysis of the NTM P/E Multiple for each of the selected transactions, Qatalyst Partners selected a representative range of 15.0x to 30.0x and applied that range to Quantenna’s estimated earnings per share for the twelve-month period ending on December 31, 2019 reflected in the analyst projections. This analysis implied a range of per share values for Quantenna common stock of approximately $12.02 to $24.03.

No company or transaction utilized in the selected transactions analysis is identical or directly comparable to Quantenna or the merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond Quantenna’s control, such as the impact of competition on Quantenna’s business or the industry generally, industry growth and the absence of any material adverse change in Quantenna’s financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected transactions data. Because of the unique circumstances of each of these transactions and the merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the merger by our Board, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Quantenna. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond

Quantenna’s control. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Quantenna common stock (other than ON Semiconductor or any affiliate of ON Semiconductor) pursuant to, and in accordance with, the terms of the merger agreement to such holders. This analysis does not purport to be an appraisal or to reflect the prices at which Quantenna common stock might actually trade at any time.

Qatalyst Partners’ opinion and its presentation to our Board was one of many factors considered by our Board in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of our Board with respect to the merger consideration to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Quantenna common stock, in their capacity as such holders (other than ON Semiconductor or any affiliate of ON Semiconductor), or of whether our Board would have been willing to agree to different consideration. The merger consideration payable in the merger was determined through arm’s-length negotiations between Quantenna and ON Semiconductor and was unanimously approved by our Board (with Mr. Lazar recused). Qatalyst Partners provided advice to Quantenna during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Quantenna or that any specific consideration constituted the only appropriate consideration for the merger.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Quantenna, ON Semiconductor or certain of their respective affiliates. Other than as set forth below, during the two-year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and Quantenna or ON Semiconductor pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to Quantenna or ON Semiconductor and their respective affiliates for which Qatalyst Partners or its affiliates would expect to receive compensation.

Qatalyst Partners provided Quantenna with financial advisory services in connection with the proposed merger for which it will be paid approximately $20.5 million, $125,000 of which was payable upon execution of the Qatalyst Partners engagement letter, $2.5 million of which was payable upon the delivery of its opinion (regardless of the conclusion reached in the opinion), and the remaining portion of which will be paid upon, and subject to, the consummation of the merger. Quantenna has also agreed to reimburse Qatalyst Partners for its reasonable expenses incurred in performing its services. Quantenna has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under federal securities law, and certain expenses related to or arising out of Qatalyst Partners’ engagement.

Financing of the Merger

ON Semiconductor and Merger Sub estimate that the total amount of funds necessary to complete the merger and the other transactions contemplated by the merger agreement will be approximately $1.1 billion, which will be funded through a combination of debt incurred under ON Semiconductor’s existing credit agreement and ON Semiconductor’s cash and cash equivalents on hand at closing. This amount includes the funds needed to (1) pay Quantenna’s stockholders the amounts due to them under the merger agreement, (2) make payments in respect of Quantenna’s outstanding equity-based awards pursuant to the merger agreement, and (3) pay related fees, expenses and taxes.

Although obtaining any financing is not a condition to the consummation of the merger, we cannot assure you that the amounts available under ON Semiconductor’s existing credit agreement together with ON Semiconductor’s combined cash and cash equivalents on hand at closing will be sufficient to consummate the merger.

Closing and Effective Time of Merger

Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the merger proposal, we currently expect the closing of the merger to occur in the second half of calendar year 2019. See the section entitled “The Merger Agreement—Closing and Effective Time of the Merger” beginning on page 69.

The effective time of the merger will occur upon a certificate of merger having been duly filed with and accepted by the Secretary of State of the State of Delaware (or at such later time as may be specified in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

At or prior to the effective time of the merger, ON Semiconductor will deposit, or will cause to be deposited, with the paying agent, for the benefit of the holders of shares of our common stock, an amount of cash sufficient to pay the aggregate merger consideration payable to our stockholders.

Promptly after the effective time of the merger (but in no event later than 2 business days thereafter), ON Semiconductor will send, or will cause the paying agent to send, to each holder of certificates that immediately prior to the effective time of the merger represented shares of our common stock and whose shares were converted into the merger consideration a letter of transmittal (in a form that was reasonably acceptable to Quantenna prior to the effective time of the merger) and instructions (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the certificates representing shares of our common stock or transfer of uncertificated shares of our common stock to the paying agent) for use in such exchange.

The paying agent will pay each holder of record the aggregate merger consideration to which such holder is entitled (i) in the case of certificated shares, after surrendering the certificate(s) representing shares of our common stock, together with a properly completed letter of transmittal, and (ii) in the case of uncertificated shares, without any action on the part of the person in whose name such uncertificated shares are registered, except as may be required by the paying agent (including in respect of any applicable tax forms or other documentation required to be delivered by such holder). Interest will not be paid or accrue in respect of the merger consideration. From the effective time of the merger until the surrender or transfer of certificates or book-entry shares, as the case may be, each such certificate or book-entry share will represent only the right to receive in exchange therefor a cash amount (after giving effect to any required tax withholdings) equal to the merger consideration.

You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward any stock certificates to the paying agent without a letter of transmittal.

Any holder of uncertificated shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration that such holder is entitled to receive. ON Semiconductor will cause the paying agent to pay and deliver, as promptly as reasonably practicable after the effective time of the merger, the merger consideration in respect of such uncertificated shares (and such shares will be canceled).

From and after the effective time of the merger, there will be no further registration of transfers of shares of our common stock that were outstanding immediately prior to the effective time of the merger.

If any cash deposited with the paying agent remains unclaimed for one year following the effective time of the merger, such cash will be returned to ON Semiconductor upon demand. Thereafter, holders of our common stock (other than holders of excluded shares) who have not received payment will be entitled to look only to ON Semiconductor with respect to payment of the merger consideration (after giving effect to any required tax withholdings), without any interest thereon, as general creditors thereof.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will be required to provide an affidavit of the loss, theft or destruction, and, if required by the surviving corporation, post a bond in a reasonable amount as the surviving corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal and related instructions that you will receive, which you should read carefully and in their entirety.

ON Semiconductor, Merger Sub, the surviving corporation and the paying agent will be entitled to deduct and withhold from the merger consideration such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Any sum that is withheld will be remitted to the appropriate taxing authority, and will be treated for all purposes of the merger agreement as having been paid to the holder of shares with regard to whom it is deducted and withheld.

Interests of Certain Persons in the Merger

In considering the recommendation of the Board that you vote to adopt the merger agreement, you should be aware that aside from their interests as Quantenna stockholders, Quantenna’s directors and executive officers may have interests in the merger that may be different from, in conflict with or in addition to, those of Quantenna stockholders generally. Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Quantenna stockholders that the merger agreement be adopted. For more information, see the sections entitled “The Merger—Background of the Merger” beginning on page 31 and “The Merger—Reasons for the Merger; Recommendation of the Board” beginning on page 47. These interests are described in more detail below in the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for Quantenna’s Named Executive Officers—Golden Parachute Compensation” beginning on page 89.

Treatment of Outstanding Equity-Based Awards

The Quantenna options and RSUs (which we collectively refer to as “Quantenna equity awards”), held by Quantenna’s executive officers, and the Quantenna RSUs held by Quantenna’s non-employee directors, immediately prior to the effective time of the merger will be treated in the same manner as those Quantenna equity awards held by other employees of Quantenna. The outstanding ESPP share purchase rights of Quantenna’s executive officers will be treated in the same manner as outstanding ESPP share purchase rights held by other employees of Quantenna. As described further in the section titled “The Merger Agreement—Treatment of Common Stock, Stock-Based Awards and Performance Awards” beginning on page 69, Quantenna equity awards will be subject to the following treatment:

•

Vested Options. At or immediately prior to the effective time of the merger, each vested Quantenna stock option that has an exercise price that is less than $24.50 will be canceled and converted into the right to receive (less applicable withholding taxes and without interest) an amount in cash determined by multiplying (i) the excess of $24.50 over the exercise price of the vested Quantenna stock option by (ii) the number of shares of our common stock subject to such vested Quantenna stock option.

•

Out-of-the Money Options. At or immediately prior to the effective time, each Quantenna stock option that has an exercise price that is equal to or greater than $24.50 (whether or not vested) shall be canceled without payment.

•

Unvested Options. As of the effective time of the merger, each unvested Quantenna stock option that has an exercise price that is less than $24.50 will be canceled and converted into the right to receive (less applicable withholding taxes and without interest) an amount in cash determined by multiplying (i) the excess of $24.50 over the exercise price of the unvested Quantenna stock option by (ii) the number of shares of our common stock subject to such unvested Quantenna stock option. Such amount will be payable, subject to the holder’s continued employment or service to ON Semiconductor or its affiliates through the applicable payment date, on the earliest of (but in no event later than December 31 of the calendar year in which the effective time occurs): (x) the same vesting dates that applied to the corresponding unvested Quantenna stock option, (y) the last regularly scheduled payroll date of the calendar year in which the effective time occurs, and (z) if applicable, the termination date of the holder’s employment or service with ON Semiconductor and its affiliates, if the corresponding unvested Quantenna stock option (or an applicable agreement between Quantenna and the holder of the option) provided for accelerated vesting on such termination. If the holder terminates employment or service to ON Semiconductor or its affiliates prior to the applicable payment date, the unvested portion (after giving effect to any applicable accelerated vesting provision) of such cash payment amount shall be forfeited.

•

Vested Restricted Stock Unit Awards. At or immediately prior to the effective time of the merger, each vested Quantenna RSU award will be canceled and converted into the right to receive (less applicable withholding taxes and without interest) an amount in cash equal to (i) the number of shares of our common stock subject to the vested Quantenna RSU award multiplied by (ii) $24.50.

•

Unvested Restricted Stock Unit Awards. As of the effective time of the merger, each unvested Quantenna RSU award (including each unvested PSU award) will be canceled and converted into the right to receive (less applicable withholding taxes and without interest) an amount in cash equal to (i) the number of shares of our common stock subject to the unvested Quantenna RSU award multiplied by (ii) $24.50. Such amount will be payable on the same vesting dates that applied to the corresponding unvested Quantenna RSU, subject to the holder’s continued employment or service to ON Semiconductor or its affiliates through the applicable vesting date and subject to any right to vesting acceleration as was in effect with respect to such unvested Quantenna RSU immediately prior to the effective time. If the holder terminates employment or service to ON Semiconductor or its affiliates prior to the applicable vesting date, the unvested portion (after giving effect to any applicable accelerated vesting provisions) of such cash payment amount shall be forfeited.

•

Employee Stock Purchase Plan. In connection with the execution of the merger agreement, we have caused the offering period currently in progress under the ESPP to be the final offering period under the ESPP and to be terminated as of the final exercise date. We have also caused each participant’s then-outstanding share purchase right under the ESPP to be exercised as of the final exercise date. On the final exercise date, the funds credited for each participant under the ESPP will be used to purchase shares of our common stock in accordance with the terms of the ESPP, and each share that is outstanding immediately prior to the effective time will be canceled and converted into the right to receive $24.50 in cash, less any applicable withholding taxes and without interest. Any funds credited to a participant under the ESPP that are not used to purchase shares in accordance with the terms of the ESPP will be refunded to such participant on or promptly following the final exercise date. No further share purchase rights will be granted or exercised under the ESPP after the final exercise date. The ESPP will be terminated as of the effective time of the merger.

Assuming the merger was completed on April 29, 2019, the estimated aggregate amount that would be payable to Quantenna’s executive officers (i.e., Messrs. Heidari, Sobers and Carroll) as a group for their Quantenna equity awards is as follows: (a) with respect to vested Quantenna stock options (including stock options that will vest in connection with the merger), $28,693,117, (b) with respect to unvested Quantenna stock options (that may become payable after the effective time as described above), $5,638,675, (c) with respect to vested Quantenna RSUs (including RSUs that will vest in connection with the merger), $0, and (d) with respect to unvested Quantenna RSUs (that may become payable after the effective time as described above and assuming PSUs will be eligible to vest as to 100% of the target number of shares subject to the award based on the actual level of achievement of the applicable performance goals through the effective time), $10,795,925 (or $11,815,125 assuming the PSUs would be eligible to vest as to the maximum number of PSUs subject to the award based on the actual level of achievement of the applicable performance goals through the effective time).

Assuming the merger was completed on April 29, 2019, the estimated aggregate amount that would be payable to Quantenna’s non-employee directors as a group for their vested Quantenna RSUs (including RSUs that will vest in connection with the merger) is $1,426,390. As described below, all of the Quantenna RSUs held by Quantenna’s non-employee directors will vest in connection with the merger. Quantenna’s non-employee directors do not currently hold any Quantenna stock options.

For an estimate of the amounts that would be payable to each of Quantenna’s executive officers in connection with any acceleration of their Quantenna equity awards, see the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for Quantenna’s Named Executive Officers—Golden Parachute Compensation” beginning on page 89. The amounts in the preceding paragraph were determined using the merger consideration of $24.50 per share.

Acceleration of Non-Employee Director RSU Awards

Pursuant to our non-employee director compensation policy, each of our non-employee directors was granted an annual RSU award under the 2016 Omnibus Plan on the date of our 2018 annual meeting of stockholders and are expected to be granted an annual RSU award on or about June 2019 on substantially the same terms and conditions. These awards would have vested, subject to the director’s continued service to Quantenna, on the earlier of the one year anniversary of the grant date or the day prior to our next annual meeting of stockholders. Additionally, certain directors were granted initial RSU awards under the 2016 Omnibus Plan in connection with the director’s appointment to the Board. These initial RSU awards would have vested as to one-third of the shares subject to the RSU award on each of the first, second and third anniversaries of the date of grant (or the first, second and third annual meetings following the date of grant, if earlier). However, the 2016 Omnibus Plan provides that in the event of a change in control of Quantenna (such as the merger) non-employee directors will fully vest in all outstanding equity awards granted under the 2016 Omnibus Plan.

2019 Performance RSU Awards

Each executive officer was granted a PSU award in February 2019, which vests based on Quantenna’s revenue, gross margin and operating margin for the 2019 fiscal year. The award agreement provides that if a change in control of Quantenna (such as the merger) occurs, the performance period will end with the change in control and the administrator of the 2016 Omnibus Plan will determine the number of PSUs eligible to vest based on the actual level of achievement of the applicable performance goals for such shortened performance period (with the applicable performance targets adjusted to reflect the shortened performance period) (which we refer to as the “eligible RSUs”). One-third of the eligible PSUs will vest on the first anniversary of the applicable vesting commencement date for the award, and one-sixth of the eligible PSUs will vest every six months thereafter until the award has fully vested on the third anniversary of the vesting commencement date, subject to the executive’s continued employment or service through the vesting date (except as provided in the change in control agreements described below).

Mr. Heidari was granted a PSU award with respect to a target number of 56,300 shares of Quantenna common stock, Mr. Sobers was granted a PSU award with respect to a target number of 14,500 shares of Quantenna common stock, and Mr. Carroll was granted a PSU award with respect to a target number of 12,400 shares of Quantenna common stock. The maximum number of shares that may vest as to each award is 150% of the target number of shares subject to the award.

For an estimate of the amounts that would be payable to each of Quantenna’s executive officers in connection with any acceleration of their Quantenna equity awards assuming a qualifying termination of the executive officer’s employment occurs on April 29, 2019, see the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for Quantenna’s Named Executive Officers—Golden Parachute Compensation” beginning on page 89.

Change in Control Agreements

Each of the executive officers is party to a change in control agreement that provides for certain severance benefits in the event the executive officer’s employment is terminated by Quantenna without cause, due to the executive officer’s death or disability, or by the executive officer for good reason (as such terms are defined in the change in control agreement) (which we refer to as a “qualifying termination”) within three months prior to and twelve months following a change in control of Quantenna (which we refer to as a “change in control period”). The merger will constitute a change in control for purposes of the change in control agreements. Each of the change in control agreements had an initial five year term (ending in 2021), which automatically renews for additional one year terms following the fifth anniversary of the agreement, unless either party gives six-months’ notice of non-renewal.

The change in control agreements provide that, in the event the executive officer’s employment is terminated in a qualifying termination within the change in control period, the executive officer will be entitled to:

•	a lump sum payment of one times the executive officer’s base salary;

•	a lump sum payment of one times the executive officer’s target annual bonus for the fiscal year in which the qualified termination occurs;

•

continued payment or reimbursement by Quantenna of premiums for the executive officer’s health insurance under COBRA until the earliest of (i) the twelve-month anniversary of the qualified termination, (ii) the date the executive officer is covered under similar plans or (iii) the date the executive ceases to be eligible for coverage under COBRA (or a lump sum payment equal to such amount if Quantenna determines it cannot legally pay the COBRA reimbursements); and

•	full acceleration of the executive officer’s outstanding and unvested equity awards (with PSU awards deemed to vest at the greater of actual performance or 100% of target).

All payments to the executive officers in connection with a qualifying termination are contingent upon the executive officer’s execution of a general release agreement in favor of Quantenna. The severance payments are generally scheduled to be paid as soon as practicable after the release becomes effective and irrevocable but not later than sixty-one days following termination (or, if later, on the effective date of the change in control, if the qualified termination occurred prior to the effective time of the merger).

The change in control agreement provides that in the event any payments and benefits provided to the executive officer under any Quantenna plan or agreement would cause the executive officer to be subject to an excise tax for “excess parachute payments” under Sections 280G and 4999 of the Code, then such payments and benefits will be reduced if and to the extent a reduction in payments or benefits would result in the executive officer retaining a larger amount on an after-tax basis than if the executive officer received all the payments and benefits.

For an estimate of the value of the payments and benefits described above that would be payable to Quantenna’s executive officers under their respective change in control agreements upon a qualifying termination of the executive officer’s employment in connection with the merger, see the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for Quantenna’s Named Executive Officers—Golden Parachute Compensation” beginning on page 89.

Fiscal 2019 Executive Non-Equity Incentive Awards

Each of the executive officers was granted a cash incentive award opportunity under Quantenna’s Fiscal 2019 Executive Non-Equity Bonus Plan (which we refer to as the “fiscal 2019 cash incentive plan”), which provides for the payment of cash bonuses based on Quantenna’s financial performance, and the individual executive officer’s performance, for fiscal 2019. The fiscal 2019 cash incentive plan provides that upon a change in control of Quantenna, such as the merger, during fiscal 2019, the performance period will end as of the effective date of the change in control and the executive officer will receive a pro-rata cash bonus based on Quantenna’s actual performance for the shortened performance period (with the applicable performance targets adjusted to reflect the shortened performance period), provided the executive officer remains employed by Quantenna as of the date immediately prior to the change in control or is terminated by Quantenna within three months prior to and in anticipation of the change in control. Such cash bonus will be paid as soon as practicable after the merger.

For an estimate of the value of the fiscal 2019 cash incentive awards that will be payable to Quantenna’s executive officers in connection with the merger, see the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for Quantenna’s Named Executive Officers—Golden Parachute Compensation” beginning on page 89.

Other Compensation Matters

Under the merger agreement, Quantenna may grant annual RSU awards to Quantenna’s non-employee directors in or around June 2019 consistent with Quantenna’s Outside Director Compensation Policy.

In January 2019, as part of Quantenna’s annual compensation review, the Compensation Committee of the Board of Directors of Quantenna approved increases to the annual base salary amount and target annual cash bonus opportunity of each executive officer (other than Mr. Heidari) that will be effective June 1, 2019. Mr. Sober’s base salary will be increased from $310,000 to $325,000 and his target annual bonus will be increased from $185,000 to $195,000. Mr. Carroll’s base salary will be increased from $278,000 to $290,000 and his target annual bonus will be increased from $187,000 to $232,000.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Quantenna’s directors and officers will be entitled to certain ongoing indemnification and advancement rights as well as coverage under directors’ and officers’ liability insurance policies. See the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 87 for a description of such ongoing indemnification, advancement and coverage obligations of the surviving corporation and ON Semiconductor.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the primary supervision of a court within the United States and of which one or more U.S. persons have the authority to control all substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences of the merger.

This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), Treasury regulations promulgated under the Code and published rulings of the Internal Revenue Service (which we refer to as the “IRS”) and court decisions, all as of the date hereof. These laws are subject to change or differing interpretation, possibly on a retroactive basis, which could affect the treatment described below. In addition, we have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. The discussion applies only to U.S. holders who hold shares of our common stock as capital assets, and does not apply to holders of shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, holders who hold an equity interest, actually or constructively, in ON Semiconductor or Quantenna after the merger, holders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL or to holders who may be subject to special rules under the U.S. federal income tax laws (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities (or investors therein), mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold our common stock as part of a hedge, straddle, wash sale, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences of the receipt of cash in connection with the cancellation of restricted stock units or options to purchase shares of our common stock and does not address any other matters relating to equity compensation or benefit plans or any aspect of state, local or foreign tax laws. This discussion does not address any consequences under the U.S. federal tax laws other than those pertaining to the income tax, does not discuss the unearned income Medicare contribution tax on “net investment income” imposed pursuant to the Health Care and Education Reconciliation Act of 2010 and does not address any consequences under any applicable state, local or foreign tax laws. Holders of our common stock should consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of any state, local, foreign or other tax laws.

Exchange of Shares of Our Common Stock for Cash Pursuant to the Merger

The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for its shares. Gain or loss will be determined separately for each block of shares of our common stock held by a U.S. holder (i.e., shares of our common stock acquired at the same cost in a single transaction). Any such capital gain or loss will be long-term capital gain or loss where the U.S. holder’s holding period for such shares of our common stock is more than one year at the effective time of the merger. Long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting

A U.S. holder may be subject to information reporting with respect to any payments made pursuant to the merger. In addition, backup withholding of tax will apply at the statutory rate to such payments, unless the U.S. holder or other applicable payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules or otherwise establishes an exemption. Each U.S. holder should complete and sign, under penalty of perjury, the Form W-9 to be included as part of the letter of transmittal and return it to the payment agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the payment agent.

Backup withholding is not an additional tax. Any amounts withheld from payments to a U.S. holder pursuant to the merger under the backup withholding rules will generally be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the treatment of stock-based awards or any other matters relating to equity compensation or benefit plans.

Regulatory Approvals

Completion of the merger is subject to the U.S. and foreign antitrust clearances listed below. Although Quantenna and ON Semiconductor believe that they will be able to obtain these clearances in a timely manner, the governmental agencies that have jurisdiction over the clearances listed below have broad discretion in making their decisions as to whether to grant such clearances and the conditions that such clearances will be subject to. Moreover, recent protectionist statements and actions of the United States government, including President Trump preventing Broadcom Ltd.’s pending acquisition of Qualcomm Inc. from being completed, have raised concerns that the governments of other countries may also act in a protectionist manner, including with respect to antitrust clearances. Such countries may include China where industrial policy considerations have been known to affect the timetable for antitrust clearances or, in extreme situations, the competition authority’s willingness to issue a clearance decision. If ON Semiconductor and Quantenna are not able to obtain the regulatory approvals required to complete the merger, the merger will not be completed.

Hart Scott Rodino Antitrust Improvements Act

The merger is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain transactions may not be completed until required information has been furnished to the Antitrust Division and the FTC and until certain waiting periods have been terminated or have expired. The HSR Act requires Quantenna and ON Semiconductor to observe a 30-day waiting period after the submission of their HSR filings before consummating the merger, unless the waiting period is terminated early. By April 9, 2019, each of Quantenna and ON Semiconductor filed a Notification and Report Form under the HSR Act with the Antitrust Division and the FTC, which filings started the initial 30 day waiting period required by the HSR Act. On April 22, 2019, the FTC granted early termination of the waiting period under the HSR Act.

Other Regulatory Approvals

China

Under the Anti-Monopoly Law of the People’s Republic of China of 2008 (as amended), transactions involving parties with sales above certain revenue levels globally and in China cannot be completed until they are reviewed and approved by the SAMR. ON Semiconductor and Quantenna have sufficient revenues globally and in China to exceed the statutory thresholds, and completion of the merger is therefore conditioned upon an approval being granted by the SAMR. ON Semiconductor agreed to submit the required filing to the SAMR as promptly as is reasonably practicable. Quantenna agreed to provide ON Semiconductor with all necessary assistance in this context, including by providing information in respect of Quantenna’s operations for the purposes of the filing. On April 22, 2019, ON Semiconductor submitted the required filing to the SAMR.

Other Regulatory Matters

In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither ON Semiconductor nor Quantenna believes that the merger will violate the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The merger agreement, a copy of which is attached as Annex A, and this summary of its terms are included in this proxy statement to provide you with information regarding its terms. Factual disclosures about Quantenna contained in this proxy statement or in Quantenna’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Quantenna contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Quantenna, ON Semiconductor and Merger Sub were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by Quantenna, ON Semiconductor and Merger Sub in connection with negotiating the terms of the merger agreement. The Company’s stockholders and other investors are not third party beneficiaries under the merger agreement except with respect to the right to receive the merger consideration following the consummation of the merger in accordance with the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and, in some cases, were qualified by matters set forth on the disclosure letter delivered to ON Semiconductor in connection with the merger agreement (which we refer to as the “disclosure letter”), which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into Quantenna upon the terms, and subject to the conditions, set forth in the merger agreement. As a result of the merger, the separate corporate existence of Merger Sub will cease and Quantenna will continue as the surviving corporation and a wholly-owned subsidiary of ON Semiconductor.

The directors of Merger Sub and the officers of Quantenna at the effective time of the merger will, from and after the effective time of the merger, be the directors and officers of the surviving corporation until their respective successors have been duly elected or appointed and qualified.

At the effective time of the merger, the amended and restated certificate of incorporation of Quantenna will be amended and restated to read as set forth in an exhibit to the merger agreement, until thereafter amended in accordance with applicable law, and the bylaws of Merger Sub in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation, until thereafter amended in accordance with applicable law.

Following the completion of the merger, our common stock will be delisted from Nasdaq, will be deregistered under the Exchange Act and will cease to be publicly traded.

Closing and Effective Time of the Merger

The merger agreement provides that the closing of the merger (which we refer to as the “closing”), will take place as soon as possible, but in any event no later than the third business day following the date on which the last of the conditions to closing (described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 83) has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions on the closing date of the merger), or such other time and date as may be mutually agreed in writing by Quantenna and ON Semiconductor.

Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the merger proposal, we currently expect the closing of the merger to occur in the second half of calendar year 2019. However, the parties cannot predict the exact timing of completion of the merger or whether the merger will be completed at an earlier or later time, as agreed by the parties, or at all.

The effective time of the merger will occur upon a certificate of merger having been duly filed with and accepted by the Secretary of State of the State of Delaware (or at such later time as may be specified in the certificate of merger).

Treatment of Common Stock, Stock-Based Awards and Performance Awards

At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (other than excluded shares and dissenting shares) will be canceled and converted into the right to receive $24.50 in cash from ON Semiconductor, without interest, less any applicable withholding taxes.

At or immediately prior to the effective time of the merger, each vested Quantenna stock option that has an exercise price that is less than $24.50 will be canceled and converted into the right to receive (less applicable withholding taxes and without interest) an amount in cash determined by multiplying (i) the excess of $24.50 over the exercise price of the vested Quantenna stock option by (ii) the number of shares of our common stock subject to such vested Quantenna stock option.

At or immediately prior to the effective time, each Quantenna stock option that has an exercise price that is equal to or greater than $24.50 (whether or not vested) shall be canceled without payment.

As of the effective time of the merger, each unvested Quantenna stock option that has an exercise price that is less than $24.50 will be canceled and converted into the right to receive (less applicable withholding taxes and without interest) an amount in cash determined by multiplying (i) the excess of $24.50 over the exercise price of the unvested Quantenna stock option by (ii) the number of shares of our common stock subject to such unvested Quantenna stock option. Such amount will be payable, subject to the holder’s continued employment or service to ON Semiconductor or its affiliates through the applicable payment date, on the earliest of (but in no event later than December 31 of the calendar year in which the effective time occurs): (x) the same vesting dates that applied to the corresponding unvested Quantenna stock option, (y) the last regularly scheduled payroll date of the calendar year in which the effective time occurs, and (z) if applicable, the termination date of the holder’s employment or service with ON Semiconductor and its affiliates, if the corresponding unvested Quantenna stock option (or an applicable agreement between Quantenna and the holder of the option) provided for accelerated vesting on such termination. If the holder terminates employment or service to ON Semiconductor or its affiliates prior to the applicable payment date, the unvested portion (after giving effect to any applicable accelerated vesting provision) of such cash payment amount shall be forfeited.

At or immediately prior to the effective time of the merger, each vested Quantenna RSU award will be canceled and converted into the right to receive (less applicable withholding taxes and without interest) an amount in cash equal to (i) the number of shares of our common stock subject to the vested Quantenna RSU award multiplied by (ii) $24.50.

As of the effective time of the merger, each unvested Quantenna RSU award (including each unvested PSU award) will be canceled and converted into the right to receive (less applicable withholding taxes and without interest) an amount in cash equal to (i) the number of shares of our common stock subject to the unvested Quantenna RSU award multiplied by (ii) $24.50. Such amount will be payable on the same vesting dates that applied to the corresponding unvested Quantenna RSU, subject to the holder’s continued employment or service to ON Semiconductor or its affiliates through the applicable vesting date and subject to any right to vesting acceleration as was in effect with respect to such unvested Quantenna RSU immediately prior to the effective time. If the holder terminates employment or service to ON Semiconductor or its affiliates prior to the applicable vesting date, the unvested portion (after giving effect to any applicable accelerated vesting provisions) of such cash payment amount shall be forfeited.

In connection with the execution of the merger agreement, we have caused the offering period currently in progress under the ESPP to be the final offering period under the ESPP and to be terminated as of the final exercise date. We have also caused each participant’s then-outstanding share purchase right under the ESPP to be exercised as of the final exercise date. On the final exercise date, the funds credited for each participant under the ESPP will be used to purchase shares of our common stock in accordance with the terms of the ESPP, and each share that is outstanding immediately prior to the effective time will be converted into the right to receive $24.50 in cash, less any applicable withholding taxes and without interest. Any funds credited to a participant under the ESPP that are not used to purchase shares in accordance with the terms of the ESPP will be refunded to such participant on or promptly following the final exercise date. No further share purchase rights will be granted or exercised under the ESPP after the final exercise date. The ESPP will be terminated as of the effective time of the merger.

Surrender and Payment Procedures

At or prior to the effective time of the merger, ON Semiconductor will deposit, or will cause to be deposited, with the paying agent, for the benefit of the holders of shares of our common stock, an amount of cash sufficient to pay the aggregate merger consideration payable to our stockholders.

Promptly after the effective time of the merger (but in no event later than 2 business days after thereafter), ON Semiconductor will send, or will cause the paying agent to send, to each holder of certificates that immediately prior to the effective time of the merger represented shares of our common stock and whose shares were converted into the merger consideration a letter of transmittal (in a form that was reasonably acceptable to Quantenna prior to the effective time of the merger) and instructions (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the certificates representing shares of our common stock or transfer of uncertificated shares of our common stock to the paying agent) for use in connection with the exchange of such certificates for the merger consideration.

The paying agent will pay each holder of record the aggregate merger consideration to which such holder is entitled (i) in the case of certificated shares, after surrendering the certificate(s) representing shares of our common stock, together with a properly completed letter of transmittal, and (ii) in the case of uncertificated shares, without any action on the part of the person in whose name such uncertificated shares are registered, except as may be required by the paying agent (including in respect of any applicable tax forms or other documentation required to be delivered by such holder). Interest will not be paid or accrue in respect of the merger consideration. From the effective time of the merger until the surrender or transfer of certificates or book-entry shares, as the case may be, each such certificate or book-entry share will represent only the right to receive in exchange therefor a cash amount (after giving effect to any required tax withholdings) equal to the merger consideration.

Any holder of uncertificated shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration that such holder is entitled to receive. ON Semiconductor will cause the paying agent to pay and deliver, as promptly as reasonably practicable after the effective time of the merger and subject to the delivery by the holder of any documentation required by the paying agent, the merger consideration in respect of such uncertificated shares (and such shares will be canceled).

From and after the effective time of the merger, there will be no further registration of transfers of shares of our common stock that were outstanding immediately prior to the effective time of the merger.

If any cash deposited with the paying agent remains unclaimed for one year following the effective time of the merger, such cash will be returned to ON Semiconductor upon demand. Thereafter, holders of our common stock (other than holders of excluded shares) who have not received payment will be entitled to look only to ON Semiconductor with respect to payment of the merger consideration (after giving effect to any required tax withholdings), without any interest thereon, as general creditors thereof.

ON Semiconductor, Merger Sub, the surviving corporation and the paying agent will be entitled to deduct and withhold from the merger consideration such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Any sum that is withheld will be remitted to the appropriate taxing authority, and will be treated for all purposes of the merger agreement as having been paid to the holder of shares with regard to whom it is deducted and withheld.

Representations and Warranties

Representations and Warranties of Quantenna

We made customary representations and warranties in the merger agreement that are subject, in many cases, to exceptions and qualifications contained in the merger agreement, in the disclosure letter or in certain reports filed with the SEC. These representations and warranties relate to, among other things:

•	our and our subsidiaries’ due organization, existence, good standing and authority to carry on our and their businesses as currently conducted;

•

our corporate power and authority related to the merger agreement, including as it relates to our entry into and performance of our obligations under the merger and the other transactions contemplated by the merger agreement;

•	the required vote of our stockholders to adopt the merger agreement and to consummate the transactions contemplated thereby;

•	required actions by or in respect of, and filings with, governmental authorities in connection with the merger and the merger agreement;

•

our execution, delivery and performance under the merger agreement, and whether such execution, delivery and performance would result in violations of, or conflicts with, governing documents or applicable law, or any defaults, terminations, cancellations or accelerations under certain agreements or the creation of liens on any of our assets;

•	our and our subsidiaries’ capitalization and the absence of any voting agreements by us with respect to our and our subsidiaries’ securities;

•	our SEC filings since October 27, 2016, the absence of material misstatements or omissions in such filings and documents, and compliance of such filings with legal requirements;

•	maintenance and effectiveness of internal controls and disclosure controls and procedures;

•	compliance by us with the listing and corporate governance requirements of Nasdaq;

•	our financial statements;

•	compliance of this proxy statement with the Exchange Act;

•

our conduct of business in the ordinary course from December 30, 2018 through the date of the merger agreement, and the absence since December 30, 2018 of certain changes, including any fact, event, circumstance, change or effect that has had, individually or in the aggregate, a material adverse effect (as described below), as well as other specific actions;

•	the absence of certain undisclosed liabilities;

•	the absence of certain legal proceedings;

•

since October 27, 2016, our and our subsidiaries’ compliance with applicable laws and the absence of written notices from governmental authorities alleging any such violations, and the absence of any orders from governmental authorities;

•	our properties and the property of our subsidiaries, including leasehold interests;

•	certain intellectual property matters relating to Quantenna and its subsidiaries;

•	certain tax matters relating to Quantenna and its subsidiaries;

•	certain matters relating to employee benefit plans of Quantenna and its subsidiaries;

•	certain labor and employment matters relating to Quantenna and its subsidiaries;

•	the maintenance of sufficient and customary insurance;

•	certain environmental matters relating to Quantenna and its subsidiaries;

•	certain matters relating to material contracts;

•	certain matters relating to the largest suppliers and customers of Quantenna and its subsidiaries;

•	since October 27, 2016, the compliance of Quantenna and its subsidiaries with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other applicable anti-corruption laws;

•	the absence of any undisclosed broker’s or finder’s fees except for those owed to Qatalyst Partners;

•	the receipt by the Board of the Qatalyst Partners’ opinion;

•	the inapplicability of any anti-takeover provision set forth in the DGCL; and

•	since January 1, 2017, the compliance of Quantenna with applicable trade laws and applicable export licenses.

The representations and warranties in the merger agreement of Quantenna will not survive the consummation of the merger.

Material Adverse Effect

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect”, which means any change, effect, event, circumstance, development, condition or occurrence that (i) has, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Quantenna and its subsidiaries, taken as a whole, or (ii) prevents, materially impedes, interferes with, hinders or delays, or would reasonably be expected to prevent or, materially impede, interfere with, hinder or delay the consummation by Quantenna of the merger or any of the other transactions contemplated by the merger agreement on a timely basis, but excluding, in the case of clause (i) only, any of the foregoing resulting from:

•	changes in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions;

•

changes or conditions generally affecting the industry in which Quantenna and its subsidiaries operate, including changes in interest and exchange rates, in the United States or any other jurisdiction in which Quantenna or its subsidiaries operate;

•

geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage, terrorism or national or international calamity (or material worsening of any such conditions);

•

any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic, quarantine restrictions, weather conditions or other natural or man-made disaster or other force majeure event;

•	changes or prospective changes in applicable law or GAAP or authoritative interpretation or enforcement thereof;

•

the failure, in and of itself, of Quantenna to meet any internal or published projections, forecasts, budgets, guidance, estimates or predictions in respect of revenues, earnings or other financial or operating metrics or other matters before, on or after the date of the merger agreement, or changes or prospective changes in the market price or trading volume of the securities of Quantenna or the credit rating of Quantenna (with it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a material adverse effect if such facts are not otherwise excluded under the definition of material adverse effect);

•	the identity of, or any facts or circumstances solely relating to ON Semiconductor, Merger Sub or their respective affiliates;

•

the negotiation, announcement, pendency or consummation of the transactions contemplated by the merger agreement, including (1) any loss or change in relationship of such person and its subsidiaries with any customer, supplier, vendor, distributor, lender, employee, investor, venture partner or other business partner of Quantenna and its subsidiaries in connection therewith, or (2) any other disruption to the business of Quantenna (including supplier, supply chain or distributor disruptions, or the failure to obtain customer orders or design wins) in connection therewith;

•

any stockholder class action, derivative or similar litigation, suit, action or proceeding in respect of the merger agreement or any other agreement executed and delivered in connection with the merger agreement (or the transactions contemplated thereby), or this proxy statement (including breach of fiduciary duty and disclosure claims); and

•

(1) any action taken by Quantenna or any of its subsidiaries at the written request, or with the written consent, of ON Semiconductor or Merger Sub, or (2) compliance by Quantenna with the terms of, or the taking by Quantenna of any action required by, the merger agreement, or the failure by Quantenna to take any action prohibited by the merger agreement;

except, in the case of the initial five bullet points of the foregoing, to the extent that there is a material disproportionate effect on Quantenna and its subsidiaries, taken as a whole, relative to other participants in the industry in which Quantenna and its subsidiaries operate (in which case the disproportionate impact or impacts may be taken into account in determining whether there has been a material adverse effect).

Representations and Warranties of ON Semiconductor and Merger Sub

The merger agreement also contains customary representations and warranties made by ON Semiconductor and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of ON Semiconductor and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses as currently conducted;

•

their corporate power and authority related to the merger agreement, including their power to enter into the merger agreement, perform their obligations under, and consummate the transactions contemplated by the merger agreement and the enforceability of the merger agreement against them;

•	required actions by or in respect of, and filings with, governmental authorities in connection with the merger and the merger agreement;

•

their entry into and performance under the merger agreement, and whether such entry and performance would result in violations of, or conflicts with, their governing documents or applicable law, or any defaults, terminations, cancellations or accelerations under certain agreements or the creation of liens on any of their assets;

•	the accuracy of information supplied or to be supplied by ON Semiconductor and Merger Sub for use in this proxy statement;

•

availability of funds as of the date of the merger agreement and as of the effective time of the merger to pay all amounts to be paid by ON Semiconductor in connection with the merger agreement, including the aggregate merger consideration and all other cash amounts payable in connection with the closing pursuant to the merger agreement;

•	the absence of certain contracts or commitments among ON Semiconductor, Merger Sub and any director, officer or employee of Quantenna or any of its subsidiaries;

•	the absence of certain legal proceedings or investigations against ON Semiconductor or Merger Sub;

•	that neither ON Semiconductor nor Merger Sub is, or at any time during the 3 years prior to the date of the merger agreement was, an “interested stockholder” as defined in Section 203 of the DGCL;

•	each of ON Semiconductor’s and Merger Sub’s solvency; and

•	the absence of any undisclosed broker’s or finder’s fees.

The representations and warranties in the merger agreement of each of ON Semiconductor and Merger Sub will not survive the consummation of the merger.

Parent Material Adverse Effect

Many of ON Semiconductor’s and Merger Sub’s representations and warranties are qualified by, among other things, exceptions relating to the absence of a “parent material adverse effect,” which means any change, effect, event, circumstance, development, condition or occurrence that prevents or materially impedes, interferes with, hinders or delays or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by ON Semiconductor or Merger Sub of the merger or any of the other transactions contemplated by the merger agreement on a timely basis.

Conduct of Our Business Pending the Merger

Under the merger agreement, between the date of the merger agreement and the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms, except as (i) expressly permitted or required by the merger agreement, (ii) required by applicable law or governmental authority, (iii) consented to in advance in writing by ON Semiconductor (such consent not to be unreasonably withheld, conditioned or delayed), or (iv) set forth on the disclosure letter, Quantenna has agreed that it will, and will cause its subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to (a) preserve intact its present business organization, (b) keep available the services of its present directors, officers, and certain key employees, and (c) preserve its relationships with its material customers, lenders, suppliers and others having material business relationships with it.

Quantenna has further agreed that, between the date of the merger agreement and the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms, except as (i) expressly permitted or required by the merger agreement, (ii) required by applicable law, (iii) consented to in advance in writing by ON Semiconductor (such consent not to be unreasonably withheld, conditioned or delayed), or (iv) set forth on the disclosure letter, Quantenna will not, and will not permit its subsidiaries to take certain actions, including the following:

•	amend the organizational documents of Quantenna or amend, other than immaterial changes in respect of wholly-owned subsidiaries, the organizational documents of its subsidiaries;

•	split, combine or reclassify any shares of its capital stock;

•

authorize, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of Quantenna or any of its subsidiaries, other than dividends and distributions by a direct or indirect wholly owned subsidiary to its parent;

•

redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of Quantenna or any of its subsidiaries, subject to certain exceptions with respect to stock options, restricted stock, other equity awards, and employee plans in effect as of the date of the merger agreement;

•

issue, deliver, sell, grant, pledge, transfer, subject to any lien or otherwise encumber or dispose of, any securities of Quantenna, other than the issuance of (i) any shares upon the exercise of options or any options or purchase rights under the ESPP or settlement of RSUs, in each case, that are outstanding on the date of the merger agreement and in each case in accordance with their terms on the date of the merger agreement, (ii) awards of RSUs to consultants and awards of to any newly hired or promoted employees or to employees for retention purposes (which we refer to collectively as the “RSU recipients”) (in each case, other than to certain officers as specified in the merger agreement), in each case, in the ordinary course of business consistent with past practice, provided that (x) such awards shall not provide for accelerated vesting in connection with the transactions contemplated by the merger agreement, and (y) Quantenna may not, pursuant to this clause (ii), issue prior to the effective time of the merger more than an aggregate number of RSUs equal to the lesser of (1) 250,000 RSUs, and (2) an aggregate of 1,900,000 RSUs during calendar year 2019 (taking into account all RSUs previously granted during 2019 prior to the date of the merger agreement and all RSUs to be granted in accordance with clause (ii) during the remainder of 2019) (which we refer to as the “RSU cap”); provided, however, that if any RSU recipient receives any RSUs pursuant to clause (ii) and any of such RSUs are thereafter forfeited back to Quantenna without vesting, such RSUs shall not count against the RSU cap, or (iii) any securities of a subsidiary of Quantenna to Quantenna or any other wholly-owned subsidiary of Quantenna;

•	amend any term of any securities of Quantenna or any of its subsidiaries;

•

adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, each with respect to Quantenna or any of its subsidiaries (other than the dissolution of any inactive subsidiary and reorganizations solely among subsidiaries of Quantenna) or consummate any of the foregoing;

•

acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any equity interest or securities in, or any material amount of other assets, properties, interests or businesses of, any person, or enter into any new line of business that is material to Quantenna and its subsidiaries, taken as a whole;

•

sell, lease, exclusively license, exchange, swap, abandon, allow to lapse or cancel any intellectual property owned by Quantenna (other than the natural expiration thereof or, with respect to allowing such intellectual property to become abandoned, lapsed, or canceled, in connection with Quantenna’s exercise of its reasonable business judgment);

•

sell, lease, exchange, swap, or otherwise transfer or dispose of any of Quantenna’s or its subsidiaries’ material assets, securities, properties, interests or businesses, other than (i) pursuant to existing contract in effect prior to the date of the merger agreement, or (ii) sales of Quantenna’s products and services, inventory or used equipment in the ordinary course of business consistent with past practice;

•

repurchase, prepay, redeem, defease, assume, endorse, guarantee, incur or otherwise become liable for or modify the terms of any indebtedness for borrowed money or sell or issue any debt securities or other rights to acquire any debt securities (directly, contingently or otherwise);

•

make any loans, advances or capital contributions to, or investments in, any other person (other than to Quantenna or any of its wholly-owned subsidiaries in the ordinary course of business and advances of expenses to employees in the ordinary course of business);

•	except as required by the terms of any employee plan as in effect on the date of the merger agreement):

•

grant any severance, retention or termination pay to, or enter into or amend any employment, severance, retention, termination, change in control or severance agreement with, any current or former key employee;

•

hire any new employee who would constitute a key employee under the merger agreement, other than in the ordinary course of business consistent with past practice in order to replace a key employee whose employment terminates (so long as the applicable replacement key employee receives compensation and benefit terms that are no more favorable to the new key employee than compensation and benefits held by the key employee that is being replaced);

•

grant to any current or former director or key employee of Quantenna or any of its subsidiaries any material increase in compensation, target bonus or benefits, in addition to those pursuant to arrangements in effect on the date of the merger agreement, other than in the ordinary course of business;

•

establish, adopt, enter into or materially amend or modify any employee plan (other than entering into offer letters that contemplate “at will” employment that is terminable without payment or notice or, where required by applicable law, employment agreements consistent with Quantenna’s practices in the applicable jurisdiction, or cash bonus or cash incentive plans for performance periods not exceeding one year in the ordinary course of business consistent with past practice to replace such plans covering performance periods that end prior to the closing of the merger);

•

take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, employees or other service providers, other than in the ordinary course of business consistent with past practice;

•	establish, enter into, adopt or amend any works council, collective bargaining or similar labor-related agreement, except as required by applicable law;

•

announce, implement or effect any material reduction in labor force, lay-off, early retirement program or other effort concerning termination of employment of employees of Quantenna or any of its subsidiaries (other than routine employee terminations in the ordinary course of business); or

•	terminate any key employee other than for cause;

•

make any change in any financial accounting principles, methods or practices (including any tax accounting policies or procedures) or any of its methods of reporting income, deductions or other material items for financial or tax accounting purposes, in each case except for any such change required by GAAP or applicable law;

•

make, change or revoke any material tax election (other than in the ordinary course of business consistent with past practice), change any annual tax accounting period, adopt or change any method of material tax accounting, amend, refile or otherwise revise any previously filed tax returns, enter into any closing agreement, settle or compromise any tax claim or assessment, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of taxes, enter into any tax indemnity or similar agreements or arrangements (other than customary commercial agreements not primarily related to taxes), undertake any restructuring or engage in any transaction that may transfer the ownership of any intellectual property;

•

discharge, pay, settle or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against Quantenna or any of its subsidiaries, (ii) any stockholder litigation or dispute against Quantenna or any of its officers or directors, or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by the merger agreement;

•

enter into, as a tenant or subtenant, any lease of real property, under which the rent to be charged exceeds $250,000 for any 12 month period, other than ordinary course of business extensions and renewals of leases existing as of the date of the merger agreement with a term of no more than one calendar year;

•

except in the ordinary course of business consistent with the past practice and except as provided in the 2019 annual operating plan as approved by the Board and made available to ON Semiconductor, make any new capital expenditure or expenditures, or commit to do so;

•

enter into any contract, excluding contracts containing non-exclusive licenses ancillary to the sale of products in Quantenna’s ordinary course of business and in a manner consistent with past practices and non-exclusive licenses granted in the ordinary course of business (but excluding non-exclusive licenses of (i) all or substantially all of Quantenna’s or its subsidiaries’ owned and issued patents or pending patent applications or (ii) material intellectual property owned by Quantenna outside the ordinary course of business or inconsistent with past practice), (A) that will cause or require Quantenna or its subsidiaries to (x) grant to any third party any license, covenant not to sue, release, immunity or other right with respect to or under any intellectual property, or (y) be obligated to pay any material amount of royalties or other material amounts to any third party (other than royalties and other amounts paid by Quantenna or its subsidiaries to any third party), or (B) under which Quantenna or its subsidiaries establishes with any third party a joint venture, strategic relationship, or legal partnership pursuant to which Quantenna or its subsidiaries agrees to develop or create (whether jointly or individually) any material intellectual property, products, or services;

•

terminate, cancel, amend or modify any insurance coverage policy maintained by Quantenna or any of its subsidiaries that is not concurrently replaced by a comparable amount of insurance coverage, other than renewals in the ordinary course of business;

•

except in the ordinary course of business consistent with past practice, (i) enter into, materially modify, materially amend or terminate material contracts, or (ii) waive, release, terminate, amend, renew or assign any material rights or claims of Quantenna or any of its subsidiaries under any material contracts; or

•	agree, authorize or commit to do any of the foregoing.

No Solicitation of Acquisition Proposals; Board Recommendation Changes

No Solicitation or Negotiation

Except as permitted by the terms of the merger agreement described below, from and after the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms, Quantenna has agreed that neither Quantenna nor any of its subsidiaries will, nor will Quantenna or any of its subsidiaries authorize or knowingly permit any of the directors of Quantenna, the officers or employees of Quantenna, or any investment bankers, attorneys, accountants or other advisors or other representatives retained by Quantenna or its subsidiaries (collectively, we refer to such persons as “Quantenna representatives”) to, directly or indirectly:

•

solicit, initiate or knowingly facilitate or encourage the submission of any inquiry, proposal or offer which constitutes, or would reasonably be expected to result in, an acquisition proposal (as defined below);

•

enter into, continue or participate in any discussions or negotiations with, or furnish any non-public information relating to Quantenna or any of its subsidiaries to, any third party in connection with an acquisition proposal;

•

approve, recommend, publicly declare advisable or enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement, joint venture agreement or other similar agreement relating to an acquisition proposal (other than an acceptable confidentiality agreement); or

•	agree to or propose publicly to do any of the foregoing.

The merger agreement defines the term “acquisition proposal” to mean, other than the transactions contemplated by the merger agreement, any written or oral offer, or proposal of any third party or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to a transaction or series of related transactions involving: (i) any acquisition or purchase (including through any lease, exchange, exclusive license, transfer or disposition, in each case, other than in the ordinary course of business), direct or indirect, of assets equal to 20% or more of the consolidated assets or businesses of Quantenna and its subsidiaries, taken as a whole, or to which 20% or more of the consolidated revenues or earnings of Quantenna and its subsidiaries, taken as a whole, are attributable, or 20% or more of any class of equity or voting securities of Quantenna, (ii) any tender offer or exchange offer that, if consummated, would result in such third party or group beneficially owning 20% or more of any class of equity or voting securities of Quantenna, or (iii) a merger, consolidation, business combination, sale of all or substantially all of the assets, liquidation, dissolution or other similar extraordinary transaction (A) involving Quantenna or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Quantenna or to which 20% or more of the consolidated revenues or earnings of Quantenna and its subsidiaries, taken as a whole, are attributable or (B) pursuant to which the stockholders of Quantenna immediately prior to the consummation of such transaction would, as a result of such transaction, hold less than 80% of the equity interests in the surviving entity of such transaction.

No Solicitation Exceptions

Notwithstanding the foregoing, any time after the date of the merger agreement and prior to Quantenna stockholders’ adoption of the merger agreement, Quantenna, directly or indirectly through Quantenna representatives, may (i) engage in negotiations or discussions with a third party and its representatives and actual or potential sources of financing (including making any counterproposal), and (ii) furnish to such persons non-public information relating to Quantenna or any of its subsidiaries pursuant to an acceptable confidentiality agreement, but only in the event all of the following occur:

•

Quantenna, any subsidiary of Quantenna or a Quantenna representatives receives a written acquisition proposal from such third party that did not result from a breach of Quantenna’s non-solicitation obligations and that the Board determines in good faith: (i) to be bona fide, (ii) after consultation with its financial advisor and outside legal counsel, constitutes, or would reasonably be expected to result in, a superior proposal, or (iii) after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of Quantenna’s directors under applicable law; and

•

prior to or substantially concurrently with the time any non-public information relating to Quantenna is made available to such third party, Quantenna makes available to ON Semiconductor any such information that is made available to the third party that was not previously made available to ON Semiconductor.

The merger agreement defines the term “superior proposal” to mean a bona fide, written acquisition proposal (with all percentages included in the definition of “acquisition proposal” changed to 80%) made after the date of the merger agreement that the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all relevant terms and conditions of such acquisition proposal (including any termination or break-up fees and conditions to consummation), the person making such acquisition proposal, the likelihood and timing of consummation of such acquisition proposal and all financial, legal, regulatory, and other aspects of such acquisition proposal, is more favorable to Quantenna’s stockholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement.

Quantenna agrees to promptly (but in no event later than 24 hours) notify ON Semiconductor orally and in writing of its receipt of any acquisition proposal, any proposals or inquiries that would reasonably be expected to lead to an acquisition proposal, or any inquiry or request for nonpublic information relating to Quantenna or any of its subsidiaries by any person who has made, or has expressly indicated that such person is contemplating making, any acquisition proposal. The notice provided to ON Semiconductor must identify the third party making, and the material terms and conditions of (or the nature of), any such acquisition proposal, inquiry or request and must include a copy of any written acquisition proposal (or summary of the terms of any oral acquisition proposal) and a copy of all written materials provided by such Person with respect to such acquisition proposal. Further, Quantenna has agreed to keep ON Semiconductor reasonably informed promptly (but in no event later than 24 hours) after any material changes in status or material terms of any acquisition proposal and shall provide to Parent promptly (but in no event later than 24 hours) after receipt thereof of copies of proposed transaction agreements or proposal letters sent or provided to Quantenna or any of its subsidiaries that describe any material terms or conditions of any acquisition proposal. Quantenna has also agreed to keep ON Semiconductor reasonably informed as to the nature of any information requested of Quantenna with respect thereto. Upon the request of ON Semiconductor, Quantenna must apprise ON Semiconductor of the status of any such acquisition proposal, inquiry or request.

If an acquisition proposal is publicly announced (other than by ON Semiconductor, its subsidiaries or any of their respective affiliates or representatives), Quantenna has agreed to publicly reaffirm the Board recommendation within 10 business days after receipt of a written request by ON Semiconductor to provide such reaffirmation, unless an adverse recommendation change (as defined below) is permitted under the terms of the merger agreement, except that Quantenna is not obligated to publicly reaffirm such recommendation on more than one occasion with respect to each such publicly announced acquisition proposal by any third party or on more than one occasion with respect to each publicly announced material modification thereto.

Adverse Recommendation Change

The merger agreement provides that (subject to certain exceptions described below) the Board will not (i) fail to make, withdraw or modify in a manner adverse to ON Semiconductor (or publicly propose to withdraw, modify or qualify in any manner adverse to Parent) the Board recommendation, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable the adoption of, an acquisition proposal, or (iii) fail to include in this proxy statement the Board recommendation (any of the foregoing, we refer to as an “adverse recommendation change”).

Adverse Recommendation Change Exceptions

Notwithstanding the foregoing, the Board, at any time before the Quantenna stockholders adopt the merger agreement, may make an adverse recommendation change (or terminate the merger agreement as described in the section entitled “The Merger Agreement—Termination” starting on page 85) in response to an acquisition proposal, only so long as (i) such acquisition proposal was not the result of a breach of the non-solicitation obligations of Quantenna described above and such acquisition proposal is not withdrawn, and (ii) the Board determines in good faith, after consultation with its financial advisor and outside legal counsel and after taking into account any revisions to the terms of the merger agreement that may be offered in writing by ON

Semiconductor in accordance with the merger agreement, (A) that such acquisition proposal constitutes a superior proposal, and (B) that the failure to make an adverse recommendation change would reasonably be expected to result in a breach of its fiduciary duties under applicable law.

In addition, the Board may not effect an adverse recommendation (or terminate the merger agreement as described in the section entitled “The Merger Agreement—Termination” starting on page 85) change unless:

•

Quantenna notifies ON Semiconductor in writing (which we refer to as a “change notice”) at least 3 business days (which we refer to as the “negotiation period”) before the making of any adverse recommendation change or the Board’s determination that such acquisition proposal constitutes a superior proposal and of its intention to make an adverse recommendation change, with the most current version of all proposed agreements under which such superior proposal is proposed to be consummated and all other material terms and conditions in respect of such acquisition proposal and the identity of the third party making such superior proposal attached to the change notice;

•

during the negotiation period, Quantenna was available to negotiate in good faith with ON Semiconductor (if requested by ON Semiconductor) any proposal by ON Semiconductor to amend the terms and conditions of the merger agreement such that the acquisition proposal would no longer constitute a superior proposal (provided that Quantenna delivered a new change notice and entered into a new 2 business day negotiation period for any amendment, supplement or modification to any acquisition proposal); and

•

at the end of the negotiation period (and any subsequent negotiation periods with respect to an amended, supplemented or modified acquisition proposal), the Board, after considering in good faith any revisions to the terms of the merger agreement offered in writing by ON Semiconductor pursuant to the merger agreement, determined in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal remained a superior proposal.

Further, the Board may make an adverse recommendation change if (i) an intervening event (as defined below) has occurred, (ii) the Board determines in good faith and after taking into account any revisions to the terms of the merger agreement that may be offered in writing by Parent in accordance with the merger agreement, after consultation with outside legal counsel and its financial advisors, that the failure to make an adverse recommendation change would reasonably be expected to result in a breach of its fiduciary duties under applicable law, and (iii) prior to making the adverse recommendation change, Quantenna (A) provided ON Semiconductor at least 3 business days’ prior written notice that it intends to take such action and specifying in reasonable detail the facts underlying the decision by the Board to take such action (provided that Quantenna delivered a new notice and entered into a new 3 business day period for any material change in the facts or circumstances relating to an intervening event) and (B) during such period, if requested by ON Semiconductor, engaged in good faith negotiations with ON Semiconductor to amend the merger agreement in such a manner that obviates the need for such adverse recommendation change.

The merger agreement defines “intervening event” to mean a material fact, event, circumstance, development or change that occurs, arises or comes to the attention of the Board after the date of the merger agreement that (w) affects the business, assets or operations of Quantenna and its subsidiaries, (x) was not known by, or if known, the effect of which was not reasonably foreseeable by, the Board (assuming consultations with appropriate officers and representatives of Quantenna) on the date of the merger agreement, (y) becomes known to the Board prior to receipt of Quantenna stockholders’ adoption of the merger agreement, and (z) did not result from or arise out of the announcement or pendency of, or any actions required to be taken (or refrained from taken) pursuant to the merger agreement; provided, however, that (i) the receipt, existence of or terms of an acquisition proposal will not constitute, or be considered in determining whether there has been, an intervening event, and (ii) a change in the market price or trading volume of the equity or debt securities of Quantenna or of the equity or credit ratings or the ratings outlook for Quantenna by any applicable rating agency shall not (in and of themselves) constitute an intervening event.

Stockholders Meeting

Quantenna has agreed to cause the special meeting to be duly called and held as soon as reasonably practicable following clearance of this proxy statement by the SEC for the purpose of voting on the merger proposal by Quantenna’s stockholders. Quantenna’s Board has agreed to, subject to the provisions of the merger agreement discussed above under “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 77), recommend that Quantenna stockholders adopt the merger agreement, to use its reasonable best efforts to obtain stockholder approval of the merger proposal and to otherwise comply with all legal requirements applicable to the special meeting.

Filings; Other Actions; Notification

Quantenna and ON Semiconductor have agreed to cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including:

•

preparing and filing as promptly as practicable after the date of the merger agreement with any governmental authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, financial statements, records, applications and other documents, in each case, to the extent applicable;

•

obtaining and maintaining all approvals, consents, registrations, permits, authorizations, licenses, waivers and other confirmations required to be obtained from any governmental authority that are necessary to consummate the transactions contemplated by the merger agreement; and

•	executing and delivering any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

Subject to the provisions of the merger agreement and applicable law, and except as prohibited by any governmental authority, each of ON Semiconductor and Quantenna is required to make (i) an appropriate filing of a notification and report form pursuant to the HSR Act as promptly as practicable (and in any event within 10 business days after the date of the merger agreement), and (ii) each other appropriate filing required by the antitrust laws of any applicable foreign jurisdiction as promptly as practicable (and in any event within 20 business days after the date of the merger agreement) (including as described more particularly in the section entitled “The Merger—Regulatory Approvals” beginning on page 66).

Each of ON Semiconductor and Quantenna is also required to comply at the earliest practicable date with any request under applicable antitrust laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries or affiliates from any governmental authority in respect of such filings or such transactions, and cooperate with each other in connection with any such filing, and in connection with resolving any investigation or other inquiry of any governmental authority under applicable antitrust laws with respect to any such filing or any such transaction.

Notwithstanding the foregoing, none of ON Semiconductor, Merger Sub nor Quantenna will be required to take any of the following actions:

•	sell or otherwise dispose of, and hold separate or agree to sell or otherwise dispose of, assets, categories of assets or businesses of Quantenna or ON Semiconductor or their respective subsidiaries;

•	terminate existing relationships, contractual rights or obligations of Quantenna or ON Semiconductor or their respective subsidiaries;

•	terminate any venture or other arrangement;

•	create any relationship, contractual rights or obligations of Quantenna or ON Semiconductor or their respective subsidiaries;

•	effectuate any other change or restructuring of Quantenna or ON Semiconductor or their respective subsidiaries; or

•	defend, challenge or contest any action, suit or proceeding challenging the merger agreement or the transactions contemplated thereby.

Employee Benefits Matters

ON Semiconductor has agreed that employees of Quantenna and any subsidiary of Quantenna who continue to be employed after the effective time of the merger (which we refer to collectively as the continuing employees), will:

•

during the period commencing at the effective time of the merger and ending on the first anniversary of the effective time of the merger (or, if earlier, the termination date of the employee), be provided with base salary or wages, commission and target annual cash incentive opportunity that in the aggregate are not less favorable than the base salary or wages, commission and target annual cash incentive opportunity provided to such continuing employee immediately prior to the effective time of the merger; and

•

during the period commencing at the effective time of the merger and ending on the first anniversary of the effective time of the merger (or, if earlier, the termination date of the employee), be provided with employee benefits and equity awards that are substantially comparable in the aggregate to the employee benefits and equity awards provided to similarly situated employees of ON Semiconductor and its affiliates.

Additionally, during the period commencing on the effective time of the merger and ending on the first anniversary of the effective time of the merger (or, if earlier, until all obligations have been satisfied), ON Semiconductor has agreed to assume, honor and continue the employment, bonus, commission, severance, change in control, retention and termination plans and agreements maintained by Quantenna prior to the effective time of the merger and set forth in the disclosure letter.

From and after the effective time of the merger, ON Semiconductor has agreed to (i) for purposes of vesting, eligibility to participate, and level of benefits, and, in the case of severance, vacation and paid time-off, benefits and accruals, ensure that (subject to the consent of the applicable insurance provider, if required, which ON Semiconductor shall use its commercially reasonable efforts to obtain) each continuing employee’s employment with Quantenna or any of its subsidiaries (including their predecessors) will be treated as if such service were with ON Semiconductor, Merger Sub or their affiliates (except to the extent it would result in a duplication of benefits, and except with respect to benefit accruals under any defined benefit pension plan or any other arrangement other than in respect of vacation, paid time-off or severance), (ii) cause any pre-existing condition and eligibility limitations under welfare benefit plans of ON Semiconductor or its affiliates to be waived with respect to the continuing employees, and (iii) give each continuing employee credit for eligible expenses for co-payments, deductible, and out-of-pocket expenses paid under the Quantenna benefit plans the continuing employee participated in prior to the effective time of the merger for purposes of satisfying the co-payment, deductible, and out-of-pocket expense requirements under the relevant benefit plans of ON Semiconductor or its affiliates in which the continuing employees will participate for the plan year in which the effective time occurs.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•

with respect to Quantenna, access to certain information during the period prior to the effective time of the merger and reasonable access during normal business hours to employees, offices, properties, books and records;

•

each party’s agreement to use commercially reasonable efforts not to take or omit to take any action that impedes, interferes with, hinders or delays in any material respect, or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay in any material respect, the consummation of the merger or any of the other transactions contemplated by the merger agreement on a timely basis;

•	cooperation between Quantenna and ON Semiconductor in the preparation of this proxy statement;

•	cooperation between Quantenna and ON Semiconductor in connection with press releases and other public announcements with respect to the merger or the merger agreement;

•

notification by each party in response to certain events, including, among others, (i) any actions, suits, claims, investigations or proceedings commenced or, to their knowledge, threatened against Quantenna or any of its subsidiaries or ON Semiconductor or any of its subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by the merger agreement, and (ii) any representation or warranty made in the merger agreement becoming untrue or inaccurate and such inaccuracy or breach would cause the applicable party to fail to satisfy any condition to closing of the merger related to performance of covenants and agreements or accuracy of representations and warranties;

•

with respect to Quantenna, adopting resolutions consistent with the interpretive guidance of the SEC so that the disposition of our common stock (including derivatives thereof) pursuant to the merger agreement by any officer or director of Quantenna who is a covered person for purposes of Section 16 of the Exchange Act will be an exempt transaction for purposes of Section 16 of the Exchange Act;

•

with respect to Quantenna and ON Semiconductor, each taking actions reasonably necessary on its part under applicable laws and rules and policies of Nasdaq to enable the de-listing by the surviving corporation of our common stock from Nasdaq and the deregistration of our common under the Exchange Act as promptly as practicable after the effective time of the merger; and

•

cooperation between Quantenna and ON Semiconductor in the defense or settlement of any litigation brought by Quantenna stockholders against Quantenna relating to transactions contemplated by the merger agreement.

Conditions to the Merger

The respective obligations of Quantenna, ON Semiconductor and Merger Sub to consummate the merger are subject to the satisfaction or (to the extent permitted by applicable law) waiver at or prior to the effective time of the merger of the following conditions:

•	the affirmative vote in favor of the merger proposal by the holders of a majority of the outstanding shares of our common stock entitled to vote thereon;

•

no temporary restraining order, decree, ruling, injunction or judgment, preliminary or permanent injunction or other judgment issued by any governmental authority of competent jurisdiction will be in effect enjoining, restraining or otherwise prohibiting the consummation of the merger and no governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced or declared applicable to the merger any applicable law that is in effect, which has the effect of enjoining, restraining or otherwise prohibiting the consummation of the merger; and

•

(i) any applicable waiting period under the HSR Act relating to the merger will have expired or been terminated and any extensions thereof, or any timing agreements or legally binding commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable, will have expired or been terminated; and (ii) all applicable waiting and other time periods under certain foreign antitrust laws will have expired, lapsed or been terminated (as appropriate), in each case, in respect of the merger.

The obligations of ON Semiconductor and Merger Sub to consummate the merger are subject to the satisfaction or (to the extent permitted by applicable law) waiver at or prior to the effective time of the merger of the following further conditions:

•

Quantenna must have performed or complied with, in all material respects, all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger;

•

the representations and warranties of Quantenna regarding the absence of a material adverse effect since December 30, 2018 must be true in all respects as of the date of the merger agreement and as of the effective time of the merger as if made at and as of such time;

•

the representations and warranties of Quantenna regarding organization, good standing and qualification, corporate authority and approval, broker’s and finder’s fees, and the inapplicability of certain takeover statutes (disregarding all materiality and material adverse effect qualifications contained therein) must be true in all material respects as of the date of the merger agreement and at and as of the effective time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which must be true only as of such time);

•

the representations and warranties of Quantenna regarding certain aspects of its capital structure (disregarding all materiality and material adverse effect qualifications contained therein) must be true and correct in all but de minimis respects as of the date of the merger agreement and as of the effective time of the merger agreement as if at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which must be true only as of such time);

•

Quantenna’s other representations and warranties set forth in the merger agreement (disregarding all materiality and material adverse effect qualifications contained therein) must be true and correct as of the date of the merger agreement and at and as of the effective time of the merger as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which must be true only as of such time), with, only such exceptions as would not have, individually or in the aggregate, a material adverse effect; and

•	ON Semiconductor must have received a certificate signed on behalf of Quantenna by an executive officer of Quantenna, certifying as to the satisfaction of all of the above conditions.

Quantenna’s obligations to consummate the merger is subject to the satisfaction or (to the extent permitted by applicable law) waiver at or prior to the effective time of the following further conditions:

•

each of ON Semiconductor and Merger Sub must have performed, in all material respects, all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger agreement;

•

the representations and warranties of ON Semiconductor and Merger Sub regarding availability of funds must be true in all respects at and as of the effective time of the merger as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which must be true only as of such time);

•

the representations and warranties of ON Semiconductor and Merger Sub regarding organization, good standing and qualification, corporate authority and approval, and interested stockholders, must be true in all material respects at and as of the effective time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which must be true only as of such time);

•

ON Semiconductor’s and Merger Sub’s other representations and warranties set forth in the merger agreement (disregarding all materiality and parent material adverse effect qualifications contained therein) must be true at and as of the effective time of the merger as if made at and as of such time

(other than such representations and warranties that by their terms address matters only as of another specified time, which must be true only as of such time), with only such exceptions as would not have, individually or in the aggregate, a parent material adverse effect; and

•	Quantenna must have received a certificate signed by an executive officer ON Semiconductor as to the satisfaction of all of the above conditions.

Termination

Quantenna and ON Semiconductor may, by mutual written agreement, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:

•	by either Quantenna or ON Semiconductor if:

•

the merger has not been consummated on or before January 27, 2020 (which we refer to as the “end date”), which date may be automatically extended by an additional 90 days if the closing has not occurred prior to such date and all conditions, other than those relating to the specific antitrust clearances that Quantenna and ON Semiconductor have identified as being required to complete the merger, have been satisfied, such termination trigger we refer to as “the failure of the merger to be consummated by the end date”; provided that neither party has the right to terminate if such party’s breach of any provision of the merger agreement in any material respect is the primary cause of the failure of the merger to be consummated by the end date;

•

any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger on substantially the terms contemplated by the merger agreement has become final and non-appealable; provided that a party does not have a right to terminate if such party’s breach of any provision of the merger agreement in any material respect is the primary cause of such restraint; or

•

at the special meeting, including any adjournment or postponement thereof, the stockholders of Quantenna do not approve the merger proposal, such termination trigger we refer to as a failure to obtain stockholder approval of the merger proposal;

•	by ON Semiconductor, if:

•

prior to obtaining stockholder approval of the merger proposal at the special meeting, (i) the Board or any committee thereof makes an adverse recommendation change, or (ii) following a publicly announced acquisition proposal (or publicly announced material modification thereto), Quantenna or the Board or any committee thereof fails to publicly reaffirm the Board recommendation within 10 business days (or if the special meeting is scheduled to be held within 10 business days from the date of such announcement, promptly and in any event prior to the date on which the special meeting is scheduled to be held) of being requested to do so by ON Semiconductor (in each case, we refer to as an “adverse recommendation change termination event”) (except that Quantenna is not obligated to publicly reaffirm the Board recommendation on more than one occasion with respect to each such publicly announced acquisition proposal by any third party or on more than one occasion with respect to each publicly announced material modification thereto); or

•

there is any inaccuracy of any representation or warranty made by Quantenna in the merger agreement or any breach, violation or failure to perform any covenant or agreement on the part of Quantenna set forth in the merger agreement, which inaccuracy, breach, violation or failure, either individually or in the aggregate, if continuing at the closing (i) would cause the conditions to closing related to the accuracy of Quantenna’s representations and warranties and the performance of its obligations under the merger agreement to not be satisfied, and (ii) is incapable of being cured by the end date (collectively, such termination trigger we refer to as “Quantenna terminating breach”), except that ON Semiconductor does not have the right to terminate if a Parent terminating breach (as defined below) has occurred and is continuing at the time that ON Semiconductor delivers a termination notice in connection with a Quantenna terminating breach;

•	by Quantenna, if:

•

if the Board authorizes Quantenna, pursuant to, and in compliance with the applicable terms of the merger agreement, to enter into a definitive agreement concerning a superior proposal (which we refer to as a “superior proposal termination event”); provided that Quantenna pays a termination fee of $32,165,000 to ON Semiconductor substantially concurrently with (and as a condition to) such termination; or

•

there is any inaccuracy of any representation or warranty made by ON Semiconductor or Merger Sub in the merger agreement or any breach, violation or failure to perform any covenant or agreement on the part of ON Semiconductor or Merger Sub set forth in the merger agreement which inaccuracy, breach, violation or failure, either individually or in the aggregate, if continuing at the closing (i) would cause the conditions to closing related to the accuracy of ON Semiconductor’s and Merger Sub’s representations and warranties and the performance of its obligations under the merger agreement, to not be satisfied, and (ii) is incapable of being cured by the end date (collectively, such termination trigger we refer to as “Parent terminating breach”), except that Quantenna does not have this right to terminate if a Quantenna terminating breach has occurred and is continuing at the time Quantenna delivers a termination notice in connection with a Parent terminating breach.

Termination Fee

In certain circumstances, Quantenna may be required to pay ON Semiconductor the termination fee if the merger agreement is terminated.

The termination fee would be payable if all of the following occur:

•

following the date of the merger agreement, a bona fide acquisition proposal has been publicly made, publicly announced or otherwise communicated to the Board or to Quantenna or will have been made directly to the stockholders of Quantenna generally (and in, any such case, such acquisition proposal is not withdrawn);

•

thereafter, (i) either ON Semiconductor or Quantenna terminates the merger agreement for the failure of the merger to be consummated by the end date or for failure to obtain stockholder approval of the merger proposal, or (ii) ON Semiconductor terminates the merger agreement because of a Quantenna terminating breach, as described in the section entitled “The Merger Agreement—Termination” beginning on page 85; and

•

within 12 months of such termination, Quantenna consummates any acquisition proposal or enters into a definitive agreement in respect of any acquisition proposal that is later consummated (in each case, the references to “20%” in the definition of “acquisition proposal” being deemed to be references to “50%”); in which case Quantenna must pay ON Semiconductor the termination fee on the date of consummation of such acquisition proposal.

The termination fee would also be payable in the following circumstances:

•

ON Semiconductor terminates the merger agreement pursuant to an adverse recommendation change termination event, in which case Quantenna must pay ON Semiconductor the termination fee within 2 business days after such termination; or

•

Quantenna terminates the merger agreement pursuant to a superior proposal termination event, in which case Quantenna must pay ON Semiconductor the termination fee substantially concurrently with (and as a condition to) such termination.

Directors’ and Officers’ Indemnification and Insurance

The obligations of Quantenna and its subsidiaries under their respective organizational documents and all agreements in respect of all rights to indemnification, exculpation of liability and advancement of expenses, in effect as of the date of the merger agreement between Quantenna or any of its subsidiaries and any of their respective present or former directors, officers, employees or agents (which we refer to as the “indemnified persons”) shall survive the merger and may not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any indemnified person.

For 6 years after the effective time of the merger, ON Semiconductor will cause the organizational documents of the surviving corporation and its subsidiaries to contain provisions no less favorable with respect to elimination of liability of directors, indemnification of officers, directors and employees, and advancement of expenses than are presently set forth in the organizational documents of Quantenna and its subsidiaries.

Additionally, for 6 years after the effective time of the merger, the surviving corporation will indemnify and hold harmless all indemnified persons to the fullest extent permitted by the DGCL in the event of any threatened or actual claim, suit, action, proceeding or investigation, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such indemnified person is or was a director, officer, employee or agent of Quantenna, its subsidiaries or any of their respective predecessors prior to the effective time of the merger, or (ii) the merger agreement, the merger or any of the transactions contemplated thereby. Neither ON Semiconductor nor the surviving corporation will settle or consent to the entry of a judgment in any threatened or actual claim for which indemnification could be sought by an indemnified person under the merger agreement, unless such settlement or consent includes an unconditional release of such indemnified person from all liability arising out of such claim or such indemnified person otherwise consents in writing to such settlement or consent. ON Semiconductor and the surviving corporation will cooperate with an indemnified person in the defense of any matter for which such indemnified person could seek indemnification under the merger agreement.

Prior to the effective time of the merger, Quantenna will, or if Quantenna is unable to, ON Semiconductor will cause the surviving corporation to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Quantenna’s existing directors’ and officers’ insurance policies and Quantenna’s existing fiduciary liability insurance policies (collectively, we refer to such insurance as the “D&O insurance”), in each case for a claims reporting or discovery period of at least 6 years from and after the effective time of the merger with respect to any claim related to any period of time at or prior to the effective time of the merger from an insurance carrier with the same or better credit rating as Quantenna’s current insurance carrier with respect to D&O insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Quantenna’s existing policies; provided that in no event will Quantenna, ON Semiconductor or the surviving corporation be obligated to pay annual premiums for insurance in excess of 300% of the most recent annual premiums paid by Quantenna prior to the date of the merger agreement.

The indemnified persons have the right to enforce the provisions of the merger agreement relating to their indemnification. Such provisions may not be terminated, amended or otherwise modified in such a manner as to adversely affect any indemnified person without the prior written consent of such person. In addition, the surviving corporation shall, and ON Semiconductor shall cause the surviving corporation to, pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified person in enforcing the indemnity and other obligations provided in the merger agreement.

If ON Semiconductor or the surviving corporation (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provision must be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes the obligations set forth above relating to the indemnified person.

Expenses

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense.

Specific Performance

Quantenna and ON Semiconductor have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform their obligations under the merger agreement in accordance with its specified terms or otherwise breach such provisions. Quantenna and ON Semiconductor have further agreed each party is entitled to an injunction or injunctions, specific performance or any other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement without proof of damages.

Amendments

The merger agreement may be amended or waived prior to the effective time of the merger if such amendment or waiver is in writing and is signed, in the case of an amendment, by Quantenna, ON Semiconductor and Merger Sub or, in the case of a waiver, by each party against whom the waiver is to be effective. However, once the merger proposal has been adopted by Quantenna’s stockholders, there may not be any amendment or waiver that requires further approval by Quantenna’s stockholders without such approval having been obtained.

Governing Law

The merger agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON MERGER-RELATED COMPENSATION

FOR QUANTENNA’S NAMED EXECUTIVE OFFICERS

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each named executive officer of Quantenna that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding, advisory vote of Quantenna’s stockholders, as described below in this section.

The table below sets forth, for the purposes of this golden parachute disclosure, the approximate amount of the payments and benefits that each of Quantenna’s named executive officers would receive, assuming that (1) the effective time of the merger occurred on April 29, 2019 (which is the assumed date solely for purposes of this golden parachute compensation disclosure), (2) each of Quantenna’s named executive officers experienced a qualifying termination (as defined in their change in control agreements described on page 63 above) and received his severance payments at such time, and (3) none of the named executive officers would receive “excess parachute payments” subject to an excise tax under Section 4999 of the Code. The amounts below are determined using the merger consideration of $24.50 per share, and are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. These amounts are based upon the named executive officer’s compensation levels in effect on April 29, 2019 and outstanding equity awards on April 29, 2019. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see “The Merger—Interests of Certain Persons in the Merger” on page 60.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)(3)	Total ($)
Sam Heidari	1,185,000	10,575,887	30,000	11,790,887
Sean Sobers	612,167	4,246,019	30,000	4,888,186
David Carroll	583,433	2,631,894	30,000	3,245,327

(1)

The estimated amount listed in this column for each named executive officer represents the aggregate value of cash severance (i.e., 12 months of the executive’s base salary and the executive’s target annual cash bonus amount) that such named executive officer would be entitled to receive from Quantenna under his respective change in control agreement upon a “double trigger” qualifying termination, where the named executive officer’s employment is terminated by Quantenna without cause, due to the named executive officer’s death or disability, or by the named executive officer for good reason within a change in control period (the terms “cause,” “disability,” “good reason,” and “change in control period” are each defined in the change in control agreement). For additional information, see the section entitled “The Merger—Interests of Certain Persons in the Merger—Change in Control Agreements” beginning on page 63. The estimated amount also includes the pro-rated fiscal 2019 cash incentive award that will be paid on a “single trigger” basis to each named executive officer in connection with the merger, assuming the maximum level of performance is achieved. The Compensation Committee of the Board will determine the amount of fiscal 2019 cash incentive awards to be paid in connection with the merger, based on Quantenna’s actual performance for the shortened performance period ending at the effective time of the merger, and the actual cash incentive award could range from zero to the maximum incentive award amount. For additional information, see the section entitled “The Merger—Interests of Certain Persons in the Merger—Fiscal 2019 Executive Non-Equity Incentive Awards” beginning on page 64.

The following table quantifies each separate form of cash compensation included in the aggregate total reported in the column (as in effect on April 29, 2019 and prior to the planned adjustments to base salary and target annual cash bonus for Messrs. Sobers and Carroll).

Name	Lump Sum Base Salary ($)	Lump Sum Bonus Payment ($)	Pro-Rata Fiscal 2019 Cash Incentive Award (at Maximum Level of Performance) ($)*	Total ($)
Sam Heidari	450,000	450,000	285,000	1,185,000
Sean Sobers	310,000	185,000	117,167	612,167
David Carroll	278,000	187,000	118,433	583,433

*

As noted above, the actual amount of the pro-rata fiscal 2019 cash incentive bonus award for each named executive officer will be determined by the Compensation Committee of the Board, based on Quantenna’s actual performance for the shortened performance period ending at the effective time of the merger, and may range from zero dollars to the named executive officer’s maximum incentive award amount (190% of target) based on financial performance and other performance metrics, pro-rated for the portion of the year worked as of the date of the termination of the executive’s employment. For purposes of this disclosure, the maximum annual incentive award amounts have been assumed and are included in the tables above. If an executive receives an increase in his target bonus opportunity during a fiscal year, the executive’s actual incentive award for that fiscal year will be based on the weighted average of the executive’s target bonus opportunity as in effect before and after giving effect to the increase and the portion of the year that the executive worked while each such target bonus opportunity level was in effect. The pro-rata fiscal 2019 cash incentive award for each of the named executive officers at the target level of performance and assuming an April 29, 2019 termination of employment is as follows:

Name	Pro-Rata Fiscal 2019 Cash Incentive Award (at Target Level of Performance) ($)
Sam Heidari	150,000
Sean Sobers	61,667
David Carroll	62,333

As approved by the Compensation Committee of the Board of Directors of Quantenna in January 2019 in connection with its annual compensation review, effective June 1, 2019, Messrs. Sobers’ and Carroll’s annual base salary amounts and target annual cash bonus opportunities will be increased, as described in the section entitled “The Merger—Interests of Certain Persons in the Merger—Other Compensation Matters” beginning on page 64. If such qualifying termination had occurred after June 1, 2019, the lump sum base salary and lump sum bonus payment components of the cash severance amount for Messrs. Sobers and Carroll would have been $325,000 and $195,000, respectively, for Mr. Sobers and $290,000 and $232,000 respectively, for Mr. Carroll.

(2)

Pursuant to the terms of the change in control agreements, each outstanding Quantenna equity award held by the named executive officers will immediately vest upon a “double trigger” qualifying termination, where the named executive officer’s employment is terminated by Quantenna without cause, due to the named executive officer’s death or disability, or by the named executive officer for good reason within a change in control period (the terms “cause,” “disability,” “good reason,” and “change in control period” are each defined in the change in control agreement) as described in the section entitled “The Merger—Interests of Certain Persons in the Merger— Change in Control Agreements” beginning on page 63.

For purposes of this note and the table above, the value of the unvested Quantenna RSU and PSU awards is calculated using the merger consideration of $24.50 per share multiplied by the number of shares of Quantenna common stock subject to the RSU or PSU award, and the value of the unvested Quantenna option awards is calculated by multiplying (i) the difference between $24.50 and the exercise price of the option, by (ii) the number of shares subject to the option award. For purposes of this disclosure, the number of shares of Quantenna common stock subject to each Quantenna PSU is assumed to vest at the maximum level of performance.

The following table illustrates the allocation of the aggregate total reported in the column for each named executive officer’s (i) Quantenna unvested time-based RSUs, (ii) Quantenna PSUs (assuming maximum level of performance), and (iii) unvested Quantenna stock options.

Name	RSUs ($)	PSUs (at Maximum Level of Performance)* ($)	Stock Options ($)	Total ($)
Sam Heidari	5,714,625	2,069,025	2,792,237	10,575,887
Sean Sobers	1,626,800	532,875	2,086,344	4,246,019
David Carroll	1,416,100	455,700	760,094	2,631,894

*

Pursuant to the terms of the PSU award agreements and as described in the section entitled “The Merger—Interests of Certain Persons in the Merger—2019 Performance RSU Awards” beginning on page 62, the administrator of the 2016 Omnibus Plan will determine the number of Quantenna PSUs that will be eligible to vest based on our actual performance for the shortened performance period ending at the effective time of the merger (with the applicable performance targets adjusted to reflect the shortened performance period). Pursuant to the terms of the change in control agreements, the number of Quantenna PSUs that are outstanding and eligible to vest will immediately vest upon a “double trigger” qualifying termination (as described above). For purposes of this disclosure, the maximum vesting levels have been assumed and included in the tables above. The value of the Quantenna PSUs for each of the named executive officers at the target level of performance is as follows:

Name	PSUs (at Target Level of Performance) ($)
Sam Heidari	1,379,350
Sean Sobers	355,250
David Carroll	303,800

(3)

This column includes, for each named executive officer, (i) the estimated amount of the executive’s COBRA premiums for health insurance for one year, and (ii) payout of accrued vacation, which, in the case of continued medical benefits, will be provided where the named executive officer’s employment is terminated by Quantenna without cause, due to the named executive officer’s death or disability, or by the named executive officer for good reason within a change in control period (the terms “cause,” “disability,” “good reason,” and “change in control period” are each defined in the change in control agreement) as described in the section entitled “The Merger—Interests of Certain Persons in the Merger—Change in Control Agreements” beginning on page 63. The named executive officer would receive a payout of accrued vacation upon any termination of employment.

The following table quantifies each separate perquisite or benefit included in the aggregate total reported in the column.

Name	Payment of COBRA Premiums ($)	Accrued Vacation ($)	Total ($)
Sam Heidari	30,000	—	30,000
Sean Sobers	30,000	—	30,000
David Carroll	30,000	—	30,000

Merger-Related Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Quantenna is seeking non-binding, advisory stockholder approval of the compensation of Quantenna’s named executive officers that is based on or otherwise relates to the merger as disclosed above in this section. The proposal gives Quantenna’s stockholders the opportunity to express their views on the merger-related compensation of Quantenna’s named executive officers.

Accordingly, Quantenna is asking Quantenna stockholders to vote in favor of the adoption of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to Quantenna’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Non-Binding, Advisory Vote on Merger-Related Compensation for Quantenna’s Named Executive Officers” are hereby APPROVED.”

The vote on the proposal to approve the merger-related executive compensation is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the proposal to approve the merger-related executive compensation and vice versa. If the merger is completed, the merger-related compensation will be paid to Quantenna’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Quantenna common stockholders fail to approve the proposal to approve the merger-related executive compensation.

The Board unanimously (with Mr. Lazar recusing himself) recommends a vote “FOR” the proposal to approve the merger-related executive compensation.

PROPOSAL 3: VOTE ON ADJOURNMENT

If at the special meeting there are not sufficient votes to adopt the merger agreement, we intend to move to vote on this adjournment proposal. We do not intend to move to a vote on this adjournment proposal if the merger proposal is approved by the requisite number of shares of Quantenna common stock at the special meeting.

In this adjournment proposal, Quantenna’s stockholders are being asked to approve a proposal that will give the Board authority to adjourn the special meeting to a later date or time, if necessary, to solicit additional proxies in favor of the merger proposal if there are insufficient votes at the time of the special meeting to approve the merger proposal. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the merger proposal to defeat that proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the merger proposal.

Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

The Board unanimously (with Mr. Lazar recusing himself) recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the Nasdaq Global Select Market under the symbol “QTNA.”

The closing price of our common stock on Nasdaq on March 27, 2019, the last trading day prior to the public announcement of the execution of the merger agreement, was $20.50 per share. On                 , 2019, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on Nasdaq was $             per share. In addition, the merger consideration represents a premium of approximately 25% and 45% to the 30-day and 90-day, respectively, volume weighted average price per share of our common stock prior to the public announcement of the execution of the merger agreement. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

We have never declared or paid a cash dividend on our common stock and we intend to retain all available funds and any future earnings to fund the development and growth of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

If the merger is completed, our common stock will be delisted from Nasdaq and deregistered under the Exchange Act and there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of April 26, 2019 for:

•	each of our named executive officers;

•	each of our directors;

•	all of our current directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

We have based our calculation of the percentage of beneficial ownership on 38,547,504 shares of our common stock outstanding as of April 26, 2019. In accordance with SEC rules, we have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 26, 2019 and shares of our common stock underlying RSUs that are currently releasable or releasable within 60 days of April 26, 2019 to be outstanding and to be beneficially owned by the person holding the common stock options or RSUs for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Quantenna Communications, Inc., 1704 Automation Parkway, San Jose, California 95131. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers
Sam Heidari(1)	1,341,070	3.48%
Sean Sobers(2)	293,355	*
David Carroll(3)	47,385	*
Glenda Dorchak(4)	5,545	*
Edwin (Ned) B. Hooper III(5)	65,010	*
Harold Hughes(6)	87,444	*
Jack Lazar(7)	101,933	*
John Scull(8)	1,742,878	4.52%
Mark Stevens(9)	154,225	*
All executive officers and directors as a group (9 persons)(10)	3,838,845	9.96%
Greater than 5% Security Holders
BlackRock, Inc.(11)	2,252,719	5.84%
JPMorgan Chase & Co.(12)	2,089,649	5.42%
Entities affiliated with DAG Ventures(13)	1,970,342	5.11%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)	Consists of (i) 55,136 shares held of record by Dr. Heidari and (ii) 1,285,934 shares subject to equity awards exercisable or releasable within 60 days of April 26, 2019.
(2)	Consists of (i) 32,056 shares held of record by Mr. Sobers and (ii) 261,299 shares subject to equity awards exercisable or releasable within 60 days of April 26, 2019.
(3)	Consists of (i) 8,854 shares held of record by Mr. Carroll and (ii) 38,531 shares subject to equity awards exercisable or releasable within 60 days of April 26, 2019.
(4)	Consists of 5,545 shares subject to equity awards exercisable or releasable within 60 days of April 26, 2019.
(5)

Consists of (i) 23,100 shares held of record by Mr. Hooper (ii) 33,593 shares held by Centerview Capital Technology Employee Fund, L.P., (“Centerview”), and (iii) 8,317 shares subject to equity awards exercisable or releasable within 60 days of April 26, 2019. Mr. Hooper is a managing partner of Centerview and shares voting and investment power with respect to the shares held by Centerview. The address for Centerview is 64 Willow Place, Suite 101, Menlo Park, California 94025.

(6)

Consists of (i) 7,127 shares held of record by Mr. Hughes and (ii) 80,317 shares subject to equity awards exercisable or releasable within 60 days of April 26, 2019, of which 222 shares are unvested and subject to a right of repurchase by us, if Mr. Hughes does not satisfy such option’s vesting requirements.

(7)

Consists of (i) 21,616 shares held of record Mr. Lazar and (ii) 80,317 shares subject to equity awards exercisable or releasable within 60 days of April 26, 2019, of which 2,000 shares are unvested and subject to a right of repurchase by us, if Mr. Lazar does not satisfy such option’s vesting requirements.

(8)

Consists of (i) 7,127 shares held of record by Mr. Scull, (ii) 1,727,434 shares held by Southern Cross Venture Partners Management Pty Ltd as trustee for Southern Cross Fund No 1 Trust (“Southern Cross”), and (iii) 8,317 shares subject to equity awards exercisable or releasable within 60 days of April 26, 2019. Mr. Scull is a director of Southern Cross Venture Partners Pty Ltd and shares voting and investment power with respect to the shares held by Southern Cross Venture Partners Management Pty Ltd as trustee for Southern Cross Fund No 1 Trust. The address for Southern Cross is PO Box 1743, North Sydney, NSW, Australia.

(9)

Consists of (i) 58,908 shares held of record by Mr. Stevens, (ii) 15,000 shares purchased in our directed share program at the closing of our initial public offering by S-Cubed Capital (“SCC”), of which Mr. Stevens is the managing partner and has voting and investment power with respect to the shares held by SCC and (iii) 80,317 shares subject to equity awards exercisable or releasable within 60 days of April 26, 2019, of which 2,000 shares are unvested and may be acquired upon early exercise, subject to a right of repurchase by us, if Mr. Stevens does not satisfy such option’s vesting requirements.

(10)

Consists of (i) 1,989,951 shares held by our current directors and executive officers and (ii) 1,848,894 shares subject to equity awards held by our current directors and executive officers and exercisable or releasable within 60 days of March 31, 2019.

(11)

According to a Schedule 13G filed with the SEC on February 8, 2019, the shares consist of 2,252,719 shares held by BlackRock, Inc. (“BlackRock”). Of the shares of our common stock that BlackRock beneficially owned, BlackRock reported that it has sole voting power with respect to 2,185,854 shares of our common stock and sole dispositive power with respect to 2,252,719 shares of our common stock. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(12)

According to a Schedule 13G filed with the SEC on January 14, 2019, the shares consist of 2,089,649 shares held by JPMorgan Chase & Co and its wholly-owned subsidiaries, J.P. Morgan Investment Management Inc. and JPMorgan Chase Bank, National Association (together, “JPMorgan”). Of the shares of our common stock that JPMorgan beneficially owned, JPMorgan reported that it has sole voting power with respect to 1,884,255 shares of our common stock and sole dispositive power with respect to 2,089,649 shares of our common stock. The address of JPMorgan is 270 Park Avenue, New York, New York 10017.

(13)

According to a Schedule13G/A filed with the SEC on February 12, 2018, the shares consist of (i) 1,633,818 shares held by DAG Ventures IV-QP, L.P. (“DAG IV-QP”) (ii) 163,862 shares held by DAG Ventures IV-A, LLC (“DAG IV-A”) and (iii) 172,662 shares held by DAG Ventures IV, L.P. (“DAG IV”). DAG Ventures Management IV, LLC (“DAG IV LLC”) serves as the general partner of DAG IV-QP and DAG IV, and serves as the manager of DAG IV-A. As such, DAG IV LLC possesses power to direct the voting and disposition of the shares owned by DAG IV-QP, DAG IV and DAG IV-A and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP, DAG IV and DAG IV-A. DAG IV LLC owns no shares directly. Messrs. R. Thomas Goodrich and John J. Cadeddu are Managing Directors of DAG IV LLC. As such, Messrs. R. Thomas Goodrich and John J. Cadeddu possess power to direct the voting and disposition of the shares owned by DAG IV-QP, DAG IV and DAG IV-A and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP, DAG IV and DAG IV-A. Messrs. R. Thomas Goodrich and John J. Cadeddu own no shares directly. The address each of the entities identified in this footnote is 251 Lytton Avenue, Suite 200, Palo Alto, California 94301.

APPRAISAL RIGHTS

If the merger is completed, Quantenna’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions set forth in that statute.

Pursuant to Section 262 of the DGCL, if you do not wish to accept the merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of our common stock and to receive payment in cash for the fair value of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of our common stock as determined by the Delaware Court of Chancery may be less than, equal to or more than the $24.50 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. Quantenna’s stockholders who do not vote in favor of the merger proposal and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. Strict compliance with the statutory procedures set forth in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the statutory procedures that a stockholder must follow under the DGCL in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Pursuant to Section 262 of the DGCL, when a merger agreement will be submitted for adoption at a meeting of stockholders, Quantenna must notify the stockholders who were stockholders of record on the record date for notice of such meeting, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with the notice.

This proxy statement constitutes Quantenna’s notice to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C . Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, Quantenna believes that a stockholder considering the exercise of such rights should seek the advice of legal counsel.

If you wish to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions: (i) you must deliver to Quantenna a written demand for appraisal of your shares of our common stock before the vote is taken to approve the merger proposal; (ii) the written demand must reasonably inform us of the identity of the holder of record of shares of our common stock who intends to demand appraisal of his, her or its shares of our common stock and that such stockholder intends thereby to demand the appraisal of such stockholder’s shares; and (iii) you must not vote or submit a proxy in favor of the merger proposal.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive payment for your shares of our common stock as provided in the merger agreement, but you will not have appraisal rights with respect to your shares of our common stock. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the merger proposal, and it will result in the loss of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the merger proposal or “ABSTAIN” from voting on the merger proposal. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal.

All demands for appraisal should be addressed to the Secretary at 1704 Automation Parkway, San Jose, California 95131, and must be delivered to Quantenna before the vote is taken to approve the merger proposal at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of our common stock. The demand will be sufficient if it reasonably informs Quantenna of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of our common stock. A stockholder’s failure to deliver to Quantenna the written demand for appraisal prior to the taking of the vote on the merger proposal at the special meeting of stockholders will result in the loss of appraisal rights.

Only a holder of record of shares of our common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a holder of our common stock must be made by, or on behalf of, the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, and in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of our common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares of our common stock. If you hold your shares of our common stock through a broker, bank or other nominee and you wish to exercise your appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the effective date of the merger.

If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a broker, bank or other nominee, who holds shares of our common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to shares of our common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the record owner. If a stockholder holds shares of our common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.

Within 10 days after the effective time of the merger, the surviving corporation in the merger must give notice of the date that the merger became effective to each of Quantenna’s record stockholders who has complied with Section 262 of the DGCL and who did not vote in favor of the merger proposal. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the merger consideration specified by the merger agreement for that holder’s shares of our common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its shares of our common stock determined in any such appraisal proceeding, which value may be less than, equal to or more than the merger consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the merger proposal will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of our common stock not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Additionally, because our common stock will have been publicly listed on Nasdaq immediately prior to the effective time of the merger, the Delaware Court of Chancery is required under Section 262 of the DGCL to dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of our common stock or (2) the value of the consideration provided in the merger for such total number of shares of common stock exceeds $1 million.

After determination by the Delaware Court of Chancery of the stockholders entitled to appraisal of their shares of our common stock, the appraisal proceeding is conducted in accordance with the rules of the Delaware

Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will appraise the shares of our common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of our common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value that may be less than, equal to or more than the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of our common stock is less than the merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Upon application by the surviving corporation or by any holder of our common stock entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of our common stock whose name appears on the verified list and who has submitted such stockholder’s stock certificates, if any, to the Delaware Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Delaware Court of Chancery will direct the payment of the fair value of our shares of common stock, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares of our common stock represented by certificates upon the surrender to the surviving corporation of such stockholder’s certificates.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of our common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of our common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the $24.50 cash payment (without interest) for each of his, her or its shares of our common stock pursuant to the merger agreement. Inasmuch as Quantenna has no obligation to file such a petition, and Quantenna has no present intention to do so, any holder of shares of our common stock who desires such a petition to be filed is advised to file it on a timely basis. A stockholder will fail to perfect or effectively lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, Quantenna’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the merger is completed, our common stock will be delisted from Nasdaq and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future stockholder meetings. We intend to hold the 2019 annual meeting of stockholders (which we refer to as the “2019 Annual Meeting”) only if the merger is not expected to be consummated before the end calendar year 2019.

The deadline to receive stockholder proposals under Rule 14a-8 of the Exchange Act to be considered for inclusion in Quantenna’s proxy statement for the 2019 Annual Meeting was December 25, 2018 (which was 120 calendar days before the date Quantenna’s proxy statement was released to stockholders in connection with the prior year’s annual meeting of stockholders). If, however, the merger is not expected to be consummated before the end calendar year 2019 and the date of the 2019 Annual Meeting is changed by more than 30 days from the anniversary date of the previous year’s annual meeting of stockholders on June 5, 2018, then the deadline will be a reasonable time before we begin to print and mail proxy materials for the 2019 Annual Meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and related proxy for the 2019 Annual Meeting in accordance with regulations governing the solicitation of proxies.

Stockholder proposals submitted for consideration at the 2019 Annual Meeting but not submitted for inclusion in Quantenna’s proxy statement for the 2019 Annual Meeting must have been made not earlier than February 8, 2019, and not later March 10, 2019 (provided, however, that if the 2019 Annual Meeting is more than 30 days or more than 60 days from the first anniversary of the previous year’s annual meeting of stockholders on June 5, 2018, nominations and proposals must be received no earlier than the close of business on the 120th day prior to the 2019 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the date of the 2019 Annual Meeting, or (ii) the 10th day following the day on which public announcement of the date of the 2019 Annual Meeting is first made). All proposals must be communicated in writing to our Corporate Secretary at our principal office, 1704 Automation Parkway, San Jose, California 95131, Attn: Corporate Secretary. Such written notice must include certain information concerning the stockholder and each nominee or item of business proposed to be presented as specified in Article II, Section 2.4 of our bylaws.

WHERE YOU CAN FIND MORE INFORMATION

Quantenna files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The address of that site is www.sec.gov

You can also review Quantenna’s SEC filings on its web site at www.quantenna.com. Through links on the “Investors” portion of our website, we make available free of charge our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, any amendments to those reports and other information filed with, or furnished to, the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. Such material is made available through our website as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information contained on or that can be accessed through our website does not constitute part of this proxy statement, other than documents that we file with the SEC that are specifically incorporated by reference into this proxy statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this proxy statement. This proxy statement incorporates by reference the documents and reports listed below (other than, in each case, the portions that are deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K, for the fiscal year ended December 30, 2018, filed with the SEC on March 1, 2018, and Amendment No. 1 on Form 10-K/A, filed with the SEC on April 26, 2019;

•	our Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2019, filed with the SEC on April 30, 2019; and

•	our Current Report on Form 8-K, filed with the SEC on March 27, 2019.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions that are deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise indicated therein) on or after the date of this statement and through the date on which the special meeting is held (including any adjournments or postponements thereof). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

We will provide, free of charge, to each person, including any beneficial owner, to whom a proxy statement is delivered a copy of any or all of the documents incorporated by reference into this proxy statement (including any exhibits that are specifically incorporated by reference in those documents). Any such request can be made by writing or telephoning us at the following address and telephone number:

Quantenna Communications, Inc.

1704 Automation Parkway

San Jose, California 95131

Tel: (669) 209-5500

You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your shares at the special meeting of Quantenna stockholders. We have not authorized anyone to provide you with information or any representation about the merger that is different from, or in addition to, that contained in this proxy statement. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

MARCH 27, 2019

among

QUANTENNA COMMUNICATIONS, INC.,

ON SEMICONDUCTOR CORPORATION

and

RAPTOR OPERATIONS SUB, INC.

ANNA-i

(continued)

ANNA-ii

(continued)

ANNA-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 27, 2019 among Quantenna Communications, Inc. a Delaware corporation (the “Company”), ON Semiconductor Corporation, a Delaware corporation (“Parent”), and Raptor Operations Sub, Inc. a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has (i) approved and adopted this Agreement and the transactions contemplated hereby, (ii) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, and (iii) deemed it advisable that the stockholders of the Company adopt this Agreement on the terms and subject to the conditions set forth in this Agreement and directed that this Agreement be submitted for consideration at a meeting of the stockholders of the Company;

WHEREAS, the Board of Directors of Parent has approved and adopted this Agreement and the transactions contemplated hereby;

WHEREAS, the Board of Directors of Merger Subsidiary has (i) approved and adopted this Agreement and the transactions contemplated hereby and (ii) deemed it advisable that Parent as the sole stockholder of the Merger Subsidiary adopt this Agreement on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in furtherance of such acquisition, the parties hereto intend to effect a merger in which Merger Subsidiary will be merged with and into the Company, with the Company surviving the Merger on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01. Definitions. As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any written or oral offer, or proposal of any Third Party or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to a transaction or series of related transactions involving: (i) any acquisition or purchase (including through any lease, exchange, exclusive license, transfer or disposition, in each case, other than in the ordinary course of business), direct or indirect, of assets equal to 20% or more of the consolidated assets or businesses of the Company and its Subsidiaries, taken as a whole, or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries, taken as a whole, are attributable, or 20% or more of any class of equity or voting securities of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party or group beneficially owning 20% or more of any class of equity

ANNA-1

or voting securities of the Company, or (iii) a merger, consolidation, business combination, sale of all or substantially all of the assets, liquidation, dissolution or other similar extraordinary transaction (A) involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries, taken as a whole, are attributable or (B) pursuant to which the stockholders of the Company immediately prior to the consummation of such transaction would, as a result of such transaction, hold less than 80% of the equity interests in the surviving entity of such transaction.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign statute, law (including common law), ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is legally binding upon and applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the states of California or New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 30, 2018 and the notes thereto set forth in the Company’s Form 10-K filed with the SEC for the fiscal year ended December 30, 2018.

“Company Balance Sheet Date” means December 30, 2018.

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and each other employment, severance or similar Contract, plan, practice, arrangement or policy providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health, medical or welfare benefits, perquisites, employee assistance program, disability or sick leave benefits, or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any actual or contingent liability, other than any plan, policy, program or arrangement (i) mandated by Applicable Law and maintained solely by a Governmental Authority or (ii) sponsored or maintained by a professional employer organization.

“Company ESPP” means the Company’s 2016 Employee Stock Purchase Plan.

“Company Owned IP” means any and all Intellectual Property that is owned by the Company or any of its Subsidiaries (including any and all Company Registered IP).

“Company Registered IP” means all of the Registered IP owned by the Company or any of its Subsidiaries.

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“Company Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Stock Plans” means each plan or non-plan award agreement of the Company (including any such award agreement assumed by the Company), other than the Company ESPP, pursuant to which stock options or other equity awards have been granted to current or former employees, officers, directors or other service providers.

“Confidentiality Agreement” means the letter agreement between Parent and the Company dated December 21, 2018.

“Contract” means any legally binding contract, agreement, note, bond, indenture, lease, license, or other legally binding agreement, commitment or undertaking, in each case, whether written or oral.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Electronic Data Room” means that certain electronic data room run by Firmex and maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement.

“Environmental Laws” means any Applicable Laws relating to pollution, or the protection of the environment or natural resources, or, solely as it relates to exposure to hazardous or toxic substances, human health.

“Environmental Permits” means all permits, licenses, authorizations, and approvals required by Environmental Laws for the operation of the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of April 15, 2016, as amended by that certain First Amendment to Credit Agreement, dated as of September 30, 2016, that certain Second Amendment to Credit Agreement, dated as of March 31, 2017, that certain Third Amendment to Credit Agreement, dated as of November 30, 2017, that certain Fourth Amendment to Credit Agreement, dated as of May 31, 2018, and the Credit Agreement Amendment, among Parent, Deutsche Bank AG New York Branch, as the Administrative Agent and as the Collateral Agent, the lenders from time to time party thereto, and various other parties.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign, federal, provincial, regional, state, municipal or local governmental, quasi-governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any toxic, radioactive or otherwise hazardous substance, waste or material that in relevant form and concentration is regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means with respect to any Person, all obligations of such Person (a) for borrowed money, whether secured or unsecured, (b) evidenced by notes, debentures or similar Contracts, (c) in respect of

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outstanding letters of credit to the extent drawn and not reimbursed and (d) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees), keepwell or similar arrangement for any of the foregoing. Notwithstanding the foregoing, Indebtedness shall not include (A) any obligations or indebtedness among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, and (B) guarantees by the Company of obligations or indebtedness of Subsidiaries of the Company or guarantees by Subsidiaries of the Company of obligations or indebtedness of the Company or any Subsidiary of the Company.

“Intellectual Property” means any or all of the following and all rights in: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), trade secrets, know-how, databases, business methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, business plans and customer lists and other proprietary information; (iii) all copyrights, whether registered or unregistered, and registrations and applications for registration thereof, including in computer software, throughout the world, mask works, whether registered or unregistered, and any registrations and applications for registration thereof; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, trade dress, brand names, corporation names, logos, common law trademarks and service marks, domain names, URLs, and trademark and service mark, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications therefor throughout the world; and (vi) and any governmental grant for the protection of inventions or industrial designs.

“International Plan” means any Company Employee Plan that is maintained primarily for the benefit of current or former employees or other service providers of the Company or any of its Subsidiaries based outside of the United States.

“Key Employee” means an employee of the Company or any of its Subsidiaries whose annual base compensation is $200,000 or more.

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed in Section 1.01 of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01 of the Parent Disclosure Letter.

“Lien” means, with respect to any property or asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest, encumbrance, option or other adverse claim or similar restriction of any kind in respect of such property or asset, other than a Permitted Lien.

“Major Customer” means the 10 largest customers of the Company and its Subsidiaries as measured by revenue for the twelve-month period ended December 30, 2018.

“Major Supplier” means the 6 largest suppliers of products or services to the Company and its Subsidiaries as measured by expense for the twelve-month period ended on December 30, 2018.

“Material Adverse Effect” means any change, effect, event, circumstance, development, condition or occurrence that (i) has, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any change, effect, event, circumstance, development, condition or occurrence resulting from or arising in connection with (A) changes in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions, (B) changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate, including changes in interest and exchange rates, in the United States or any other jurisdiction in which the Company or its Subsidiaries operate, (C) geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage, terrorism or national or international calamity (or material worsening of any such conditions), (D) any

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hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic, quarantine restrictions, weather conditions or other natural or man-made disaster or other force majeure event, (E) changes or prospective changes in Applicable Law or GAAP or authoritative interpretation or enforcement thereof, (F) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, budgets, guidance, estimates or predictions in respect of revenues, earnings or other financial or operating metrics or other matters before, on or after the date hereof, or changes or prospective changes in the market price or trading volume of the securities of the Company or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the identity of, or any facts or circumstances solely relating to Parent, Merger Subsidiary or their respective Affiliates, (H) the negotiation, announcement, pendency or consummation of the transactions contemplated by this Agreement, including (1) any loss or change in relationship of such Person and its Subsidiaries with any customer, supplier, vendor, distributor, lender, employee, investor, venture partner or other business partner of the Company or its Subsidiaries in connection therewith, or (2) any other disruption to the business of the Company (including supplier, supply chain or distributor disruptions, or the failure to obtain customer orders or design wins) in connection therewith, (I) any stockholder class action, derivative or similar litigation, suit, action or proceeding in respect of this Agreement or the other Transaction Documents (or the transactions contemplated hereby or thereby), or the Proxy Statement (including breach of fiduciary duty and disclosure claims) and (J) (1) any action taken by the Company or any of its Subsidiaries at the written request, or with the written consent, of Parent or Merger Subsidiary or (2) compliance by the Company with the terms of, or the taking by the Company of any action required by, this Agreement, or the failure by the Company to take any action prohibited by this Agreement; except, in the case of clauses (A), (B), (C), (D) or (E), to the extent that there is a material disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate (in which case the disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect), or (ii) prevents, materially impedes, interferes with, hinders or delays, or would reasonably be expected to prevent or, materially impede, interfere with, hinder or delay the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement on a timely basis.

“NASDAQ” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for the Company Stock, then “Nasdaq” shall be deemed to mean the principal U.S. national securities exchange registered under the 1934 Act on which the Company Stock is then traded.

“Officers” means the persons set forth on Section 1.01 of the Company Disclosure Letter under the heading “Officers”.

“Parent Material Adverse Effect” means any change, effect, event, circumstance, development, condition or occurrence that prevents or materially impedes, interferes with, hinders or delays or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Merger Subsidiary of the Merger or any of the other transactions contemplated by this Agreement on a timely basis.

“Permitted Liens” means (i) Liens for Taxes that are not due and payable, or that are being contested in good faith by appropriate proceedings and for which adequate accruals and reserves have been established and disclosed in the Company’s financial statements, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) zoning, building and other similar codes and regulations, (iv) Liens, easements, rights-of-way, covenants and other similar restrictions on real property over which the Company or any of its Subsidiaries has easement rights or on any real property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto, (v) licenses of Intellectual Property, (vi) Liens the existence of which are disclosed in the notes to the consolidated financing statements of the Company included in the Company SEC Documents, and (vii) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to,

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individually or in the aggregate, materially impair the continued (A) ownership or possession of the applicable property by the Company and its Subsidiaries or (B) use and operation of the assets to which they relate by the Company and its Subsidiaries under the terms and for the purposes for which the assets are currently being used.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means any information that relates to an identified or identifiable individual or device.

“Registered IP” means all registrations or applications to register Intellectual Property with any Government Authority.

“Release” means any release, spill, emission, leaking, dumping, injection, emptying, pumping, pouring, disposal or discharge into or through the environment, including indoor and outdoor air, surface and subsurface water, soil and sediments.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person, or (ii) such Person is a general partner.

“Tax” means any tax or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, or addition to tax.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed, or maintained or required to be maintained, in connection with Taxes.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Laws” means any law, regulations, order, permit or other decision or requirement having the force or effect of law and as amended from time to time, of any Governmental Authority, concerning the importation of products, the exportation or reexportation of products (including hardware, software, and technology and services), the terms and conduct of international transactions, and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930 and other laws and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979, Export Administration Regulations, International Emergency Economic Powers Act, Trading With the Enemy Act, Arms Export Control Act, International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Department of the Treasury, Office

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of Foreign Assets Control and the antiboycott laws administered by the U.S. Departments of Commerce and Treasury, and any similar customs and international trade laws in any jurisdiction in which Company conducts business.

“Transaction Documents” means this Agreement and any other agreement executed and delivered in connection with this Agreement on the date hereof.

“US Plan” means any Company Employee Plan that is not an International Plan.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	Section 6.03(g)(i)
Adverse Recommendation Change	Section 6.03(a)
Agreement	Preamble
Antitrust Laws	Section 8.01(b)
Appraisal Shares	Section 2.04
Cash Option Award	Section 2.05(b)
Cash RSU Award	Section 2.05(d)
Certificates	Section 2.03(a)
Change Notice	Section 6.03(f)
Claim	Section 7.04(b)
Closing	Section 2.01(b)
Closing Date	Section 2.01(b)
Company	Preamble
Company Board Recommendation	Section 4.02(b)
Company Employees	Section 7.05(a)
Company ESPP Rights	Section 2.06
Company Preferred Stock	Section 4.05(a)
Company Reference Time	Section 4.05(a)
Company Representatives	Section 6.03(a)
Company RSU	Section 2.05(c)
Company RSU Cap	Section 6.01(c)
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(b)
Company Stock Option	Section 2.05(a)
Company Stockholder Approval	Section 4.02(a)
Company Stockholder Meeting	Section 6.02
Company Subsidiary Securities	Section 4.06(c)
Company Terminating Breach	Section 10.02(c)(ii)
Company Termination Fee	Section 10.02(b)(i)
D&O Insurance	Section 7.04(c)
Effective Time	Section 2.01(c)
End Date	Section 10.01(b)(i)
Final Exercise Date	Section 2.06
Foreign Antitrust Laws	Section 4.03
Indemnified Person	Section 7.04(a)
Internal Controls	Section 4.07(f)
Intervening Event	Section 6.03(g)(ii)
Lease	Section 4.14(b)
Material Contract	Section 4.21(a)
Merger	Section 2.01(a)
Merger Consideration	Section 2.02(a)(i)

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Term	Section
Merger Subsidiary	Preamble
Option Consideration	Section 2.05(a)
Option Exercise Price	Section 2.05(a)
Out-of-the-Money Option	Section 2.05(a)
Parent	Preamble
Parent Common Stock	Section 2.05(b)
Parent Terminating Breach	Section 10.01(d)(ii)
Paying Agent	Section 2.03(a)
Payment Fund	Section 2.03(c)
Proxy Statement	Section 4.09
Restraints	Section 9.01(b)
RSU Consideration	Section 2.05(c)
RSU Recipients	Section 6.01(c)
Superior Proposal	Section 6.03(g)(iii)
Surviving Corporation	Section 2.01(a)
Tax Incentive	Section 4.16(l)
Uncertificated Shares	Section 2.03(a)
Unvested Company RSU	Section 2.05(d)
Unvested Company Stock Option	Section 2.05(b)
Vested Company Stock Option	Section 2.05(a)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents, and the article and section and other titles, headings and captions herein, are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in any Annex, Exhibit or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such shall not mean simply “if”. The word “or” shall not be exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to the date set forth in the preamble of this Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

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Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars. The terms “furnished,” “made available” and other similar terms shall mean the inclusion of any documents, agreements and other instruments in the Electronic Data Room or publicly filed or furnished with the SEC.

ARTICLE 2

The Merger

Section 2.01. The Merger.

(a)    On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon, the separate existence of Merger Subsidiary shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)    Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California 94025 at 5:00 a.m. Menlo Park, California time, as soon as possible, but in any event no later than the third (3rd) Business Day after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree consistent with Delaware Law (the “Closing Date”).

(c)    At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be specified in the certificate of merger).

(d)    From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of Delaware Law.

Section 2.02. Conversion of Shares.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders thereof:

(i)    except as otherwise provided in Section 2.02(a)(ii), Section 2.02(a)(iii) or Section 2.04, each share of Company Stock outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be automatically be canceled and converted into the right to receive $24.50 in cash, without interest (the “Merger Consideration”);

(ii)    each share of Company Stock held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled and shall cease to exist, and no payment shall be made with respect thereto;

(iii)    each share of Company Stock held by any Subsidiary of Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of common stock, par value $0.0001 per share, of the Surviving Corporation such that each such Person owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Person owned of the Company immediately prior to the Effective Time; and

(iv)    each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.0001 per share, of the

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Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares described in Section 2.02(a)(iii), and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)    If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split, division, subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, but excluding any change that results from any exercise of options or the vesting of restricted share units outstanding as of the date hereof to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements that are permitted by this Agreement, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.03. Surrender and Payment.

(a)    Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration (A) certificates representing shares of Company Stock (the “Certificates”) or (B) uncertificated shares of Company Stock (the “Uncertificated Shares”). Promptly after the Effective Time (but in no event later than two (2) Business Days after the Effective Time), Parent shall send, or shall cause the Paying Agent to send, to each holder of Certificates that immediately prior to the Effective Time represented shares of Company Stock and whose shares were converted into the Merger Consideration pursuant to Section 2.02 a letter of transmittal (in a form that was reasonably acceptable to the Company prior to the Effective Time) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.

(b)    Each holder of Certificates that immediately prior to the Effective Time represented shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration. Payment of the Merger Consideration, in each case to which such holders are entitled pursuant to the terms of this Agreement with respect to Uncertificated Shares shall be made promptly following the Effective Time without any action on the part of the person in whose name such Uncertificated Shares are registered, except as may be required by the Paying Agent (including in respect of any applicable tax forms or other documentation required to be delivered by such holder). No interest shall be paid or accrued with respect to the Merger Consideration payable upon surrender of Certificates or Uncertificated Shares.

(c)    At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Company Stock, an aggregate amount of cash comprising the amount sufficient to pay the aggregate Merger Consideration (such cash referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than for the purpose provided for in this Agreement and shall be held in trust for the benefit of the holders of Company Stock entitled to receive the Merger Consideration pursuant to the terms of Section 2.02. The Payment Fund shall, pending its disbursement to the holders of Company Stock and subject to the applicable requirements of the Paying Agent, be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks reasonably acceptable to the Company; provided that no such investment or losses shall affect the amounts payable to such holders of Company Stock and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration. Earnings from investments, subject to the

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immediately preceding proviso, shall be paid to and shall be the sole and exclusive property of Parent and the Surviving Corporation. Except as contemplated by Section 2.03(g) hereof, the Payment Fund shall not be used for any other purpose.

(d)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)    At the Effective Time, there shall be no further registration of transfers of shares of Company Stock and the holders of Certificates and Uncertificated Shares that evidenced shares of Company Stock prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock, other than the right to receive the Merger Consideration. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth, in this Article 2.

(f)    Any portion of the Merger Consideration deposited with the Paying Agent pursuant to Section 2.03(c) that remains unclaimed by the holders of shares of Company Stock 12 months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon, as general creditors thereof. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)    Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section  2.04 in respect of any Appraisal Shares shall be returned to Parent, upon demand.

Section 2.04. Appraisal Shares. Notwithstanding Section 2.02, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock canceled in accordance with Section 2.02(a)(ii)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and properly demands appraisal of such shares of Company Stock pursuant to, and who complies, in all respects, with Delaware Law (such shares being referred to collectively as the “Appraisal Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by Delaware Law to Appraisal Shares; provided that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise waives, withdraws or loses such holder’s right to appraisal pursuant to Delaware Law, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief set forth in the Delaware Law in respect of appraisal, then the right of such holder to receive such payment in respect of such Appraisal Shares will cease and such shares of Company Stock will be deemed to have been converted as of the Effective Time into, and will be exchangeable solely for, the right to receive the Merger Consideration in accordance with Section 2.02(a)(i), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company

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prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Parent shall have the opportunity and right to participate in and direct all negotiations and proceedings with respect to such demands under Delaware Law consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05. Company Equity Awards.

(a)    At or immediately prior to the Effective Time, each option to purchase shares of Company Stock (other than any Company ESPP Rights) that is then outstanding under any Company Stock Plan (a “Company Stock Option”), is then vested (after giving effect to any accelerated vesting of the Company Stock Option that may apply in the circumstances) (a “Vested Company Stock Option”), and has an exercise price per share of Company Stock underlying such Vested Company Stock Option (the “Option Exercise Price”) that is less than the Merger Consideration shall be canceled and converted into the right to receive an amount in cash determined by multiplying (i) the excess of the Merger Consideration over the Option Exercise Price of such Vested Company Stock Option by (ii) the number of shares of Company Stock subject to such Vested Company Stock Option (such amount, the “Option Consideration”). Parent shall cause the Surviving Corporation to pay the Option Consideration to the holders of the Vested Company Stock Options at or reasonably promptly after the Effective Time (but in no event later than three (3) Business Days after the Effective Time). At or immediately prior to the Effective Time, each Company Stock Option that has an Option Exercise Price that is equal to or greater than the Merger Consideration, whether or not exercisable or vested (an “Out-of-the-Money Option”), shall be canceled without payment.

(b)    Effective as of the Effective Time, each Company Stock Option that is then outstanding and unvested (after giving effect to any accelerated vesting of the Company Stock Option that may apply in the circumstances) (an “Unvested Company Stock Option”) and is not an Out-of-the-Money Option shall be canceled and converted into the right (each such right, a “Cash Option Award”) to receive an amount in cash, payable by the Surviving Corporation at the respective times and subject to the contingencies specified herein, determined by multiplying (i) the excess of the Merger Consideration over the Option Exercise Price of such Unvested Company Stock Option by (ii) the number of shares of Company Stock subject to such Unvested Company Stock Option. Such amount shall be payable on the earliest of the following dates (but in no event later than December 31 of the calendar year in which the Effective Time occurs), in each case, subject to the holder remaining continuously employed by or in service to Parent or its Affiliate from the Closing Date through the applicable payment date: (x) the same vesting dates that applied to the corresponding Unvested Company Stock Option, (y) the last regularly scheduled payroll date of the calendar year in which the Effective Time occurs, and (z) if applicable, the date on which the holder’s employment or service with Parent and its Affiliates terminates, if the corresponding Unvested Company Stock Option as in effect immediately prior to cancellation pursuant to this Section 2.05(b) (or an applicable agreement between the Company and the holder of the Unvested Company Stock Option disclosed in Section 4.18(i) of the Company Disclosure Letter) provided for accelerated vesting on such termination. A holder of a Cash Option Award who has not remained continuously employed with or in service to Parent or its Affiliate through the applicable payment date shall permanently forfeit the unvested portion of such Cash Option Award.

(c)    At or immediately prior to the Effective Time, each award of restricted stock units with respect to shares of Company Stock that is then outstanding under a Company Stock Plan (each such award, a “Company RSU”) and is then vested (after giving effect to any accelerated vesting of the Company RSU that may apply in the circumstances) shall be canceled and converted into the right to receive an amount in cash equal to (i) the number of shares of Company Stock subject to such vested Company RSU award immediately prior to the Effective Time multiplied by (ii) the Merger Consideration (such amount, the “RSU Consideration”). Parent shall cause the Surviving Corporation to pay the RSU Consideration to the holders of the Company RSU awards at or reasonably promptly after the Effective Time (but in no event later than three (3) Business Days after the Effective Time).

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(d)    Effective as of the Effective Time, each Company RSU that is then outstanding and unvested (after giving effect to any accelerated vesting of the Company RSU that may apply in the circumstances) (an “Unvested Company RSU”) shall be canceled and converted into the right (each such right, a “Cash RSU Award”) to receive an amount in cash, payable by the Surviving Corporation at the respective times and subject to the contingencies specified herein, equal to (i) the number of shares of Company Stock subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by (ii) the Merger Consideration. Such amount shall be payable on the same vesting schedule that applied to the corresponding Unvested Company RSU, subject to the holder remaining continuously employed by or in service to Parent or its Affiliate from the Closing Date through the applicable vesting date, subject to any right to vesting acceleration as was in effect with respect to such Unvested Company RSU immediately prior to cancellation pursuant to this Section 2.05(d). A holder of a Cash RSU Award who has not remained continuously employed with or in service to Parent or its Affiliate through a particular vesting date, subject to any right to vesting acceleration, or who otherwise does not satisfy the vesting requirements of such Cash RSU Award, shall permanently forfeit the unvested portion of such Cash RSU Award that would otherwise have vested on such vesting date.

(e)    Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions, or take action by written consent in lieu of a meeting, as may be necessary to provide for the transactions contemplated by this Section 2.05.

Section 2.06. Treatment of Company ESPP. As soon as reasonably practicable following the date of this Agreement, the Company and the Company’s Board of Directors (or applicable committee thereof) shall take such action as may be necessary to and shall adopt such resolutions (the form and substance of which shall be subject to review and reasonable approval by Parent): (i) cause any offering period (or similar period during which shares may be purchased) in progress under the Company ESPP as of the date of this Agreement to be the final offering period under the Company ESPP and to be terminated no later than the earlier of the day that is five (5) Business Days prior to the Effective Time and the currently-scheduled termination date for such offering (such date, the “Final Exercise Date”); (ii) cause each participant’s then-outstanding share purchase right under the Company ESPP (the “Company ESPP Rights”) to be exercised as of the Final Exercise Date; and (iii) terminate the Company ESPP effective as of, and subject to, the Effective Time. On the Final Exercise Date, the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be used to purchase shares of Company Stock in accordance with the terms of the Company ESPP, and each share purchased thereunder and outstanding immediately prior to the Effective Time shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 2.02(a)(i), subject to withholding of any applicable income and employment withholding Taxes. Any accumulated contributions of each participant under the Company ESPP as of the Final Exercise Date shall, to the extent not used to purchase shares in accordance with the terms and conditions of the Company ESPP (as amended pursuant to this Section 2.06), be refunded to such participant on or as promptly as practicable following the Final Exercise Date (without interest). No further Company ESPP Rights shall be granted or exercised under the Company ESPP after the Final Exercise Date. The Company shall provide timely notice to participants of the setting of the Final Exercise Date and termination of the Company ESPP in accordance with the Company ESPP.

Section 2.07. Withholding Rights. Each of the Paying Agent, Merger Subsidiary, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Paying Agent, Merger Subsidiary, the Surviving Corporation or Parent, as the case may be, withholds any such amounts and properly pays such amounts over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to Person in respect of which such withholding was made.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required

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by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

The Surviving Corporation

Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Company shall be amended and restated at the Effective Time to read in its entirety as set forth in Exhibit A hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. Subject to Section 7.04, the bylaws of the Company shall be amended and restated at the Effective Time to read in their entirety as the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and, as so amended and restated, shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law, other than that the name of the Surviving Corporation may be changed at the Effective Time.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

Representations and Warranties of the Company

Subject to Section 11.05, except as disclosed in any Company SEC Documents filed with the SEC on its Electronic Data Gathering Analysis and Retrieval System before the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or a disclosure against any representation or warranty set forth in this Article 4) or as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those licenses, authorizations, Permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and (where applicable and recognized) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would have, individually or in the aggregate, a Material Adverse Effect.

(b)    Complete and correct copies of the certificate of incorporation and bylaws of the Company, each as amended to the date of this Agreement, have been made available through filings with the SEC.

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(c)    Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person.

Section 4.02. Corporate Authorization.

(a)    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly and validly authorized by all necessary corporate action on the part of the Company. The affirmative vote in favor of the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Stock entitled to vote thereon is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). Assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)    At a meeting duly called and held, the Company’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) resolved, subject to Section 6.03, to recommend adoption of this Agreement by the stockholders of the Company (such recommendation in the preceding clause (iii), the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent or approval of or action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar Applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (c) the filing of the Proxy Statement with the SEC and any amendments or supplements thereto, (d) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (e) compliance with any applicable rules of NASDAQ and (f) any actions or filings the absence of which would not have, individually or in the aggregate, a Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or certificate of incorporation or bylaws or equivalent organizational documents of any Subsidiary of the Company, (b) assuming compliance with the matters referred to in Section 4.02 and Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.02 and Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not have, individually or in the aggregate, a Material Adverse Effect.

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Section 4.05. Capitalization.

(a)    The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Stock and 100,000,000 shares of preferred stock, $0.0001 par value per share, of the Company (“Company Preferred Stock”). As of 5:00 p.m., California time, on March 25, 2019 (the “Company Reference Time”), there were (i) 38,409,021 shares of Company Stock outstanding, (ii) 0 shares of Company Stock held in treasury, (iii) an aggregate of 3,806,137 shares of Company Stock subject to outstanding Company Stock Options (excluding Company ESPP Rights), (iii) an aggregate of 2,857,922 shares of Company Stock subject to outstanding Company RSUs (with Company RSUs subject to performance-based vesting requirements included at the target number of RSUs subject to the award), and (iv) no shares of Company Preferred Stock outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan, the Company ESPP or any other Company Employee Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. Section 4.05 of the Company Disclosure Letter sets forth, for each equity award outstanding, the holder, type of award, grant date, number of shares, vesting schedule (including any acceleration provisions) and, if applicable, performance conditions, exercise price and expiration date.

(b)    Except as set forth in this Section 4.05 and for changes since the Company Reference Time resulting from the exercise of Company Stock Options or settlement of Company RSUs outstanding on such date or grants or issuances of Company Stock Options or Company RSUs under the Company Stock Plans and permitted by this Agreement, as of the date hereof there are no issued, reserved for issuance or outstanding: (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

Section 4.06. Subsidiaries.

(a)    Section 4.06(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Subsidiary of the Company and its place of organization.

(b)    Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect.

(c)    All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws). As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any

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Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(d)    Except as set forth in this Section 4.06, no (i) shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

(a)    The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC pursuant to the 1933 Act or the 1934 Act by the Company since October 27, 2016 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”) on a timely basis.

(b)    No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC pursuant to the 1933 Act or the 1934 Act.

(c)    As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act complied in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)    Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, complied in all material respects with the requirements of the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)    As of the date hereof, (i) there are no material outstanding or unresolved written comments from the SEC with respect to the Company SEC Documents and (ii) to the knowledge of the Company, none of the Company SEC Documents is subject to ongoing SEC review.

(f)    The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in compliance with Rule 13a-15 under the 1934 Act, designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

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(g)    The Company and its Subsidiaries maintain a system of Internal Controls (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of Internal Controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s Internal Controls, which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(h)    Since January 1, 2018, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes) of the Company included or incorporated by reference in the Company SEC Documents in all material respects (i) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto) and (ii) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except, in the case of any unaudited quarterly financial statements with respect to clause (i) or (ii), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end audit adjustments). Since October 27, 2016, there has been no change in the Company’s accounting policies or methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as described in the Company SEC Documents or as required by an applicable Governmental Authority.

Section 4.09. Disclosure Documents. The information supplied by the Company for inclusion in the proxy statement, or any amendment or supplement thereto, to be sent to the Company stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”) shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply in all material respects as to form with the requirements of the 1934 Act. The representations and warranties contained in this Section 4.09 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes.

(a)    Since the Company Balance Sheet Date there has not been any event, occurrence, development of a state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    From the Company Balance Sheet Date until the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01(a), Section 6.01(b), Section 6.01(e), Section 6.01(j), or, to the extent applicable to such sections, Section 6.01(q).

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable

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or otherwise, other than: (i) liabilities or obligations disclosed, reflected or reserved against in the Company Balance Sheet; (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; (iv) liabilities or obligations that would not be required to be reflected or reserved against in the Company Balance Sheet under GAAP and (v) liabilities or obligations that would not have, individually or in the aggregate, a Material Adverse Effect.

Section 4.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries (i) are, and have at all times since October 27, 2016 been, in compliance with Applicable Law, and (ii) since October 27, 2016, have not received any written notices from any Governmental Authority alleging, nor, to the Company’s knowledge, has any Governmental Authority otherwise threatened, that the Company or any of its Subsidiaries is in violation of Applicable Law, except, in the case of clauses (i) or (ii), for failures to comply or violations that would not have, individually or in the aggregate, a Material Adverse Effect.

(a)    As of the date hereof, there is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had, individually or in the aggregate, a Material Adverse Effect.

Section 4.13. Litigation. As of the date hereof, there is no action, suit, proceeding or, to the knowledge of the Company, investigation or review, pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties, rights or assets before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority or arbitrator that would have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14. Properties.

(a)    Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company or its Subsidiaries have (i) good and valid title to (A) all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except for those properties and assets that have been disposed of since the Company Balance Sheet Date in the ordinary course of business, and (B) all other material properties and material assets of the Company and its Subsidiaries, in each case, free and clear of all Liens except Permitted Liens and (ii) good and valid leasehold interests in any material real property at which the material operations of the Company and its Subsidiaries are conducted as of the date hereof, free and clear of all Liens except Permitted Liens.

(b)    Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) each lease or sublease (each, a “Lease”) under which the Company or any of its Subsidiaries leases or subleases any real property is valid, binding and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received any notice in writing that it has breached, violated or defaulted under any Lease.

Section 4.15. Intellectual Property.

(a)    Section 4.15(a) of the Company Disclosure Letter sets forth all material (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, (iv) mask work registrations and application for registration thereof, in each case that are owned by the Company or any of its Subsidiaries as of the date of this Agreement. With respect to each of the foregoing items of Intellectual Property, (A) the Company and/or one or more of its Subsidiaries are the sole owners and possess all right, title, and interest in and to such item, free and clear of any Lien, except for Permitted Liens, (B) such item is not subject to any outstanding injunction,

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judgment, order, decree or ruling, and (C) no lawsuit, claim, complaint, action, formal investigation or proceeding before or by any Governmental Authority of which the Company has received notice (but excluding routine prosecution efforts before the United States Patent and Trademark Office or equivalent foreign Governmental Authorities) is pending or, to the knowledge of the Company, threatened that challenges the legality, validity, enforceability, registrations, or the Company’s ownership of such item; except to the extent that the failure of any of the foregoing clauses (A) or (B) to be true and correct would not have, either individually or in the aggregate, a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or its Subsidiaries own or have the valid right or license to use and exploit all Intellectual Property used or exploited by, and material to, the business of the Company and its Subsidiaries, free and clear of any Liens other than Permitted Liens. As of the date of this Agreement and except as set forth in Section 4.15(a) of the Company Disclosure Letter, there are no written complaints, demands, notices, legal disputes or claims pending with, or received by, the Company or its Subsidiaries or, to the knowledge of the Company, threatened in writing alleging infringement or misappropriation of any Intellectual Property rights of any Person by the Company or any of its Subsidiaries or inviting the Company or any of its Subsidiaries to take a license under Intellectual Property.

(b)    Except as set forth on Schedule 4.15(b), to the knowledge of the Company, each Material Contract under which the Company or its Subsidiaries license from a third party material Intellectual Property that is currently used by the Company or its Subsidiaries in the conduct of its business (i) is in full force and effect; and (ii) is not the subject of a claim of material breach by the Company or its Subsidiaries of such Material Contract, except to the extent that failure of any of the foregoing clauses (i) or (ii) to be true and correct would not have, either individually or in the aggregate, a Material Adverse Effect.

(c)    To the knowledge of the Company, none of the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, except for such infringements, misappropriations or violations that would not have, individually or in the aggregate, a Material Adverse Effect.

(d)    To the knowledge of the Company, none of the Company or its Subsidiaries is aware that any Company Owned IP has been infringed, misappropriated or otherwise violated by any Third Party, except for such infringements, misappropriations or violations that would not have, individually or in the aggregate, a Material Adverse Effect.

(e)    To the knowledge of the Company, none of the issued Company Registered IP has been adjudged invalid or unenforceable in whole or in part in a manner that would have, individually or in the aggregate, a Material Adverse Effect.

(f)    Except as set forth in Section 4.15(f) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and compliance with the provisions hereof will not result in, in each case, under any Contract to which the Company or its Subsidiaries is bound, the Parent or any Subsidiaries of the Parent, other than the Merger Subsidiary, becoming a party to or bound by any decree, judgment, order, arbitral award, or agreement that is reasonably expected to require the Parent or any Subsidiaries of the Parent, other than Merger Subsidiary, to grant to any third party any license, covenant not to sue, immunity or other right with respect to any Intellectual Property or that affects the terms and conditions under which any such license, covenant, immunity or other right is, may be, or must be granted.

(g)    The Company and its Subsidiaries use commercially reasonable efforts to protect and preserve its rights in any material Intellectual Property. Except as would not have, individually or in the aggregate, a Material Adverse Effect, all employees and independent contractors who create or contribute to material Intellectual Property owned by the Company or any of its Subsidiaries have validly assigned to the Company or its Subsidiary in writing all of their rights, title and interest therein that did not initially vest with Company or any of its Subsidiaries by operation of law. Except as would not have, individually or in the aggregate, a Material

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Adverse Effect, as of the Closing, all payments that were required to have been made to such employees and independent contractors under Applicable Laws, the Company’s or its Subsidiaries’ agreements with such employees or independent contractors or the Company’s and its Subsidiaries’ policies with respect to inventions, that are due and payable prior to the Closing Date, have been fully and timely paid or accrued and there are no unresolved claims by any employees or independent contractors with respect to the foregoing. The Company has made available to the Parent true and complete copies of the Company’s and its Subsidiaries’ policies with respect to inventions.

(h)    The software owned or developed by the Company or any of its Subsidiaries does not incorporate, and is not integrated with, or, linked to any open source software in such a manner that requires the Company or its Subsidiaries to distribute or make publicly available any material proprietary source code for such software owned or developed by the Company or its Subsidiaries or grant any license under patents to any party not in privity with the Company or its Subsidiaries.

(i)    Section 4.15(i) of the Company Disclosure Letter sets forth all standards-setting organizations or multi-party special interest groups that the Company or its Subsidiaries participates, or has, in the past, participated in, where such participation requires the Company or its Subsidiaries to grant third parties a license to patents. To the knowledge of the Company, it is in compliance with any intellectual property rights obligations of the standards-setting organizations and special interest groups in which the Company or its Subsidiaries are participants.

(j)    Since October 27, 2016, all Personal Information which has been collected, stored, secured, maintained, disclosed, transferred (including cross-border transfer) or otherwise used by the Company and its Subsidiaries has been collected, stored, secured, maintained, disclosed, transferred and used in accordance with all Applicable Laws and Contracts, except as would not have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, since January 1, 2017, neither the Company nor its Subsidiaries has received a notice of noncompliance with Applicable Laws or Contracts related to Personal Information. There has been no loss, damage, or unauthorized access or use, or other breach of security of Personal Information maintained by or on behalf of the Company or its Subsidiaries, except as would not have, individually or in the aggregate, a Material Adverse Effect.

Section 4.16. Taxes.

(a)    All income sales, use, withholding and other material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all Applicable Law, and all such Tax Returns were, at the time of filing, true, correct and complete in all material respects.

(b)    The Company and each of its Subsidiaries has timely paid (or has had timely paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all income, sales, use, withholding and other material Taxes due and payable or where payment is not yet due, has established adequate reserves therefor in accordance with GAAP.

(c)    Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any claim for, or the period for the collection or assessment of, any Tax for any taxable period, which period (after giving effect to such extension or waiver) has not yet expired.

(d)    Neither the Company nor any of its Subsidiaries have, since January 1, 2016, been subject to any claim, audit, action, suit, proceeding, request for information, investigation or other proceeding by any Governmental Authority with respect to Taxes, and no such proceedings are in process, pending or have been threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

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(e)    Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have withheld and timely paid (or set aside for timely payment) all Taxes required to have been withheld and paid, and have complied in all material respects with all information reporting and similar requirements of Applicable Law, in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party or related party.

(f)    Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company is or was the common parent, or (ii) has any liability for the Taxes of another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax laws), any agreement (other than customary commercial agreements not primarily related to Taxes), as a transferee or successor, by operation of law or otherwise.

(g)    No claim has been made by a Governmental Authority in a jurisdiction where the Company or its Subsidiaries do not file a particular type of Tax Return or pay a particular type of Tax that the Company or any of its Subsidiaries is or may be required to file such Tax Return or subject to such Tax in that jurisdiction.

(h)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made on or prior to the Closing Date; (ii) installment sale or open transaction disposition entered into on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign laws regarding Taxes).

(i)    None of the Company or any of its Subsidiaries was required to include any amount in income pursuant to Section 965(a) of the Code for any taxable period beginning on or after January 1, 2017, except to the extent disclosed on Section 4.16(i) of the Company Disclosure Letter. In the case of any amounts required to be shown on Section 4.16(i) of the Company Disclosure Letter, said section sets forth (i) the identity of the taxpayer (the Company or the particular Subsidiary) required to include the income in question, (ii) the total amount of income required to be included by reason of each particular share ownership, (iii) the ownership interest from which such income derives (name of foreign corporation and percentage of vote and value owned), (iv) any deficit in earnings and profits utilized to reduce the amount of income required to be included by the taxpayer and the source thereof, (v) the first taxable year of the taxpayer with respect to which the amount of such income was required to be included, (vi) the extent to which the included amounts are considered to represent the aggregate of the taxpayer’s pro rata share of the cash portion of the relevant offshore corporation within the meaning of Section 965(c)(3) of the Code, (vii) whether any election has been made pursuant to Section 965(h) of the Code to pay the tax due with respect to such income in installments and (viii) in any instance where an election under Section 965(h) of the Code has been made, a schedule showing the total tax owing, the amount of tax that has already been paid, the amount of tax deferred pursuant to Section 965(h) of the Code, the dates on which future payments will be required to be made, and the amount of the payment required on each such date.

(j)    Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in such country.

(k)    Neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.

(l)    Neither the Company nor any of its Subsidiaries is a beneficiary of any Tax holiday, Tax exemption or other Tax reduction agreement or arrangement with any Governmental Authority (each, a “Tax Incentive”), except to the extent disclosed on Section 4.16(l) of the Company Disclosure Letter. In the case of any Tax

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Incentive required to be shown on Section 4.16(l) of the Company Disclosure Letter, the Company and its Subsidiaries are in compliance with all terms and conditions of such Tax Incentive and the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of such Tax Incentive.

Section 4.17. Employee Benefit Plans.

(a)    Except as would not have, individually or in the aggregate, a Material Adverse Effect, there is no action, suit, audit, proceeding, investigation or claim pending against or involving or, to the knowledge of the Company, threatened against or threatened to involve, any Company Employee Plan before any Governmental Authority or arbitrator, other than routine claims for benefits.

(b)    Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, or has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV of ERISA.

(c)    Neither the Company nor any of its ERISA Affiliates contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(d)    Each US Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and, to the knowledge of the Company, no revocation of any such determination letter has been threatened by any Governmental Authority and, to the Company’s knowledge, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being issued or reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination or opinion letter with respect to each such US Plan.

(e)    Except as would not have, individually or in the aggregate, a Material Adverse Effect, each US Plan has been maintained in compliance with its terms and with the requirements of Applicable Law, including ERISA and the Code.

(f)    Except as expressly provided in this Agreement or benefits required under non-U.S. statutes, rules or regulations, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event, including a termination of employment, to the extent such other event alone would not trigger such benefit) will (i) entitle any current or former employee or independent contractor of the Company or any of its Subsidiaries to any material payment, vesting or benefit under any Company Employee Plan, (ii) otherwise trigger any material acceleration of vesting or payment under, or any obligation to fund, any Company Employee Plan or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent, to merge, amend or terminate any Company Employee Plan in accordance with its terms. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee or independent contractor for any Tax incurred by such individual under Section 409A or 4999 of the Code.

(g)    Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or independent contractors of the Company or its Subsidiaries except (i) coverage or benefits as required under Section 4980B of the Code or any other Applicable Law, and (ii) payment or reimbursement by the Company of premiums charged for coverage or as required under Section 4980B of the Code or any other Applicable Law.

(h)    Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) each International Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all Applicable Laws and in good standing with applicable regulatory authorities, and if intended to qualify

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for special tax treatment, meets all the requirements for such treatment, and (ii) each International Plan required to be funded, book reserved or secured by an insurance policy is fully funded, book reserved or secured by an insurance policy, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(i)    Section 4.17(i) of the Company Disclosure Letter lists each material Company Employee Plan and specifies whether such plan is a US Plan or an International Plan. For each material Company Employee Plan, the Company has made available to Parent a copy of such plan (or a description, if such plan is not written, and the form of the applicable agreement, in the case of standard employment agreements and equity award agreements) and all amendments thereto.

Section 4.18. Labor and Employment Matters.

(a)    Except as set forth in Section 4.18 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is, or has been since January 1, 2017, a party to any collective bargaining agreement or similar agreement with a labor union or organization with respect to employees based in the United States. Except as would not have, individually or in the aggregate, a Material Adverse Effect, there is no, and has not been since January 1, 2017, (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last two years there has not been any such action.

(b)    Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company is in compliance with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and as exempt or nonexempt), wages, hours, and occupational safety and health and employment practices, including the Immigration Reform and Control Act and the Worker Adjustment and Retraining Notification Act of 1988.

(c)    Except as would not have, individually or in the aggregate, a Material Adverse Effect, there are no claims, disputes, grievances, controversies, agency charges, administrative proceedings, formal discrimination complaints or, to the knowledge of the Company, investigations pending or, to the Company’s knowledge, threatened involving any employee or group of employees in their capacity as an employee of the Company or any of its Subsidiaries.

(d)    Since January 1, 2017, to the knowledge of the Company, no allegations of sexual harassment have been made or threatened against (i) any officer or director of the Company or (ii) any senior-level employee of the Company (in their capacity as such) who supervises other employees of the Company. Since October 27, 2016, the Company has not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by an employee, contractor, director, officer or other representative of the Company.

Section 4.19. Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law and as are customary in all material respects for companies of similar size in the same or similar lines of business, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy or has taken any action or failed to take any action which, with notice or lapse or time or both, would constitute a breach or default of any such insurance policy, (iv) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse or time or both, would permit termination of any such insurance policy, and (v) no claim for coverage pending under any such policies has been denied by an insurer.

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Section 4.20. Environmental Matters. Except as would not have, individually or in the aggregate, a Material Adverse Effect:

(i)    as of the date hereof, (x) no action, claim, suit, proceeding or, to the knowledge of the Company, investigation is pending or, to the knowledge of the Company, threatened in writing by any Governmental Authority or other Person, in each case that alleges that the Company or any of its Subsidiaries has violated or has any liability under any Environmental Law, and (y) there is no judgment, decree, injunction or order of any Governmental Authority issued under any Environmental Law outstanding against the Company or any of its Subsidiaries;

(ii)    the Company and its Subsidiaries are and, since January 1, 2017, have been, in compliance with all Environmental Laws and all Environmental Permits; and

(iii)    there has been no Release of any Hazardous Substance by the Company or any of its Subsidiaries and, to the knowledge of the Company, there has been no Release of any Hazardous Substance at properties owned, leased, or operated by the Company or any of its Subsidiaries resulting in any obligation to conduct any investigation or remedial action of the Company or any of its Subsidiaries under or pursuant to any Environmental Law.

The parties agree and acknowledge that this Section 4.20 shall be the Company’s sole and exclusive representations and warranties regarding environmental matters, Environmental Laws and Hazardous Substances.

Section 4.21. Material Contracts.

(a)     Except for (x) this Agreement, and (y) any Company Employee Plan set forth in Section 4.17(i) of the Company Disclosure Letter and any Contract related thereto, Section 4.21 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.21 under which the Company or any of its Subsidiaries is a party and bound by or by which any of their respective properties or assets is subject, in each case as of the date of this Agreement (together with Contracts disclosed in the Company SEC Documents, each, a “Material Contract”):

(i)    any Contract that (A) contains a provision that limits, curtails or restricts, the ability of the Company or any of its Subsidiaries to (1) compete or conduct activities in any geographic area or line of business with any Person or (2) hire or solicit any Person, other than pursuant to nondisclosure and confidentiality agreements entered into in the ordinary course of business consistent with past practice, (B) includes any “most favored nation”, exclusive marketing, right of first refusal, first offer or first negotiation or other material exclusive rights of any type or scope, in each case, that is granted by the Company to a Third Party, or (C) that otherwise materially restricts the Company or any of its Subsidiaries;

(ii)    Each acquisition or divestiture Contract providing for the acquisition or divestiture of a business or material assets or exclusive licensing agreement that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $5,000,000;

(iii)    any Contract (excluding licenses for off-the-shelf computer software that are generally available to the Company or its Subsidiaries on commercial terms) under which the Company or any of its Subsidiaries is granted any license, option or other right (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party, or under which any third party is granted any license, option or other right (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of the Company or any of its Subsidiaries that is exclusive, or which Contract is material to the Company and its Subsidiaries, taken as a whole, whether exclusive or non-exclusive;

(iv)    any Contract providing for contribution or any guaranty in an amount that is material to the Company and its Subsidiaries, taken as a whole, and any material Contract with a Major Customer that

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includes uncapped indemnification in favor of the applicable Major Customer with respect to claims of infringement, misappropriation, or violation of Intellectual Property;

(v)    any Contract under which the Company or any of its Subsidiaries grants or agrees to grant a license under all or substantially all of the patents of the Company and its Subsidiaries, other than in the ordinary course of business;

(vi)    any material Contract with a Major Customer or Major Supplier;

(vii)    any Contract with any Government Authority that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(viii)    each Contract not otherwise described in any other subsection of this Section 4.21(a) pursuant to which the Company or any of its Subsidiaries is obligated to pay, or entitled to receive, payments in excess of $5,000,000 in the twelve (12) month period following the date hereof, which cannot be terminated by the Company or such Company Subsidiary on less than ninety (90) days’ notice without material payment or penalty;

(ix)    any joint venture, joint development, or legal partnership, or any strategic alliance, joint development or partnership agreement that is material to the Company and its Subsidiaries, taken as a whole; and

(x)    each Contract relating to outstanding Indebtedness of the Company or the Subsidiaries of the Company for borrowed money, any indenture or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset), other than Contracts solely among the Company and any wholly owned Subsidiary of the Company.

(b)    Except as would not have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Except as would not have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any Material Contract and, to the knowledge of the Company, no event or condition or circumstance has occurred that, with or without notice or lapse of time or both, would constitute any event of default thereunder.

Section 4.22. Customers and Suppliers. Section 4.22 of the Company Disclosure Letter sets forth the names of the Company’s Major Supplier and Major Customers. To the knowledge of the Company, as of the date hereof, neither the Company nor any of its Subsidiaries (a) have been notified in writing of any material dispute with any Major Customer or Major Supplier, or (b) have been notified in writing by any Major Customer or Major Supplier that it intends to or is threatening to terminate, or not renew, its Contract or otherwise materially adversely alter the terms of its relationship with the Company or its Subsidiaries.

Section 4.23. Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws. Except for failures to comply or violations that would not have, individually or in the aggregate, a Material Adverse Effect, since October 27, 2016, the Company and its Subsidiaries, and their respective officers, directors and employees, have complied with the U.S. Foreign Practices Act of 1977 and other applicable anti-corruption laws.

Section 4.24. Finders’ Fees. Except for Qatalyst Partners LP, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Affiliates in connection

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with the transactions contemplated by this Agreement. A true and correct copy of the Company’s engagement letter with Qatalyst Partners LP relating to the transactions contemplated by this Agreement has been made available to Parent prior to the date of this Agreement.

Section 4.25. Opinion of Financial Advisor. The Company has received the opinion of Qatalyst Partners LP, financial advisor to the Company, to the effect that, as of the date of this Agreement, and based upon and subject to the limitations, qualification, assumptions and other matters set forth therein, the Merger Consideration to be received by the holders of shares of Company Stock (other than Parent and its Affiliates) pursuant to, and in accordance with the terms of, this Agreement is fair, from a financial point of view, to such holders.

Section 4.26. Antitakeover Statutes. Assuming the representations and warranties in Section 5.09 are true and correct, the Company has taken all action necessary to exempt this Agreement, the Merger and the other transactions contemplated hereby from any anti-takeover provision set forth in Delaware Law.

Section 4.27. Trade Laws. Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company is, and at all times since January 1, 2017 has been, in compliance with all applicable Trade Laws, and there are no material pending or, to the knowledge of the Company, threatened unresolved claims concerning any liability of the Company with respect to any false statement or omission made by the Company in violation of any applicable Trade Laws or any applicable export licenses.

Section 4.28. No Additional Representations. Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Subsidiary or any of their respective Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and each of Parent and Merger Subsidiary acknowledge the foregoing. Neither the Company nor any other Person will have or be subject to any liability to Parent or Merger Subsidiary, or any other Person resulting from the distribution to the Parent or any of its Affiliates or Representatives, or the Parent’s (or any of or any of its Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts, management presentations in expectation of the Merger or the other transactions contemplated hereunder or other material made available to them by the Company or its Representatives, unless any such information is expressly included in a representation or warranty contained in this Article 4.

ARTICLE 5

Representations and Warranties of Parent and Merger Subsidiary

Subject to Section 11.05, Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that:

Section 5.01. Corporate Existence and Power.

(a)    Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Subsidiary.

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(b)    Parent has heretofore made available to the Company complete and correct copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). At a meeting duly called and held, Parent’s Board of Directors has determined that this Agreement and the transactions contemplated hereby, in each case on the terms and subject to this Agreement, are fair to and in the best interests of Parent’s stockholders, adopted and declared advisable this Agreement and the transactions contemplated hereby. No vote of the holders of any of Parent’s capital stock is necessary in connection with the consummation of the Merger or any of the other transactions contemplated by this Agreement. Through a unanimous written consent, Merger Subsidiary’s Board of Directors has determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholder(s) of Merger Subsidiary, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and resolved to recommend approval of this Agreement by its stockholder(s).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and Foreign Antitrust Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, (d) compliance with any applicable rules of NASDAQ and (e) any actions or filings the absence of which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, as applicable, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Disclosure Documents. The information supplied by Parent or Merger Subsidiary for inclusion in the Proxy Statement shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

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Section 5.06. Availability of Funds; Financing. Parent’s and Merger Subsidiary’s obligations under this Agreement are not subject to a condition regarding Parent’s or Merger Subsidiary’s obtaining of funds to consummate the Merger and the other transactions contemplated by this Agreement. As of the date hereof, Parent has, and at Closing, Parent and/or Merger Subsidiary will have, available to it sufficient funds to pay the Merger Consideration and any other amounts required to be paid by Parent and Merger Subsidiary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, including all related fees and expenses. Parent acknowledges that its obligations under this Agreement are not conditioned upon or subject to its receipt of the proceeds made available under the Existing Credit Agreement, any debt commitment letters or any other debt or equity financing.

Section 5.07. Certain Arrangements. There are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Subsidiary or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries, on the other hand, or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote or approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 5.08. Litigation. There are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of Parent and Merger Subsidiary, threatened in writing against Parent, Merger Subsidiary or any of their respective Affiliates, other than any such action, suit, claim, investigation or proceeding that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger by Parent or Merger Subsidiary, and neither Parent nor Merger Subsidiary nor any of its Affiliates is a party to or subject to the provisions of any order which would reasonably be expected to prevent or materially delay the consummation of the Merger by Parent or Merger Subsidiary.

Section 5.09. Ownership of Company Securities; Delaware Law Section 203. Parent and its subsidiaries do not “own” (as defined in Section 203 of Delaware Law) any shares of Company Stock, Company Securities or other securities of the Company or any options, warrants or other rights to acquire Company Stock, Company Securities or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company. Neither Parent nor any of its “affiliates” or “associates” (each as defined in Section 203 of Delaware Law) is, or has been at any time with the last three years, an “interested stockholder” as defined in Section 203 of Delaware Law. Neither Parent nor any of its subsidiaries has taken, or authorized or permitted any its Representatives to take, any action that would cause Parent or any of its “affiliates” or “associates” (each as defined in Section 203 of Delaware Law) thereof to be deemed an “interested stockholder” as defined in Section 203 of Delaware Law or otherwise render Section 251 of Delaware Law inapplicable to the Merger.

Section 5.10. Solvency. Neither Parent nor Merger Subsidiary is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Parent and Merger Subsidiary is Solvent as of the date of this Agreement, and each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and after the Effective Time. As used in this Section 5.10, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Merger Subsidiary (and, after the Merger, the Surviving Corporation) (on a consolidated basis) and of each of them (on a standalone basis) will exceed their debts, (b) each of Parent and Merger Subsidiary (and, after the Merger, the Surviving Corporation) (on a consolidated basis) and each of them (on a standalone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) each of Parent and Merger Subsidiary (and, after the Merger, the Surviving Corporation) (on a consolidated basis) and each them (on a standalone basis) has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.10, “debt” means any liability on a claim, and “claim” means any (a) right to payment, whether

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or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (b) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.11. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Subsidiary or any of their respective Subsidiaries who is entitled to any fee or commission from Parent, Merger Subsidiary or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.12. Non-Reliance on Company Estimates. The Company has made available to Parent and Merger Subsidiary, and may continue to make available, estimates, projections and other forecasts for the business of the Company and its Subsidiaries and plan and budget information. Each of Parent and Merger Subsidiary acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Subsidiary acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and, except to the extent expressly set forth in the representations and warranties made pursuant to Article 4, that neither Parent nor Merger Subsidiary is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Subsidiary shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

Section 5.13. No Additional Representations. Except for the representations and warranties made by Parent and Merger Subsidiary in this Article 5, neither Parent nor Merger Subsidiary nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. Parent and Merger Subsidiary acknowledge and agree to the statements set forth in Section 4.28.

ARTICLE 6

Covenants of the Company

Section 6.01. Conduct of the Company. Except for matters set forth in Section 6.01 of the Company Disclosure Letter, as expressly permitted or required by this Agreement, as required by Applicable Law or Governmental Authority or with the prior written consent (which may include an electronic transmission) of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof and prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its present directors, officers, and Key Employees, and (iii) preserve its relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except for matters set forth in Section 6.01 of the Company Disclosure Letter, as expressly permitted or required by this Agreement, as required by Applicable Law or with the prior written consent (which may include an electronic transmission) of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), between the date hereof and the

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earlier of the Effective Time or the termination of this Agreement in accordance with its terms, as applicable, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)    (i) amend the certificate of incorporation or bylaws of the Company or (ii) amend, other than immaterial changes in respect of wholly-owned Subsidiaries, the comparable organizational documents of any Subsidiary of the Company;

(b)    (i) split, combine or reclassify any shares of its capital stock, (ii) authorize, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than (A) the acquisition or withholding by the Company of shares of Company Stock in connection with the surrender of shares of Company Stock by holders of Company Stock Options in order to pay the exercise price thereof, (B) the acquisition or withholding of shares of Company Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of any restricted shares in connection with the forfeiture of such awards and (D) as required by any Company Employee Plan as in effect on the date of this Agreement;

(c)    (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of, any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Company Stock upon the exercise of Company Stock Options or any options or purchase rights under the Company ESPP or settlement of Company RSUs, in each case, that are outstanding on the date of this Agreement and in each case in accordance with their terms on the date of this Agreement, (B) awards of Company RSUs to consultants under the Company Stock Plans and awards of Company RSUs under the Company Stock Plans to any newly hired or promoted employees or to employees for retention purposes (collectively, the “RSU Recipients”) (in each case, other than to the Officers), in each case, in the ordinary course of business consistent with past practice, provided that (x) such awards shall not provide for accelerated vesting in connection with the transactions contemplated by this Agreement, and (y) the Company may not, pursuant to this clause (B), issue prior to the Effective Time more than an aggregate number of Company RSUs equal to the lesser of (1) 250,000 Company RSUs, and (2) an aggregate of 1,900,000 Company RSUs during calendar year 2019 (taking into account all Company RSUs previously granted during 2019 prior to the date of this Agreement and all Company RSUs to be granted in accordance herewith during the remainder of 2019) (the “Company RSU Cap”); provided, however, that if any RSU Recipient receives any Company RSUs pursuant to this Section 6.01(c)(i)(B) and any of such Company RSUs are thereafter forfeited back to the Company without vesting, such Company RSUs shall not count against the Company RSU Cap, or (C) any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary of the Company; or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d)    adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries (other than the dissolution of any inactive Subsidiary of the Company and reorganizations solely among Subsidiaries of the Company) or consummate any of the foregoing;

(e)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any equity interest or securities in, or any material amount of other assets, properties, interests or businesses of, any Person, or enter into any new line of business that is material to the Company and its Subsidiaries, taken as a whole;

(f)    sell, lease, exclusively license, exchange, swap, abandon, allow to lapse or cancel any Company Owned IP (other than the natural expiration thereof or, with respect to allowing Company Owned IP to become

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abandoned, lapsed, or cancelled, in connection with the Company’s exercise of its reasonable business judgment); or sell, lease, exchange, swap, or otherwise transfer or dispose of any of the Company’s or its Subsidiaries’ material assets, securities, properties, interests or businesses, other than (i) pursuant to existing Contract in effect prior to the date of this Agreement, or (ii) sales of Company products and services, inventory or used equipment in the ordinary course of business consistent with past practice;

(g)    (i) repurchase, prepay, redeem, defease, assume, endorse, guarantee, incur or otherwise become liable for or modify the terms of any indebtedness for borrowed money or sell or issue any debt securities or other rights to acquire any debt securities (directly, contingently or otherwise), or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Company or any of its wholly-owned Subsidiaries in the ordinary course of business and advances of expenses to employees in the ordinary course of business);

(h)    except as required by the terms of any Company Employee Plan as in effect on the date of this Agreement: (i) grant any severance, retention or termination pay to, or enter into or amend any employment, severance, retention, termination, change in control or severance agreement with, any current or former Key Employee, (ii) hire any new employee who would constitute a Key Employee, other than in the ordinary course of business consistent with past practice in order to replace a Key Employee whose employment terminates (so long as the applicable replacement Key Employee receives compensation and benefit terms that are no more favorable to the new Key Employee than compensation and benefits held by the Key Employee that is being replaced), (iii) grant to any current or former director or Key Employee of the Company or any of its Subsidiaries any material increase in compensation, target bonus or benefits, in addition to those pursuant to arrangements in effect on the date hereof, other than in the ordinary course of business, (iv) establish, adopt, enter into or materially amend or modify any Company Employee Plan (other than entering into offer letters that contemplate “at will” employment that is terminable without payment or notice or, where required by Applicable Law, employment agreements consistent with the Company’s practices in the applicable jurisdiction, or cash bonus or cash incentive plans for performance periods not exceeding one year in the ordinary course of business consistent with past practice to replace such plans covering performance periods that end prior to the Closing), (v) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors employees or other service providers, other than in the ordinary course of business consistent with past practice, (vi) establish, enter into, adopt or amend any works council, collective bargaining or similar labor-related agreement, except as required by Applicable Law, (vii) announce, implement or effect any material reduction in labor force, lay-off, early retirement program or other effort concerning termination of employment of employees of the Company or any of its Subsidiaries (other than routine employee terminations in the ordinary course of business), or (viii) terminate any Key Employee other than for cause;

(i)    make any change in any financial accounting principles, methods or practices (including any Tax accounting policies or procedures) or any of its methods of reporting income, deductions or other material items for financial or Tax accounting purposes, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act;

(j)    make, change or revoke any material Tax election (other than in the ordinary course of business consistent with past practice), change any annual Tax accounting period, adopt or change any method of material Tax accounting, amend, refile or otherwise revise any previously filed Tax Returns, enter into any closing agreement, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax indemnity or similar agreements or arrangements (other than customary commercial agreements not primarily related to Taxes), undertake any restructuring or engage in any transaction that may transfer the ownership of any Intellectual Property;

(k)    discharge, pay, settle or offer or propose to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (B) any shareholder

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litigation or dispute against the Company or any of its officers or directors, or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(l)    enter into, as a tenant or subtenant, any lease of real property, under which the rent to be charged exceeds $250,000 for any twelve (12)-month period, other than ordinary course of business extensions and renewals of leases existing as of the date hereof with a term of no more than one (1) calendar year;

(m)    except in the ordinary course of business consistent with the past practice and except as provided in the 2019 annual operating plan as approved by the Board of Directors of the Company and made available to Parent, make any new capital expenditure or expenditures, or commit to do so;

(n)    enter into any Contract, excluding Contracts containing non-exclusive licenses ancillary to the sale of products in the Company’s ordinary course of business and in a manner consistent with past practices and non-exclusive licenses granted in the ordinary course of business (but excluding non-exclusive licenses of (i) all or substantially all of the Company’s or its Subsidiaries’ owned and issued patents or pending patent applications or (ii) material Company Owned IP outside the ordinary course of business or inconsistent with past practice), (A) that will cause or require Company or its Subsidiaries to (x) grant to any third party any license, covenant not to sue, release, immunity or other right with respect to or under any Intellectual Property, or (y) be obligated to pay any material amount of royalties or other material amounts to any third party (other than royalties and other amounts paid by the Company or any of its Subsidiaries to any third party), or (B) under which the Company or its Subsidiaries establishes with any third party a joint venture, strategic relationship, or legal partnership pursuant to which the Company or its Subsidiary agrees to develop or create (whether jointly or individually) any material Intellectual Property, products, or services;

(o)    terminate, cancel, amend or modify any insurance coverage policy maintained by the Company or any of its Subsidiaries that is not concurrently replaced by a comparable amount of insurance coverage, other than renewals in the ordinary course of business;

(p)    except in the ordinary course of business consistent with past practice, (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, (B) materially modify, materially amend or terminate any Material Contract or (C) waive, release, terminate, amend, renew or assign any material rights or claims of the Company or any of its Subsidiaries under any Material Contract; or

(q)    agree, authorize or commit to do any of the foregoing.

Section 6.02. Company Stockholder Meeting. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable following clearance of the Proxy Statement by the SEC for the purpose of voting on the adoption of this Agreement. As soon as reasonably practicable following the establishment of the record date for the Company Stockholder Meeting and clearance of the Proxy Statement by the SEC, the Company shall cause the definitive Proxy Statement to be mailed to the stockholders of Company entitled to vote at the Company Stockholder Meeting. Notwithstanding the first sentence of this Section 6.02, the Company may adjourn or postpone the Company Stockholder Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) as otherwise required by Applicable Law or (iii) if as of the time for which the Company Stockholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient shares of Company Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting. The Board of Directors of the Company shall (A) subject to Section 6.03, recommend adoption of this Agreement by the Company Stockholders, (B) subject to Section 6.03, use its reasonable best efforts to obtain the Company Stockholder Approval and (C) otherwise comply with all legal requirements applicable to such meeting.

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Section 6.03. Acquisition Proposals.

(a)    Subject to Section 6.03(b), Section 6.03(c), Section 6.03(d), Section 6.03(e) and Section 6.03(f), from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, (i) neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or knowingly permit any of the directors of the Company, the officers or employees of the Company, or any investment bankers, attorneys, accountants or other advisors or other Representatives retained by the Company or its Subsidiaries (collectively, “Company Representatives”) to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage the submission of any inquiry, proposal or offer which constitutes, or would reasonably be expect to result in, an Acquisition Proposal, (B) enter into, continue or participate in any discussions or negotiations with, or furnish any non-public information relating to the Company or any of its Subsidiaries to, any Third Party in connection with an Acquisition Proposal, (C) approve, recommend, publicly declare advisable or enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement, joint venture agreement or other similar agreement relating to an Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with this Section 6.03), or (D) agree to or propose publicly to do any of the foregoing, and (ii) the Board of Directors of the Company shall not (x) fail to make, withdraw or modify in a manner adverse to Parent (or publicly propose to withdraw, modify or qualify in any manner adverse to Parent) the Company Board Recommendation, (y) adopt, approve, or publicly recommend, endorse or otherwise declare advisable the adoption of, an Acquisition Proposal, or (z) fail to include in the Proxy Statement the Company Board Recommendation (any of the foregoing in this clause (ii), an “Adverse Recommendation Change”; provided, that, for the avoidance of doubt, but subject to compliance by the Company with the terms of this Section 6.03, none of (1) the determination by the Board of Directors in accordance with Section 6.03(f) that an Acquisition Proposal constitutes a Superior Proposal, (2) the disclosure by the Company of such determination in accordance with Section 6.03(f), or (3) the delivery by the Company of the notice required by Section 6.03(e) shall constitute an Adverse Recommendation Change).

(b)    Notwithstanding anything contained in this Agreement to the contrary, if at any time after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company, any Subsidiary of the Company or any of the Company Representatives receives a written Acquisition Proposal from any Third Party that did not result from a breach of Section 6.03(a) and that the Board of Directors of the Company determines in good faith (I) to be bona fide, (II) after consultation with its financial advisor and outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Proposal or (III) after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Company’s directors under Applicable Law, then the Company, directly or indirectly through the Company Representatives, may (i) engage in negotiations or discussions with such Third Party and its Representatives and actual or potential sources of financing (including, as a part thereof, making any counterproposal), and (ii) furnish to such Third Party or its Representatives and actual or potential sources of financing non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided, that, prior to or substantially concurrently with the time it is made available to such Third Party, the Company shall make available to Parent any non-public information relating to the Company or its Subsidiaries that is made available to such Third Party and that was not previously made available to Parent.

(c)    Notwithstanding anything contained in this Agreement to the contrary at any time prior to obtaining the Company Stockholder Approval, if (A) an Intervening Event has occurred, and (B) the Board of Directors of the Company determines in good faith and after taking into account any revisions to the terms of this Agreement that may be offered in writing by Parent in accordance with this Section 6.03(c), after consultation with outside legal counsel and its financial advisors, that the failure to make an Adverse Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties under Applicable Law, then the Board of Directors of the Company may make an Adverse Recommendation Change; provided, that, if the Company is making an Adverse Recommendation Change in response to any Intervening Event (other than an Acquisition

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Proposal, which shall be governed by Section 6.03(f)), then the Board of Directors of the Company shall not make such Adverse Recommendation Change unless the Company has (i) provided to Parent at least three (3) Business Days’ prior written notice (it being understood and agreed that any material change in facts or circumstances relating to an Intervening Event shall require a new notice and a new three (3) Business Day period) that it intends to take such action and specifying in reasonable detail the facts underlying the decision by the Board of Directors of the Company to take such action and (ii) during such three (3) Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for such Adverse Recommendation Change.

(d)    In addition, nothing contained herein shall prevent the Board of Directors of the Company from (i) complying with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act with regard to an Acquisition Proposal; provided, that any such action taken or statement made that relates to an Acquisition Proposal shall not be deemed to be an Adverse Recommendation Change if the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or in connection with such action or (ii) making any disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under Applicable Law; provided further that in no event shall the Board of Directors of the Company be permitted to make any Adverse Recommendation Change except in accordance with Section 6.03(c) or Section 6.03(f) hereunder, as applicable.

(e)    The Company shall notify Parent orally and in writing promptly (but in no event later than 24 hours) after receipt by the Company of any Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any of its Subsidiaries by any Person who has made, or has expressly indicated that such Person is contemplating making, any Acquisition Proposal. Any such notice shall identify the Third Party making, and the material terms and conditions of (or the nature of), any such Acquisition Proposal, inquiry or request and shall attach a copy of any written Acquisition Proposal (or summary of the terms of any oral Acquisition Proposal) and a copy of all written materials provided by such Person with respect to such Acquisition Proposal. The Company shall keep Parent reasonably informed promptly (but in no event later than 24 hours) after any material changes in status or material terms of any Acquisition Proposal and shall provide to Parent promptly (but in no event later than 24 hours) after receipt thereof of copies of proposed transaction agreements or proposal letters sent or provided to the Company or any of its Subsidiaries that describe any material terms or conditions of any Acquisition Proposal, and keep Parent reasonably informed as to the nature of any information requested of the Company with respect thereto. Upon request of Parent, the Company shall apprise Parent of the status of any such Acquisition Proposal, inquiry or request. If an Acquisition Proposal shall have been publicly announced (other than by Parent, its Subsidiaries or any of their respective Affiliates or Representatives), the Company shall publicly reaffirm the Company Board Recommendation within ten (10) Business Days after receipt of a written request by Parent to provide such reaffirmation, unless an Adverse Recommendation Change is permitted by Section 6.03(b); provided, however, that in no event shall the Company be obligated to publicly reaffirm the Company Board Recommendation on more than one occasion with respect to each such publicly announced Acquisition Proposal by any Third Party or on more than one occasion with respect to each publicly announced material modification thereto.

(f)    Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may make an Adverse Recommendation Change in response to an Acquisition Proposal (or terminate this Agreement pursuant to Section 10.01(d)(i)), only so long as (i) such Acquisition Proposal was not the result of a breach of this Section 6.03 and such Acquisition Proposal is not withdrawn, (ii) the Board of Directors of the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel and after taking into account any revisions to the terms of this Agreement that may be offered in writing by Parent in accordance with this Section 6.03(f), (A) that such Acquisition Proposal constitutes a Superior Proposal, and (B) that the failure to take make an Adverse Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties under Applicable Law, (iii) the Company (A) notifies Parent in writing (a

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“Change Notice”) at least three (3) Business Days before the making of any Adverse Recommendation Change of the determination of the Board of Directors of the Company that such Acquisition Proposal constitutes a Superior Proposal and of its intention to take such action, attaching the most current version of all proposed agreements under which such Superior Proposal is proposed to be consummated and all other material terms and conditions in respect of such Acquisition Proposal and the identity of the Third Party making such Superior Proposal, (B) during the three (3) Business Day period beginning on the date of receipt (or deemed receipt in accordance with Section 11.01) of the Change Notice by Parent, is available to negotiate in good faith with Parent (if requested by Parent) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal (provided that any amendment, supplement or modification to any Acquisition Proposal shall require the Company to deliver to Parent a new Change Notice and a new negotiation period, except that the new negotiation period under this Section 6.03(f) with respect to any revised Acquisition Proposal shall be two (2) Business Days, instead of three (3) Business Days), and (iv) the Board of Directors of the Company (A) shall have considered in good faith any revisions to the terms of this Agreement offered in writing by Parent pursuant to this Section 6.03(f), and (B) shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal remains a Superior Proposal.

(g)	As used in this Agreement:

(i)    “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable.

(ii)    “Intervening Event” means a material fact, event, circumstance, development or change that occurs, arises or comes to the attention of the Company’s Board of Directors after the date of this Agreement that (w) affects the business, assets or operations of Company and its Subsidiaries, (x) was not known by, or if known, the effect of which was not reasonably foreseeable by, the Company’s Board of Directors (assuming consultations with appropriate officers and Representatives of the Company) on the date of this Agreement, (y) becomes known to the Company’s Board of Directors prior to receipt of the Company Stockholder Approval, and (z) did not result from or arise out of the announcement or pendency of, or any actions required to be taken (or refrained from taken) pursuant to this Agreement; provided, however, that (i) the receipt, existence of or terms of an Acquisition Proposal shall not constitute, or be considered in determining whether there has been, an Intervening Event, and (ii) a change in the market price or trading volume of the equity or debt securities of the Company or of the equity or credit ratings or the ratings outlook for the Company by any applicable rating agency shall not (in and of themselves) constitute an Intervening Event.

(iii)    “Superior Proposal” means a bona fide, written Acquisition Proposal (with all percentages included in the definition of “Acquisition Proposal” changed to 80%) made after the date of this Agreement that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all relevant terms and conditions of such Acquisition Proposal (including any termination or break-up fees and conditions to consummation), the Person making such Acquisition Proposal, the likelihood and timing of consummation of such Acquisition Proposal and all financial, legal, regulatory, and other aspects of such Acquisition Proposal, is more favorable to the Company’s stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement.

Section 6.04. Access to Information.

(a)    From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms and subject to Applicable Law and the Confidentiality Agreement, the Company shall,

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and shall cause each of its Subsidiaries to, (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the employees, offices, properties, books and records of such party, (ii) furnish reasonably promptly to Parent, its counsel, financial advisors, auditors and other authorized representatives all information (financial or otherwise) as such Persons may reasonably request concerning the Company’s and its Subsidiaries’ business, properties and personnel, and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent in its investigation. Any investigation pursuant to this Section 6.04 shall be conducted under supervision of appropriate personnel of the Company and in such manner as not to unreasonably interfere with the conduct of the business of the Company, and shall not include the collection or analysis of any environmental samples.

(b)    Notwithstanding the foregoing in this Section 6.04 or the provisions of Section 8.01, the Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided under this Section 6.04 and Section 8.01 as either “Outside Counsel Only Material” or “Antitrust Restricted Material.” Antitrust Counsel Only Material and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or other Representatives of the recipient unless express permission is obtained in advance from the Company or its legal counsel. Antitrust Restricted Material and the information contained therein shall be given only to outside antitrust counsel and other outside Representatives of the recipient and employees, officers or directors of the recipient approved by the Company, and will not be disclosed by such Persons to other employees, officers or directors of the recipient unless express permission is obtained in advance from the Company or its legal counsel. Anything to the contrary contained in this Section 6.04 and Section 8.01 notwithstanding, materials provided pursuant to this Section 6.04 or Section 8.01 may be redacted (i) as necessary to comply with terms of any applicable confidentiality arrangements to which the Company or any of its Subsidiaries is a party as of the date hereof (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure that does not result in a violation), and (ii) as necessary to address reasonable legal privilege concerns (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in such loss of any such attorney-client, attorney work product or other legal privilege).

(c)    Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.04 and Section 8.01, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

Section 6.05. Intentionally Omitted.

Section 6.06. Conduct of the Company. From and after the date hereof and prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except as expressly permitted herein, including expressly pursuant to Section 6.01 and Section 6.03, the Company shall use its commercially reasonable efforts not to, and shall use its commercially reasonable efforts to cause each of its Subsidiaries not to, take or omit to take any action that impedes, interferes with, hinders or delays in any material respect, or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay in any material respect, the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement on a timely basis. The Company shall cause each of its Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.

ARTICLE 7

Covenants of Parent and Merger Subsidiary

Section 7.01. Conduct of Parent. From and after the date hereof and prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Parent shall use its commercially

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reasonable efforts not to, and shall use its commercially reasonable efforts to cause each of its Subsidiaries not to, take or omit to take any action that impedes, interferes with, hinders or delays in any material respect, or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay in any material respect, the consummation by Parent or Merger Subsidiary of the Merger or any of the other transactions contemplated by this Agreement on a timely basis.

Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Parent Owned Shares. Parent shall vote or cause to be voted all shares of Company Stock beneficially owned by it or any of its Affiliates in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.04. Indemnification and Insurance. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)    All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a present or former director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Person”) as provided in the Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the organizational documents of any Subsidiary of the Company or any indemnification agreement, or other agreements containing any indemnification provisions, including any employment agreements, between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person. For six (6) years after the Effective Time, the Surviving Corporation and each of its Subsidiaries shall, and Parent will cause the Surviving Corporation and each of its Subsidiaries to, cause to be maintained in effect provisions in the certificate of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any of its Subsidiaries) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the certificate of incorporation and bylaws of the Company and each of its Subsidiaries in existence on the date of this Agreement (it being acknowledged and agreed that the provisions in respect of such matters set forth in Exhibit A hereto satisfy such requirements in respect of the certificate of incorporation of the Surviving Corporation). From and after the Effective Time, any agreement of any Indemnified Person with the Company or any of its Subsidiaries regarding elimination of liability, indemnification or advancement of expenses shall be assumed by the Surviving Corporation, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

(b)    For six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless all Indemnified Persons to the fullest extent permitted by Delaware Law in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Person is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors prior to the Effective Time, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case such Claim is made before, on or after the Effective Time, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Applicable Law upon receipt of any undertaking required by Applicable Law and an

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undertaking from such Person prior to the advancement of any such amounts that such Indemnified Person shall reimburse the Surviving Corporation any funds to which a court of competent jurisdiction has determined, by a final, nonappealable order or judgment, such Indemnified Person is not entitled), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent. Parent and the Surviving Corporation shall cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person could seek indemnification hereunder.

(c)    Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (including claims with respect to this Agreement and the transactions and actions contemplated hereby) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time; provided that in no event shall the Company or shall Parent or the Surviving Corporation be required to pay annual premiums for insurance under this Section 7.04(c) in excess of 300% of the most recent annual premiums paid by the Company prior to the date of this Agreement for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the Company shall be entitled to, or Parent or the Surviving Corporation shall nevertheless be obligated to, provide as much coverage as may be obtained for such 300% amount.

(d)    If Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its property and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 7.04 (including this Section 7.04(d)).

(e)    The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation and bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law, under any agreement of any Indemnified Person with the Company or any of its Subsidiaries or otherwise. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent and the Surviving Corporation under this Section 7.04 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

(f)    The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 7.04; provided that each Indemnified Person shall, prior to the advancement of any such expenses, be required to provide a written undertaking to the Surviving Corporation that such Indemnified Person shall reimburse the Surviving Corporation any funds to which a court of competent jurisdiction has determined by a final, nonappealable order or judgment such Indemnified Person is not entitled hereunder.

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(g)    The Surviving Corporation shall pay on an as-incurred basis the fees and expenses of such Indemnified Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, provided that such Person shall, prior to the receipt of any such advancements, undertake to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order or judgment, that such Person is not entitled to indemnification.

Section 7.05. Employee Matters.

(a)    With respect to employees of the Company or any of its Subsidiaries immediately before the Effective Time (“Company Employees”), Parent shall, or shall cause the Surviving Corporation to, for the period of twelve (12) months following the Closing (or, if earlier, the termination of the applicable Company Employee’s employment with Parent, the Surviving Corporation and their Affiliates), provide to such Company Employee (i) base salary or wage rate (as applicable), commission and target annual cash incentive opportunity that in aggregate are not less favorable than the base salary or wage rate (as applicable), commission and target annual cash incentive opportunity provided to such Company Employee immediately before the Effective Time, and (ii) employee benefits and equity awards that are substantially comparable in the aggregate to the employee benefits and equity awards provided to similarly situated employees of Parent and its Affiliates.

(b)    Without limiting the generality of Section 7.05(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume, honor and continue during the twelve (12) month period following the Effective Time or, if sooner, until all obligations thereunder have been satisfied, all of the employment, bonus, commission, severance, change in control, retention and termination plans and agreements maintained by the Company or any of its Subsidiaries and set forth on Schedule 7.05(b), in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification permitted by the terms of the applicable plan or agreement or required to comply with Applicable Law, or with the prior written consent of the applicable Company Employee.

(c)    With respect to any employee benefit plan maintained by Parent, the Surviving Corporation or any of their Affiliates, for purposes of vesting, eligibility to participate, and level of benefits and, in the case of severance, vacation and paid time-off, benefits and accruals, Parent shall ensure that (subject only to the consent of the applicable insurance provider, if required and which Parent shall use its commercially reasonable efforts to obtain) each Company Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary under the comparable Company Employee Plans) shall be treated as service with Parent, the Surviving Corporation or their Affiliates; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or with respect to benefit accruals under any defined benefit pension plan or any other arrangement other than in respect of vacation, paid-time off or severance.

(d)    Parent shall waive, or shall cause the Surviving Corporation or any of its Affiliates to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Parent, the Surviving Corporation or any of their Affiliates in which any Company Employee (or the dependents of any eligible employee) will be eligible to participate from and after the Effective Time. Parent shall recognize, or shall cause the Surviving Corporation or any of its Affiliates to recognize, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) under the applicable Company Employee Plan during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee will be eligible to participate from and after the Effective Time.

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(e)    Prior to the Effective Time (but not earlier than ten (10) Business Days prior to the Effective Time), the Company shall (unless otherwise instructed by Parent at least fifteen (15) Business Days prior to the Effective Time) take all such actions necessary to terminate the participation by the Company and its Subsidiaries in each US Plan that is intended to be qualified under Section 401(a) of the Code and that includes a cash or deferred arrangement that is intended to qualify under Section 401(k) of the Code, effective no later than the day immediately prior to the Effective Time. Prior to the Effective Time, the Company shall provide Parent with evidence that the participation by the Company and its Subsidiaries in such plan(s) has been terminated.

(f)    As soon as reasonably practicable after the date hereof, the Company shall provide Parent with an analysis as to whether any “disqualified individual” (as defined in Section 280G of the Code) could receive payments under any Company Employee Plan in connection with the consummation of the transactions contemplated by this Agreement (either alone or together with any other event, including a termination of employment) that would not be deductible under Section 280G of the Code. The Company shall consider in good faith taking any actions reasonably requested by Parent to reduce or eliminate the amount of any “excess parachute payment” (as defined in Section 280G of the Code); provided, that in no event shall the Company or any disqualified individual be required to reduce such disqualified individual’s payment or consideration as a result thereof.

(g)    Without limiting the generality of Section 11.06, nothing in this Section 7.05 shall create any right in any Person, including any employees, former employees, any participant in any Company Employee Plan or any beneficiary thereof, nor create any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates, nor be construed in any way as modifying or amending the provisions of any Company Employee Plan or any benefits plan maintained by Parent or any of its Affiliates.

ARTICLE 8

Covenants of Parent, Merger Subsidiary and the Company

Section 8.01. Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, including Section 8.01(b) and Section 8.01(c), the Company and Parent shall cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including (i) preparing and filing as promptly as practicable after the date hereof with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, financial statements, records, applications and other documents, in each case, to the extent applicable, (ii) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations, licenses, waivers and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement and (iii) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby.

(b)    Subject to Section 8.01(c), Applicable Law, and all applicable privileges (including attorney-client privilege) and except as prohibited by any Governmental Authority, in furtherance and not in limitation of the foregoing, each of Parent and the Company shall make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable (and in any event within ten (10) Business Days after the date hereof), (ii) each other appropriate filing required pursuant to any Foreign Antitrust Law (collectively with the HSR Act, the “Antitrust Laws”) as promptly as practicable (and in any event within 20 Business Days after the date hereof), (iii) comply at the earliest practicable date with any request under any of the Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from any Governmental Authority in respect of such filings or such transactions, and (iv) cooperate with each other in connection with any such filing (including, to the extent permitted by Applicable Law and subject to Section 6.04(b), providing copies of all such documents to the non-filing parties

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prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith), and in connection with resolving any investigation or other inquiry of any Governmental Authority under any of the Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Subject to Applicable Law and all applicable privileges (including attorney-client privilege), except as prohibited by any Governmental Authority and Section 6.04(b), each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to Applicable Law and all applicable privileges (including attorney-client privilege) and except as prohibited by any Governmental Authority and Section 6.04(b), the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any of the Antitrust Laws. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

(c)    Notwithstanding anything herein to the contrary, neither Parent, Merger Subsidiary nor the Company shall be required to take any of the following actions: (i) sell or otherwise dispose of, and hold separate or agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminate existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminate any venture or other arrangement; (iv) create any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (v) effectuate any other change or restructuring of the Company or Parent or their respective Subsidiaries; or (vi) defend, challenge or contest any action, suit or proceeding challenging this Agreement or the transactions contemplated hereby.

Section 8.02. Proxy Statement; Stockholder Approval.

(a)    As soon as reasonably practicable (and in no event later than forty (40) days after the date hereof), the Company shall prepare and file the Proxy Statement in preliminary form with the SEC; provided that the Company shall provide Parent and its counsel a reasonable opportunity to review the Company’s proposed preliminary Proxy Statement in advance of filing and consider in good faith any comments reasonably proposed by Parent and its counsel. Subject to Section 6.03, the Proxy Statement shall include (and shall not subsequently withdraw or modify) the Company Board Recommendation. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable following clearance of the Proxy Statement by the SEC. Parent and Merger Subsidiary shall furnish to the Company all information concerning Parent and Merger Subsidiary as may be reasonably required by the Company in connection with the Proxy Statement. Each of the Company, Parent and Merger Subsidiary shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement, as so amended or supplemented, to be filed with SEC and mailed to its stockholders, in each case as and to the extent required by Applicable Law. The Company shall (a) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (b) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments and (c) consider in good faith any comments reasonably proposed by Parent and its counsel.

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(b)    Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Subsidiary, shall adopt this Agreement.

Section 8.03. Public Announcements. From and after the date of this Agreement, until such time as this Agreement has been terminated in accordance with its terms, or an Adverse Recommendation Change has occurred in accordance with Section 6.03, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case each party hereto shall endeavor, on a basis reasonable under the circumstances, to provide a reasonable opportunity to the other party to review and comment on such press release, communication, other public statement or matters to be covered on such conference call in advance and shall consider in good faith all reasonable comments of such other party), shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)    any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; and

(d)    any representation or warranty made in this Agreement becoming untrue or inaccurate such that the conditions set forth in Article 9 would not be satisfied or of any failure to comply with any covenant to be complied with under this Agreement such that the conditions in Article 9 would not be satisfied.

The failure to deliver any such notice shall not affect any of the conditions set forth in Article 9 or give rise to any right to terminate under Article 9.

Section 8.06. Section 16 Matters. Prior to the Effective Time, the board of directors of the Company, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of Company Stock (including derivatives thereof) pursuant to this Agreement by any officer or director of the Company who is a covered person for purposes of Section 16 of the 1934 Act shall be an exempt transaction for purposes of Section 16 of the 1934 Act.

Section 8.07. Stock Exchange De-listing; 1934 Act Deregistration. Following the Effective Time, each of the Company and Parent shall take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under Applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Company Stock from NASDAQ and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time.

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Section 8.08. Transaction Litigation. Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall control the defense of any litigation brought by stockholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement, including the Merger; provided, however, that the Company (i) shall promptly provide Parent with copies of all proceedings and correspondence relating to such litigation and (ii) shall give Parent the opportunity to participate with the Company regarding the defense or settlement of any such litigation. Prior to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall not settle or make an offer to settle any litigation against the Company or any director by any stockholder relating to this Agreement, the Merger or the other transactions contemplated by this Agreement, in each case, without the prior written consent of Parent.

Section 8.09. No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

ARTICLE 9

Conditions to the Merger

Section 9.01. Conditions to the Obligations of Each Party. The respective obligation of each party to consummate the Merger is subject to the satisfaction or (to the extent permitted by Applicable Law) waiver at or prior to the Effective Time of the following conditions:

(a)    the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b)    no temporary restraining order, decree, ruling, injunction or judgment, preliminary or permanent injunction or other judgment issued by any Governmental Authority of competent jurisdiction shall be in effect enjoining, restraining or otherwise prohibiting the consummation of the Merger and no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or declared applicable to the Merger any Applicable Law that is in effect, which has the effect of enjoining, restraining or otherwise prohibiting the consummation of the Merger (collectively, “Restraints”); and

(c)    (i) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and any extensions thereof, or any timing agreements or legally binding commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable, shall have expired or been terminated; and (ii) all applicable waiting and other time periods under other applicable antitrust, competition, or fair trade laws in the jurisdictions set forth on Section 9.01(c) of the Company Disclosure Letter shall have expired, lapsed or been terminated (as appropriate), in each case, in respect of the Merger.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The respective obligation of Parent and Merger Subsidiary to consummate the Merger is subject to the satisfaction or (to the extent permitted by Applicable Law) waiver at or prior to the Effective Time of the following further conditions:

(a)    (i) the Company shall have performed or complied with, in all material respects, all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Section 4.10(a) shall be true in all respects as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, (B) the representations and warranties of the Company contained in Section 4.01(a), Section 4.02, Section 4.24 and Section 4.26 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true in all

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material respects as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), (C) the representations and warranties of the Company set forth in Section 4.05 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time as if at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), and (D) the other representations and warranties of the Company contained in Article 4 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (D) only, only such exceptions as would not have, individually or in the aggregate, a Material Adverse Effect, and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect.

Section 9.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or (to the extent permitted by Applicable Law) waiver at or prior to the Effective Time of the following further conditions:

(a)    (i) each of Parent and Merger Subsidiary shall have performed, in all material respects, all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent and Merger Subsidiary contained in, Section 5.06, shall be true in all respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) (A) the representations and warranties of Parent and Merger Subsidiary contained in Section 5.01(a), Section 5.02, and Section 5.07, shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (B) the other representations and warranties of Parent and Merger Subsidiary contained in Article 5 (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (B) only, only such exceptions as would not have, individually or in the aggregate, a Parent Material Adverse Effect, and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

ARTICLE 10

Termination

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)    by mutual written agreement of the Company and Parent;

(b)    by either the Company or Parent, if:

(i)    the Merger has not been consummated on or before January 27, 2020 (as such date may be extended pursuant to Section 11.13 or the two immediately following provisos, the “End Date”); provided, however, that if, as of the date on which the End Date would occur all of the conditions to Closing (other than those conditions that by their terms are to be satisfied at the Closing) set forth in Article 9 are satisfied other than the conditions set forth in Section 9.01(c), then the End Date shall automatically be extended by

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an additional ninety days; provided, further, that, if the date on which the End Date would occur is not a Business Day, then the End Date shall be further extended to be the next following Business Day; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement in any material respect is the primary cause of the failure of the Merger to be consummated by the End Date (it being understood that Parent and Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso);

(ii)    if any Restraint shall be in effect permanently restraining, enjoining or otherwise permanently prohibiting the consummation of the Merger on substantially the terms contemplated by this Agreement, and such Restraint shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement in any material respect is the primary cause of such Restraint (it being understood that Parent and Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso); or

(iii)    at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c)    by Parent:

(i)    prior to obtaining the Company Stockholder Approval, if (A) the Board of Directors of the Company or any duly authorized committee thereof shall have effected an Adverse Recommendation Change or (B) any Person (other than by Parent, its Subsidiaries or any of their respective Affiliates or Representatives (in such capacities)) shall have first publicly announced an Acquisition Proposal (or publicly announced any material modification thereto) (and in, any such case, such Acquisition Proposal is not withdrawn) and the Company or the Board of Directors of the Company or any committee thereof fails to publicly reaffirm the Company Board Recommendation within ten Business Days (or if the Company Stockholder Meeting is scheduled to be held within ten Business Days from the date of such announcement, promptly and in any event prior to the date on which the Company Stockholder Meeting is scheduled to be held) of being requested to do so by Parent; provided, however, that in no event shall the Company be obligated to publicly reaffirm the Company Board Recommendation on more than one occasion with respect to each such publicly announced Acquisition Proposal by any Third Party or on more than one occasion with respect to each publicly announced material modification thereto; or

(ii)    if there is any inaccuracy of any representation or warranty made by the Company in this Agreement or any breach, violation or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement, which inaccuracy, breach, violation or failure, either individually or in the aggregate, if continuing at the Closing (A) would cause the condition set forth in Section 9.02(a) not to be satisfied, and (B) is incapable of being cured by the End Date (a “Company Terminating Breach”); provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available to Parent if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 10.01(c)(ii); or

(d)    by the Company, if:

(i)    the Board of Directors of the Company authorizes the Company, pursuant to, and in compliance with, Section 6.03(f), to enter into a definitive agreement concerning a Superior Proposal; provided that the Company pays the Company Termination Fee payable pursuant to Section 10.02(b)(ii); or

(ii)    there is any inaccuracy of any representation or warranty made by Parent or Merger Subsidiary in this Agreement or any breach, violation or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement which inaccuracy, breach, violation or failure, either individually or in the aggregate, if continuing at the Closing (A) would cause the conditions set forth in Section 9.03(a) not to be satisfied, and (B) is incapable of being cured by the End Date (a “Parent Terminating Breach”); provided that the right to terminate this Agreement pursuant to this

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Section 10.01(d)(ii) shall not be available to the Company if a Company Terminating Breach shall have occurred and be continuing at the time the Company delivers notice of its election to terminate this Agreement pursuant to this Section 10.01(d)(ii).

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02. Effect of Termination.

(a)    If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto; provided that (a) the provisions of this Section 10.02, Section 11.01, Section 11.07, Section 11.08, Section 11.09 and Section 11.13 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01 and (b) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of fraud or its willful and material breach of any provision of this Agreement.

(b)    Company Termination Fee.

(i)    If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i), then the Company shall pay an amount equal to $32,165,000 (the “Company Termination Fee”) to Parent in immediately available funds within two (2) Business Days after such termination.

(ii)    If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i), then the Company shall pay the Company Termination Fee to Parent in immediately available funds substantially concurrently with (and as a condition to) such termination.

(iii)    If (A) after the date of this Agreement, a bona fide Acquisition Proposal shall have been publicly made, publicly announced or otherwise communicated to the Board of Directors of the Company or to the Company or shall have been made directly to the stockholders of the Company generally (and in, any such case, such Acquisition Proposal is not withdrawn), (B) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) (at a time when Parent could have terminated this Agreement pursuant to such provision), Section 10.01(b)(iii) or Section 10.01(c)(ii), and (C) within twelve (12) months after such termination, the Company consummates any Acquisition Proposal or enters into a definitive agreement in respect of any Acquisition Proposal that is later consummated, then the Company shall pay to Parent the Company Termination Fee by wire transfer of same-day funds on the date of consummation of such Acquisition Proposal. For purposes of this Section 10.02(b), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(iv)    In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(v)    Parent and Merger Subsidiary agree that, upon any termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company pursuant to this Section and such Company Termination Fee is paid in full, except in the case of fraud or a willful and material breach of the Company’s representations, warranties, covenants or agreements set forth in this Agreement prior to termination of this Agreement, Parent and Merger Subsidiary shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

(vi)    Each of the Company and Parent acknowledges that the agreements contained in this Section 10.02(b) are an integral part of the transactions contemplated by this Agreement and that, without

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these agreements, the other party would not enter into this Agreement. If the Company fails promptly to pay any amounts due pursuant to Section 10.02(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in Section 10.02(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 10.02(b) from the date of termination of this Agreement at a rate per annum equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE 11

Miscellaneous

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or email (provided, that such email states that it is a notice delivered pursuant to this Section 11.01)) and shall be given if to Parent or Merger Subsidiary, to:

ON Semiconductor Corporation

5005 E. McDowell Road

Phoenix, AZ 85008 Attention: General Counsel, Sonny Cave

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Attention: Eric McCrath

Facsimile No.: (415) 276-7159

Email: emccrath@mofo.com

and

Morrison & Foerster LLP

2000 Pennsylvania Avenue NW

Washington, DC 20006

Attention: Lauren C. Bellerjeau

Facsimile No.: (202) 785-7563

Email: lbellerjeau@mofo.com

if to the Company, to:

Quantenna Communications, Inc.

1704 Automation Parkway

San Jose, CA 95131

Attention: Tom MacMitchell

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025-7019

Attention: Warren Lazarow, Esq. and Noah Kornblith, Esq.

Facsimile No.: (650) 473-2601

Email: wlazarow@omm.com and nkornblith@omm.com

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and

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, CA 92680

Attention: Andor D. Terner, Esq.

Facsimile No.: (949) 823-6994

Email: aterner@omm.com

or to such other address or facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that this Section 11.02 shall not limit any covenant or agreement by the parties that by its terms contemplates performance after the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that by Applicable Law requires further approval by the stockholders of the Company without such approval having been obtained.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. Except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05. Disclosure Letter References. Notwithstanding anything to the contrary herein, the parties hereto agree that any reference in a particular Section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations, warranties, covenants, agreements or other provisions hereof of the relevant party that are contained in the corresponding Section of this Agreement, and any other representations, warranties, covenants, agreements or other provisions hereof of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties, covenants, agreements and other provisions hereof, would be reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation, warranty, covenant, agreement or other provision hereof shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect.

Section 11.06. Binding Effect; Benefit; Assignment.

(a)    The provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. Except as provided in Article 2, Section 7.04 and Section 11.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

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(b)    No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign all (but not less than all) of its rights and obligations under this Agreement to one of its wholly owned Subsidiaries at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any purported assignment not permitted under this Section 11.06(b) shall be null and void.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 11.08. Consent to Jurisdiction. Each of Parent, Merger Subsidiary and the Company irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, New Castle County, and (b) the United States District Court in Wilmington, Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement, the other agreements contemplated hereby or any transaction contemplated hereby. Each of Parent, Merger Subsidiary and the Company agrees to commence any action, suit or proceeding relating hereto either in the Court of Chancery of the State of Delaware, New Castle County or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the United States District Court in Wilmington, Delaware. Each of Parent, Merger Subsidiary and the Company further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.08. Each of Parent, Merger Subsidiary and the Company irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Court of Chancery of the State of Delaware, New Castle County, or (ii) the United States District Court in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Parent, Merger Subsidiary and the Company irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. The parties agree that a final trial court judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 11.01 shall be effective service of process for any suit, action or proceeding brought in any such court. The parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other party at the addresses set forth herein in Section 11.01, and service so made shall be completed when received.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or

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obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” format or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.11. Entire Agreement; No Other Representations and Warranties.

(a)    This Agreement, including the Company Disclosure Letter, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

(b)    Except for the representations and warranties contained in Article 4, each of Parent and Merger Subsidiary acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information made available to Parent or Merger Subsidiary in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Subsidiary or any other Person resulting from the distribution to Parent or Merger Subsidiary, or Parent’s or Merger Subsidiary’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Subsidiary in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless, and then only to the extent that, any such information is expressly included in a representation or warranty contained in Article 4.

(c)    Except for the representations and warranties contained in Article 5, the Company acknowledges that none of Parent, Merger Subsidiary or any other Person on behalf of Parent or Merger Subsidiary makes any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or with respect to any other information made available to the Company in connection with the transactions contemplated by this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.08 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement at law or in equity, and the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction

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or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the End Date, any party brings any suit, action or proceeding, in each case in accordance with Section 11.08, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, the End Date shall automatically be extended by (A) the amount of time during which such suit, action or proceeding is pending, plus twenty (20) Business Days or (B) such other time period established by the court presiding over such suit, action or proceeding, as the case may be.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date set forth on the cover page of this Agreement.

QUANTENNA COMMUNICATIONS, INC.

By:	/s/ Sam Heidari
Name: Sam Heidari
Title: Chief Executive Officer

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date set forth on the cover page of this Agreement.

ON SEMICONDUCTOR CORPORATION

By:	/s/ Keith Jackson
	Name:	Keith D. Jackson
	Title:	President and Chief Executive Officer

RAPTOR OPERATIONS SUB, INC.

By:	/s/ Keith Jackson
	Name:	Keith D. Jackson
	Title:	President

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EXHIBIT A

Certificate of Incorporation of the Surviving Corporation

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is ON Semiconductor Connectivity Solutions, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.0001 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Exhibit A

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision..

ARTICLE XI

The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors.

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Exhibit A

Annex B

March 27, 2019

Board of Directors

Quantenna Communications, Inc.

1704 Automation Parkway

San Jose, California 95131

Members of the Board:

We understand that Quantenna Communications, Inc., a Delaware corporation (the “Company”), ON Semiconductor Corporation, a Delaware corporation (“Parent”), and Raptor Operations Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of March 27, 2019 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent. Pursuant to the Merger, each outstanding share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”), other than shares (a) that are held by the Company as treasury stock or owned by Parent or Merger Sub, (b) that are held by any subsidiary of Parent (other than Merger Sub) or (c) as to which appraisal rights will have been perfected, will automatically be canceled and converted into the right to receive $24.50 in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) (the “Holders”), pursuant to, and in accordance with, the terms of the Merger Agreement is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”). We have also reviewed certain forward-looking information relating to the Company approved for our use by the management of the Company comprised of sensitivities with respect to the Company Projections (the “Sensitivities”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with management of the Company (including the Company Projections, the Sensitivities and their respective underlying assumptions). We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. With respect to the Sensitivities, we have been advised by the management of the Company, and we have assumed, that they are also reasonable estimates and judgments as to the future financial performance of the Company and the other matters covered thereby, and the

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Company’s management has consented to our use of the Sensitivities for purposes of this opinion. We also have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay that would be material to our analysis. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Holders receiving the Merger Consideration and that would be material to our analysis. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which became payable upon our engagement, a larger portion of which will become payable upon rendering of this opinion. We will receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates and the Company or Parent pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we or they would expect to receive compensation.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how any Holder should vote with respect to the Merger or any other matter and does not in any manner address the prices at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such Merger Consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement, is fair, from a financial point of view, to such Holders.

Yours faithfully,

/s/ Qatalyst Partners LP

QATALYST PARTNERS LP

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Annex C

Section 262 of the DGCL

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)

Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)

In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall

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apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later

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of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal

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proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court

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of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0 0 0 0 0 0 0 0 0 0000423700_1 R1.0.1.18 QUANTENNA COMMUNICATIONS, INC 1704 Automation Parkway San Jose, CA 95131 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain 1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated March 27, 2019 (which we refer to as the “merger agreement”), among ON Semiconductor Corporation (which we refer to as “ON Semiconductor”), Raptor Operations Sub, Inc. (which we refer to as “Merger Sub”), which is a wholly owned subsidiary of ON Semiconductor, and Quantenna Communications, Inc. (which we refer to as “Quantenna”), pursuant to which Merger Sub will be merged with and into Quantenna (which we refer to as the “merger”), with Quantenna continuing as the surviving corporation in the merger and a wholly owned subsidiary of ON Semiconductor. 2. To consider and vote on a non-binding, advisory proposal to approve specified compensation that will or may become payable to Quantenna’s named executive officers in connection with the merger. 3. To consider and vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000423700_2 R1.0.1.18 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at www.proxyvote.com QUANTENNA COMMUNICATIONS, INC. Special Meeting of Stockholders [ ], 2019 [ ] Pacific Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Tom MacMitchell, Sean Sobers and Sam Heidari, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of QUANTENNA COMMUNICATIONS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [ ], Pacific Time on [ ], 2019, at [ ], and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR Proposals 1, 2 and 3. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Special Meeting of Stockholders or any adjournment or postponement thereof. Continued and to be signed on reverse side